EXHIBIT 10.1

Second Amended And Restated Credit Agreement
dated as of
November 15, 2022
among
Comstock Resources, Inc.,
as Borrower,
Wells Fargo Bank, National Association,
as Administrative Agent
the Issuing Banks Party Hereto
and
The Lenders Party Hereto
with
Wells Fargo Securities, LLC,
BofA Securities, Inc.,
Capital One, National Association,
Fifth Third Bank, National Association,
Mizuho Bank, Ltd.,
Regions Capital Markets, a Division of Regions Bank,
and
Truist Securities, Inc.,
as Joint Lead Arrangers and
Joint Bookrunners
and
Keybanc Capital Markets Inc.
and
PNC Capital Markets LLC,
as Joint Lead Arrangers

i

Annex I    List of Maximum Credit Amounts and Elected Commitments
Annex II    List of LC Issuance Limits
Exhibit A    Form of Note
Exhibit B    Form of Compliance Certificate
Exhibit C    Security Instruments
Exhibit D    Form of Assignment and Assumption
Exhibit E    Form of Elected Commitment Increase Certificate
Exhibit F    Form of Additional Lender Certificate
Exhibit G    Reaffirmation Agreement
Exhibit H    Form of Tax Compliance Certificates

Schedule 1.01    Existing Letters of Credit
Schedule 7.05    Litigation
Schedule 7.14    Subsidiaries and Partnerships; Non-Material Subsidiaries
Schedule 7.15    Location of Business and Offices
Schedule 7.20    Gas Imbalances
Schedule 7.21    Marketing of Production
Schedule 7.22    Swap Agreements
Schedule 7.27    Labor Matters
Schedule 9.02    Existing Debt
Schedule 9.03    Existing Liens
Schedule 9.06    Existing Investments
Schedule 9.11    Existing Restrictive Agreements

v

THIS SECOND AMENDED AND RESTATED CREDIT AGREEMENT dated as of November 15, 2022, is by and among COMSTOCK RESOURCES, INC., a corporation duly formed and existing under the laws of the State of Nevada (the “Borrower”); each of the Lenders from time to time party hereto; WELLS FARGO BANK, NATIONAL ASSOCIATION (in its individual capacity, “Wells Fargo”), as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, by operation of law or as otherwise provided herein, the “Administrative Agent”), and the Issuing Banks.
The parties hereto agree as follows:
RECITALS
(A)The Borrower, the Administrative Agent named therein, the lenders party thereto and the other agents and parties referred to therein are parties to that certain Amended and Restated Credit Agreement dated as of July 16, 2019 (as amended prior to the effectiveness of this Agreement, the “Existing Credit Agreement”).
(B)The Borrower, the Administrative Agent, the Lenders (as defined below) and the other agents and parties hereto desire to amend and restate the Existing Credit Agreement, such restatement to supplement and replace the Existing Credit Agreement without affecting the requirements thereof with respect to periods occurring, or measured by dates, prior to the Effective Date (as defined below).
(C)Each of (i) Bank of Montreal, (ii) Natixis, New York Branch, (iii) Societe Generale, (iv) Credit Agricole Corporate and Investment Bank, (v) OCM ENGY Holdings, LLC, (vi) Oaktree Opportunities Fund Xb Holdings (Delaware), L.P., (vii) Oaktree Value Opportunities Fund Holdings, L.P. and (viii) Banc of America Credit Products desires to cease to be a Lender on the Effective Date (each, in such capacity, an “Exiting Lender”).
In consideration of the mutual covenants and agreements herein contained and of the loans, extensions of credit and commitments hereinafter referred to, the parties hereto agree as follows, in doing so amending and restating in its entirety the Existing Credit Agreement effective as of the Effective Date without affecting the requirements of the Existing Credit Agreement existing, or measured by dates or periods, prior to the Effective Date, as more fully set forth herein.
ARTICLE 1
DEFINITIONS AND ACCOUNTING MATTERS
Section 1.01Terms Defined Above. As used in this Agreement (as defined below), each capitalized term defined above has the meaning indicated above.

Section 1.02Certain Defined Terms. As used in this Agreement, the following capitalized terms have the meanings specified below:
“2021 Senior Notes Issuance” means the issuance of the 2029 Senior Notes and the 2030 Senior Notes.
“2029 Senior Notes” means those certain 6.75% senior unsecured notes in an aggregate stated principal amount of $1,250,000,000 due 2029 issued by the Borrower on March 4, 2021 under the 2029 Senior Notes Documents.
“2029 Senior Notes Documents” means that certain Indenture dated as of March 4, 2021 by and among Borrower, as issuer, and American Stock Transfer & Trust Company, LLC, as trustee, and one or more Loan Parties, as guarantors, and all related documentation entered into in connection therewith pursuant to which the 2029 Senior Notes were issued, as the same may be amended, restated, modified or supplemented from time to time in accordance with the terms hereof.
“2030 Senior Notes” means those certain 5.875% senior unsecured notes in an aggregate stated principal amount of $965,000,000 due 2030 issued by the Borrower on June 28, 2021 under the 2030 Senior Notes Documents.
“2030 Senior Notes Documents” means that certain Indenture dated as of June 28, 2021 by and among Borrower, as issuer, and American Stock Transfer & Trust Company, LLC, as trustee, and one or more Loan Parties, as guarantors, and all related documentation entered into in connection therewith pursuant to which the 2030 Senior Notes were issued, as the same may be amended, restated, modified or supplemented from time to time in accordance with the terms hereof.
“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
“Account Control Agreement” means a control agreement, in form and substance reasonably satisfactory to the Administrative Agent, which grants the Administrative Agent “control” as defined in the Uniform Commercial Code in effect in the applicable jurisdiction over any Deposit Account, Securities Account or Commodity Account maintained by any Loan Party, in each case, among the Administrative Agent, the applicable Loan Party and the applicable financial institution at which such Deposit Account, Securities Account or Commodity Account is maintained.
“Additional Lender” has the meaning assigned to such term in Section 2.06(c)(i).

“Additional Lender Certificate” has the meaning assigned to such term in Section 2.06(c)(ii)(F).
“Adjusted Term SOFR” means, for purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation plus (b) the Term SOFR Adjustment; provided that, if Adjusted Term SOFR as so determined shall ever be less than the Floor, then Adjusted Term SOFR shall be deemed to be the Floor.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Advance Payment Contract” means any contract whereby any Loan Party either (a) receives or becomes entitled to receive (either directly or indirectly) any payment (an ”Advance Payment”) to be applied toward payment of the purchase price of Hydrocarbons produced or to be produced from Oil and Gas Properties owned by any Loan Party and which Advance Payment is, or is to be, paid in advance of actual delivery of such production to or for the account of the purchaser regardless of whether such Hydrocarbons are actually produced or actual delivery is required, or (b) grants an option or right of refusal to the purchaser to take delivery of such Hydrocarbons in lieu of payment, and, in either of the foregoing instances, the Advance Payment is, or is to be, applied as payment in full for such Hydrocarbons when sold and delivered or is, or is to be, applied as payment for a portion only of the purchase price thereof or of a percentage or share of such Hydrocarbons; provided that inclusion of the standard “take or pay” provisions in any gas sales or purchase contract or any other similar contract shall not, in and of itself, constitute such contract as an Advance Payment Contract for the purposes hereof.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affected Loans” has the meaning assigned to such term in Section 3.03(b).
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Aggregate Elected Commitment Amounts” at any time means the sum of the Elected Commitments, as the same may be increased, reduced or terminated pursuant to Section 2.06. As of the Effective Date, the Aggregate Elected Commitment Amounts are $1,500,000,000.
“Aggregate Maximum Credit Amounts” at any time means the sum of the Maximum Credit Amounts, as the same may be reduced or terminated pursuant to Section 2.06. As of the Effective Date, the Aggregate Maximum Credit Amounts are $3,500,000,000.

“Aggregate Revolving Credit Exposures” means at any time the aggregate amount of the Revolving Credit Exposures of all of the Lenders.
“Agreement” means this Second Amended and Restated Credit Agreement, as the same may from time to time be amended, modified, supplemented or restated.
“Alternate Base Rate” means, for any day, a rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1%, and (c) the Adjusted Term SOFR for a one-month Interest Period beginning on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus one percent (1.00%); provided that clause (c) of this definition shall not be applicable during any period in which Adjusted Term SOFR is unavailable or unascertainable. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or Adjusted Term SOFR shall be effective from and including the effective date of such change in the Prime Rate, Federal Funds Effective Rate or Adjusted Term SOFR, respectively. For the avoidance of doubt, if the Alternate Base Rate shall be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.
“Anti-Corruption Laws” means all laws, rules, and regulations of the United States of America that are applicable to Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.
“Anti-Terrorism Laws” has the meaning assigned to such term in Section 7.23.
“Applicable Margin” means, for any day, with respect to any ABR Loan or SOFR Loan, or with respect to the commitment fee rate set forth in the grid below for any commitment fees payable hereunder (the “Commitment Fee Rate”), as the case may be, the rate per annum set forth in the Elected Commitment Utilization Grid below based upon the Elected Commitment Utilization Percentage then in effect:

Elected Commitment Utilization Grid
Elected Commitment Utilization Percentage	<25%	>25% but <50%	>50% but <75%	>75% but <90%	>90%
SOFR Loans	1.750%	2.000%	2.250%	2.500%	2.750%
ABR Loans	0.750%	1.000%	1.250%	1.500%	1.750%
Commitment Fee Rate	0.375%	0.375%	0.500%	0.500%	0.500%

Each change in the Applicable Margin shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change, provided, however, that if at any time the Borrower fails to deliver a Reserve Report pursuant to Section 8.12(a), then until such time as the Reserve Report is delivered the “Applicable Margin” means the rate per annum set forth on the grid above when the Elected Commitment Utilization Percentage is at its highest level.
“Applicable Percentage” means, with respect to any Lender, the percentage of the Aggregate Elected Commitment Amounts represented by such Lender’s Elected Commitment as of the Effective Date, as such percentage is set forth on Annex I (as may be (a) modified from time to time pursuant to Section 2.06 and (b) modified from time to time pursuant to assignments by or to such Lender pursuant to Section 12.04(b)).
“Approved Counterparty” means (a) any Lender or any Affiliate of a Lender and (b) any other Person whose long term senior unsecured debt rating is BBB+/Baa1 by S&P or Moody’s (or their equivalent) or higher.
“Approved Petroleum Engineers” means (a) Netherland, Sewell & Associates, Inc. and (b) any other independent petroleum engineers reasonably acceptable to the Administrative Agent.
“Approved Fund” means any Person (other than a natural person (or holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person)) that is (or will be) engaged in making, purchasing, holding or investing in commercial bank revolving loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Arkoma” means Arkoma Drilling, L.P., a Texas limited partnership.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 12.04(b)), and accepted by the Administrative Agent, in the form of Exhibit D or any other form approved by the Administrative Agent.
“Availability Period” means the period from and including the Effective Date to but excluding the Termination Date.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (a) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 3.03(c)(iv).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule) and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bank Price Deck” means the Administrative Agent’s forward curve for each of oil, natural gas and other Hydrocarbons, as applicable, furnished to the Borrower by the Administrative Agent from time to time and consistent with the bank price deck used at such time by the Administrative Agent with respect to similar oil and gas reserve-based credits for similarly situated borrowers.
“Bank Products” means any of the following bank services: (a) commercial and corporate credit cards, including purchase cards, (b) stored value cards, and (c) treasury management services (including, without limitation, sweep, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).
“Bank Products Provider” means any Lender or Affiliate of a Lender that provides Bank Products to the Borrower or any Restricted Subsidiary.
“Base Rate Term SOFR Determination Day” has the meaning assigned to such term in the definition of “Term SOFR”.
“Benchmark” means, initially, the Term SOFR Reference Rate; provided that, if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 3.03(c)(i).
“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for dollar-denominated syndicated credit facilities and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for dollar-denominated syndicated credit facilities.
“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the then-current Benchmark:
(a)    in the case of clause (a) or clause (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(b)    in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative or non-compliant with or non-aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks; provided that such non-representativeness, non-compliance or non-alignment will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or clause (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:
(a)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof)

announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(b)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(c)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than ninety (90) days after such statement or publication, the date of such statement or publication).
“Benchmark Unavailability Period” means the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.03(c)(i) and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.03(c)(i).
“Beneficial Ownership Certification” means a certification regarding beneficial ownership of a Loan Party required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“Board” means the Board of Governors of the Federal Reserve System of the United States of America or any successor Governmental Authority.
“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of SOFR Loans, as to which a single Interest Period is in effect.
“Borrowing Base” means at any time an amount equal to the amount determined in accordance with Section 2.07, as the same may be adjusted from time to time pursuant to Section 2.07 or Section 8.13(c).
“Borrowing Base Deficiency” means, at any time, the amount by which the Aggregate Revolving Credit Exposures exceeds the Borrowing Base then in effect, provided that, for purposes of determining the existence and amount of any Borrowing Base Deficiency, obligations under any Letter of Credit will not be deemed to be outstanding on any date to the extent such obligations are Cash Collateralized on such date.
“Borrowing Base Deficiency Determination Date” means the date on which the Administrative Agent shall have notified the Borrower that (a) the aggregate Credit Exposures exceeds (b) the Borrowing Base then in effect.
“Borrowing Base Deficiency Payment Date” means, with respect to each Borrowing Base Deficiency Determination Date, the corresponding day of the month in each of the four (4) consecutive months occurring immediately after such Borrowing Base Deficiency Determination Date or if any of such months does not have a corresponding day, then, with respect to such month(s), the last day of such month, provided that if any such corresponding day is not a Business Day, then the Borrowing Base Deficiency Payment Date for such month shall be the Business Day immediately succeeding such corresponding day.
“Borrowing Base Value” means, with respect to any Oil and Gas Property constituting proved reserves of a Loan Party, the Administrative Agent’s estimation of the value attributed to such Oil and Gas Property in the most recent determination or redetermination of the Borrowing Base hereunder in accordance with Section 2.07.
“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.
“Business Day” means any day that (a) is not a Saturday, Sunday or other day on which the NYFRB is closed and (b) is not a day on which commercial banks in New York, New York, Charlotte, North Carolina or Dallas, Texas are authorized or required by law to remain closed.
“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any Capital Lease, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
“Capital Leases” means, in respect of any Person, all leases that have been, or should have been, in accordance with GAAP as in effect on the date hereof, recorded as capital leases on the balance sheet of the Person liable (whether contingent or otherwise) for the payment of rent thereunder.
“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the Issuing Banks or Lenders, as collateral for LC Exposure or obligations of Lenders to fund participations in respect of LC Disbursements, cash or deposit account balances or, if the Administrative Agent and the applicable Issuing Bank shall agree in their sole discretion, other credit support, in each case, pursuant to documentation in form and substance satisfactory to the Administrative Agent and such Issuing Bank. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
“Cash Equivalent Investments” means:
(a)    direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case, maturing within one year from the date of acquisition thereof;
(b)    investments in commercial paper maturing within two hundred seventy (270) days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or Moody’s;
(c)    investments in certificates of deposit, banker’s acceptances and time deposits maturing within one hundred eighty (180) days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000;
(d)    fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (b) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and
(e)    money market funds or similar funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P or Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.
“Casualty Event” means any loss, casualty or other damage to, or any nationalization, taking under power of eminent domain or by condemnation or similar proceeding of, any Property of the Borrower or any of its Restricted Subsidiaries having a fair market value in excess of $50,000,000.
“Change in Control” means (a) any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof) acquires the ownership, directly or indirectly, beneficially or of record, of Equity Interests representing more than the greater of 35% and the percentage beneficially owned by the Permitted Holders of the aggregate issued and outstanding Voting Equity Interests of the Borrower; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated by the board of directors of the Borrower or a Permitted Holder nor (ii) appointed by directors so nominated or (iii) appointed by a Permitted Holder; (c) the acquisition of direct or indirect Control of the Borrower by any Person or group other than a Permitted Holder; or (d) a change of control occurs under the terms of the Permitted Debt Documents, Senior Notes Documents or the Preferred Stock Documents.
“Change in Law” means (a) the adoption or taking effect of any law, rule, regulation or treaty after the Effective Date, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority after the Effective Date or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Effective Date; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case, pursuant to Basel III, shall, in each case, be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“CLO” means any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in commercial bank revolving loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an Affiliate of such Lender.
“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute (except as otherwise provided herein).
“Collateral” means any Property of any Loan Party upon which a security interest in favor of the Administrative Agent for the benefit of the holders of the Indebtedness is purported to be granted pursuant to any Security Instrument.
“Commitment Fee Rate” has the meaning set forth in the definition of “Applicable Margin”.
“Commodity Account” shall have the meaning set forth in Article 9 of the UCC.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. §§ 1 et seq.), as amended from time to time, and any successor statute, and any regulations promulgated thereunder.
“Compliance Certificate” means a certificate described in Section 8.01(c) and being substantially in the form of Exhibit B.
“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate”, the definition of “Business Day”, the definition of “U.S. Government Securities Business Day”, the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 5.02 and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Consolidated Net Income” means with respect to the Borrower and its Restricted Subsidiaries, for any period, the aggregate of the net income (or loss) of the Borrower and its

Restricted Subsidiaries; provided that there shall be excluded from such net income (to the extent otherwise included therein) the following: (a) the net income of any Person (other than the Borrower) if such Person is not a Restricted Subsidiary, except (i) the Borrower’s equity in the net income of any such Person shall be included in Consolidated Net Income to the extent of the amount of dividends or distributions actually paid in cash during such period by such other Person to the Borrower or to a Restricted Subsidiary, as the case may be (and in the case of a dividend or other distribution to a Restricted Subsidiary, such Restricted Subsidiary is not precluded from further distributing such amount to the Borrower as described in clause (b)) and (ii) the Borrower’s equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income; (b) the net income (but not loss) during such period of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions or transfers or loans by that Restricted Subsidiary is not at the time permitted by operation of the terms of its Organization Documents or any agreement, instrument or applicable Law applicable to such Restricted Subsidiary or is otherwise restricted or prohibited, in each case, determined in accordance with GAAP; (c) the net income (or deficit) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with the Borrower or any of its Restricted Subsidiaries or the date that such Person’s assets are acquired by the Borrower or any Restricted Subsidiary; (d) any extraordinary or unusual gains or losses during such period; (e) the cumulative effect of a change in accounting principles and any gains or losses attributable to writeups or writedowns of assets (including as a result of ASC Topic 410 (formerly FAS 143)), (f) non-cash gains or losses or charges in respect of Hedge Transactions or other interest rate agreements, currency agreements or commodity agreements (including those resulting from the application of ASC Topic 815 (formerly FAS 133), but shall expressly include any cash charges or payments in respect of the termination of any Hedge Transaction) and (g) any writedowns or impairments of non-current assets (including any ceiling limitation writedowns). For the purposes of calculating Consolidated Net Income for any Reference Period in connection with any determination of the financial ratio contained in Section 9.01(a), if at any time during such Reference Period the Borrower or any Restricted Subsidiary shall have made any Material Disposition or Material Acquisition or designated a Subsidiary as Unrestricted Subsidiary or a Restricted Subsidiary, Consolidated Net Income for such Reference Period shall be calculated on a Pro Forma Basis.
“Consolidated Restricted Subsidiaries” means the Restricted Subsidiaries that are Consolidated Subsidiaries.
“Consolidated Subsidiaries” means each Subsidiary of the Borrower (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated with the financial statements of the Borrower in accordance with GAAP.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Debt” means, for any Person, without duplication: (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding accounts payable incurred in the ordinary course of business that are not more than sixty (60) days past due), (f) all Debt of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Debt secured thereby has been assumed, (g) all Guarantees by such Person of Debt of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) Disqualified Equity Interests, (k) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (l) all obligations, contingent or otherwise, of such Person under Swap Agreements after giving effect to any legally enforceable netting obligations, (m) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the Debt of others; (n) obligations to deliver commodities, goods or services, including Hydrocarbons, in consideration of one or more Advance Payments, other than gas balancing arrangements in the ordinary course of business (but only to the extent of such Advance Payments); (o) obligations under “take or pay” or similar agreements (other than obligations under firm transportation or drilling contracts); and (p) the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment. The Debt of any Person shall include all obligations of such Person of the character described above to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is not included as a liability of such Person under GAAP. The Debt of any Person shall include the Debt of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such other Person, except to the extent the terms of such Debt provide that such Person is not liable therefor.
Notwithstanding the preceding, “Debt” of a Person shall not include:
(1)    any indebtedness that has been defeased in accordance with GAAP or defeased pursuant to the deposit of cash or Cash Equivalent Investments (in any amount sufficient to satisfy all such indebtedness obligations at maturity or redemption, as applicable, and all payments of interest and premium, if any) in a trust or account created or pledged for the sole benefit of the holders of such indebtedness, and subject to no other Liens; and

(2)    any obligation of such Person in respect of a farm-in agreement or similar arrangement whereby such Person agrees to pay all or a share of the drilling, completion or other expenses of an exploratory or development well (which agreement may be subject to a maximum payment obligation, after which expenses are shared in accordance with the working or participation interest therein or in accordance with the agreement of the parties) or perform the drilling, completion or other operation on such well in exchange for an ownership interest in an oil or gas property.
“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Defaulting Lender” means, subject to Section 2.11(b), any Lender (a) which has defaulted in its obligation to fund Loans hereunder within two (2) Business Days after the date required to be funded by it hereunder, (b) which has failed to fund any portion of its participations in LC Disbursements required to be funded by it hereunder within two (2) Business Days after the date required to be funded by it hereunder, (c) which has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three (3) Business Days of the date when due, unless the subject of a good faith dispute, (d) which has notified the Administrative Agent, the Borrower or the Issuing Lender, or has stated publicly, that such Lender will not comply with all or any of its funding obligations under this Agreement, (e) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (e) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (f) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become subject to a Bail-In Action; provided that (x) a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority or an instrumentality thereof and (y) the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator with respect to a Lender or Person under the Dutch Financial Supervision Act 2007 (as amended from time to time and including any successor legislation) shall not be deemed an event described in clause (f) hereof so long as, in the case of each of clauses (x) and (y), such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under one or more of clauses (a) through (f) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.11(b)) upon delivery of written notice of such determination to the Borrower, each Issuing Bank and each Lender.
“Deposit Account” shall have the meaning set forth in Article 9 of the UCC.
“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself, or whose government, is the subject of any Sanction.
“Disposition” with respect to any property, means any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” have meanings correlative thereto.
“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interest into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (i) matures or is mandatorily redeemable (other than solely for Equity Interests that are not otherwise Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise, (ii) is redeemable at the option of the holder thereof (other than solely for Equity Interests that are not otherwise Disqualified Equity Interests), in whole or in part, (iii) provides for scheduled payments or dividends in cash or other Property, or (iv) is or becomes convertible into or exchangeable for Debt or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 180 days after the Maturity Date; provided that the Preferred Stock shall not constitute Disqualified Equity Interests for purposes of this Agreement. The amount of Disqualified Equity Interests deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount that the Borrower and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Equity Interests, exclusive of accrued dividends.
“Dollar-Denominated Production Payments” means production payment obligations of the Borrower or a Restricted Subsidiary recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.
“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Restricted Subsidiary that is organized under the laws of any jurisdiction within the United States.
“EBITDAX” means, for any period, the sum of Consolidated Net Income for such period plus, without duplication, the following expenses or charges of the Borrower and the Restricted Subsidiaries to the extent deducted in determining such Consolidated Net Income in such period: (a) income and franchise taxes paid or accrued; (b) Interest Expense; (c) amortization, depletion and depreciation expense; (d) any non-cash losses or charges resulting from the application of ASC Topic 815(formerly FAS 133), ASC Topic 410 (formerly FAS 143) or ASC Topic 360 (formerly FAS 144); (e) oil and gas exploration and abandonment expenses (including all drilling, completion, geological and geophysical costs); (f) extraordinary, unusual or non-recurring costs, expenses or losses; (g) other non-cash charges reducing Consolidated Net Income for such period (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period, but including (and not limited to) expenses related to stock-based compensation, hedging, ceiling test writedowns or impairments, Restricted Payments in connection with the Equity Interests owned by directors and employees of the Borrower and its Subsidiaries); (h) Transaction Expenses; and (i) the actual, reasonable and documented transaction costs, expenses, fees and charges incurred with respect to any Investment, non-ordinary course acquisition, non-ordinary course Disposition, issuance of Equity Interests, recapitalization, refinancing or the incurrence, refinance or repayment of Debt permitted to be incurred in this Agreement (in each case, including, without limitation, legal fees, title, environmental and other third-party due diligence costs, transition overhead, pre-close overhead paid to the seller as a purchase price adjustment, and new software implementation costs and severance costs); provided that the aggregate amount added back in the determination of EBITDAX pursuant to this clause (i) shall not exceed the greater of (i) $100,000,000 and (ii) 10.0% of EBITDAX (determined prior to giving effect to any increase pursuant to this clause (i)) in any Reference Period; minus, to the extent included in the calculation of Consolidated Net Income for such period: (i) any non-cash income included in Consolidated Net Income and (ii) any extraordinary or unusual items increasing Consolidated Net Income for such period. For the purposes of calculating EBITDAX for any Reference Period in connection with any determination of the financial ratio contained in Section 9.01(a), if at any time during such Reference Period the Borrower or any Restricted Subsidiary shall have made any Material Disposition or Material Acquisition or designated a Subsidiary as Unrestricted Subsidiary or a Restricted Subsidiary, EBITDAX for such Reference Period shall be calculated on a Pro Forma Basis.
Notwithstanding the foregoing, the items specified in clauses (a), (c) - (g) for any Restricted Subsidiary shall be added to Consolidated Net Income in calculating EBITDAX only:
(a)    to the extent (and in the same proportion) that the net income or loss of such Restricted Subsidiary was included in calculating Consolidated Net Income, and

(b)    to the extent that a corresponding amount would be permitted at the date of determination to be distributed to the Borrower by such Restricted Subsidiary pursuant to its Organization Documents and each applicable Law, agreement or judgment applicable to such distribution.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Date” means the date on which the conditions specified in Section 6.01 are satisfied (or waived in accordance with Section 12.02).
“Elected Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such “Elected Commitment” may be (a) modified from time to time pursuant to Section 2.06 and (b) modified from time to time pursuant to assignments by or to such Lender pursuant to Section 12.04(b). The amount representing each Lender’s Elected Commitment shall at any time be such Lender’s Applicable Percentage of the Aggregate Elected Commitment Amounts. The amount of each Lender’s initial Elected Commitment is set forth opposite such Lender’s name on Annex I under the caption “Elected Commitment.”
“Elected Commitment Increase Certificate” has the meaning assigned to such term in Section 2.06(c)(ii)(E).
“Elected Commitment Utilization Percentage” means, as of any day, the fraction expressed as a percentage, the numerator of which is the Aggregate Revolving Credit Exposures of the Lenders on such day, and the denominator of which is the Aggregate Elected Commitment Amounts in effect on such day.
“Electronic Record” has the meaning assigned to that term in, and shall be interpreted in accordance with, 15 U.S.C. § 7006.

“Electronic Signature” has the meaning assigned to that term in, and shall be interpreted in accordance with, 15 U.S.C. § 7006.
“Engineering Reports” has the meaning assigned to such term in Section 2.07(c)(i).
“Environmental Laws” means any and all Governmental Requirements pertaining in any way to pollution, health, safety, the environment or the preservation or reclamation of natural resources, in effect in any and all jurisdictions in which the Borrower or any Subsidiary is conducting or at any time has conducted business, or where any Property of the Borrower or any Subsidiary is located, including without limitation, the Oil Pollution Act of 1990 (“OPA”), as amended, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 (“CERCLA”), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 (“RCRA”), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, and other environmental conservation or protection Governmental Requirements. For purposes of this definition, Section 7.06 and Section 8.10, the term “oil” shall have the meaning specified in OPA, the terms “hazardous substance” and “release” (or “threatened release”) have the meanings specified in CERCLA, the terms “solid waste” and “disposal” (or “disposed”) have the meanings specified in RCRA and the term “oil and gas waste” shall have the meaning specified in Section 91.1011 of the Texas Natural Resources Code (“Section 91.1011”); provided, however, that (a) in the event any of OPA, CERCLA, RCRA or Section 91.1011 is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment and (b) to the extent the laws of the state or other jurisdiction in which any Property of the Borrower or any Subsidiary is located establish a meaning for “oil,” “hazardous substance,” “release,” “solid waste,” “disposal” or “oil and gas waste” which is broader than that specified in either OPA, CERCLA, RCRA or Section 91.1011, such broader meaning shall apply.
“Equity Interests” means shares of capital stock, partnership interests, joint venture interest or interests in comparable entities, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interest.
“Equity Offering” means any issuance and sale by the Borrower, whether public or private, of any Equity Interests (other than Disqualified Equity Interests) of the Borrower or any other capital contribution from shareholders of the Borrower; provided that issuances of securities pursuant to employee benefit plans shall not be considered to be “Equity Offerings”.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto, as well as the rules and regulations promulgated thereunder.

“ERISA Affiliate” means each trade or business (whether or not incorporated) which together with the Borrower or a Subsidiary would be deemed to be a “single employer” within the meaning of section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of section 414 of the Code.
“ERISA Event” means (a) a “reportable event” described in section 4043(c) of ERISA and the regulations issued thereunder, other than those events as to which the 30-day notice period referred to in Section 4043(c) of ERISA have been waived, (b) any failure by any Plan to satisfy the Pension Funding Rules applicable to such Plan, whether or not waived, (c) the withdrawal of the Borrower, a Subsidiary or any ERISA Affiliate from a Plan during a plan year in which it was a “substantial employer” as defined in section 4001(a)(2) of ERISA, (d) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under section 4041 of ERISA, (e) the institution of proceedings to terminate a Plan by the PBGC or (f) any other event or condition which might constitute grounds under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.
“Erroneous Payment” has the meaning assigned to such term in Section 11.12(a).
“Erroneous Payment Deficiency Assignment” has the meaning assigned to such term in Section 11.12(d).
“Erroneous Payment Impacted Class” has the meaning assigned to such term in Section 11.12(d).
“Erroneous Payment Return Deficiency” has the meaning assigned to such term in Section 11.12(d).
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Event of Default” has the meaning assigned to such term in Section 10.01.
“Excess Cash” means, at any time, the aggregate cash and Cash Equivalent Investments of the Borrower and its Restricted Subsidiaries (other than Excluded Cash) in excess of the greater of (x) $150,000,000 and (y) ten percent (10%) of the Aggregate Elected Commitment Amounts then in effect.
“Excluded Accounts” means depository accounts that are used solely for one or more of the following purposes: (a) making payroll and withholding tax payments related thereto and other employee wage and benefit payments and accrued and unpaid employee compensation (including salaries, wages, benefits and expense reimbursements), (b) paying Taxes, including sales taxes, or (c) as escrow accounts or as fiduciary or trust accounts or for the benefit of Persons other than the Borrower or its Restricted Subsidiaries; provided that in no event shall any of the principal operating, revenue or collection accounts of the Borrower or any Restricted Subsidiary constitute an Excluded Account.
“Excluded Cash” means (a) any cash or Cash Equivalent Investments of the Borrower or any Restricted Subsidiary in an Excluded Account, (b) any cash or Cash Equivalent Investments held by the Administrative Agent as cash collateral pursuant to this Agreement or any other Loan Documents, (c) checks issued, wires initiated, or automated clearing house transfers initiated, in each case (i) solely to the extent issued or initiated to satisfy bona fide expenditures of the Borrower or any Restricted Subsidiary and (ii) on account of transactions not prohibited under this Agreement and in the ordinary course of business, (d) cash of the Loan Parties to be used by any Loan Party to Redeem Debt pursuant to Section 9.14 pursuant to a binding and enforceable commitment to Redeem such Debt within ten (10) Business Days; provided that cash excluded pursuant to this clause (d) shall not be excluded for more than ten (10) consecutive Business Days at any time and the amount excluded shall not exceed the contractually committed amount and (e) cash of the Loan Parties to be used by any Loan Party within ten (10) Business Days to pay the purchase price for Property to be acquired by such Loan Party pursuant to a binding and enforceable purchase and sale agreement with an unaffiliated third party containing customary provisions regarding the payment of such purchase price; provided that cash excluded pursuant to this clause (e) shall not be excluded for more than ten (10) consecutive Business Days at any time and the amount excluded shall not exceed the amount required under such purchase and sale agreement.
“Excluded Swap Obligations” means, with respect to the Borrower or any Guarantor, any Indebtedness in respect of any Swap Agreement if, and to the extent that, all or a portion of the guarantee of the Borrower or of such Guarantor of, or the grant by the Borrower or such Guarantor of a security interest to secure, such Indebtedness in respect of any Swap Agreement (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of the Borrower’s or of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time of such guarantee of the Borrower or of such Guarantor or the grant of such security interest becomes effective with respect to such Indebtedness in respect of any Swap Agreement. If any Indebtedness in respect of any Swap Agreement arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Indebtedness that is attributable to any swaps (including individual transactions), and the related confirmations under any such master agreement for which such guarantee or security interest is or becomes illegal.
“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower or any Guarantor hereunder or under any other Loan Document, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America or such other jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower or any Guarantor is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 5.05), any United States withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding tax pursuant to Section 5.03(a) or Section 5.03(c), (d) any United States withholding tax imposed under FATCA, or (e) any withholding tax that is attributable to such Foreign Lender’s failure to comply with Section 5.03(f).
“Executive Order” has the meaning assigned to such term in Section 7.23.
“Existing Credit Agreement” has the meaning assigned to such term in the Recitals to this Agreement.
“Exiting Lender” has the meaning assigned to such term in the Recitals to this Agreement.
“FATCA” means Sections 1471 through 1474 of the Code, as of the Effective Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.
“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the NYFRB, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it; provided that in no event shall the Federal Funds Effective Rate be less than 0%.
“Fee Letter” means that certain letter agreement among the Administrative Agent, Wells Fargo Securities, LLC, and the Borrower dated as of the Effective Date.
“Final Borrowing Base Deficiency Payment Date” means, with respect to each Borrowing Base Deficiency Determination Date, the corresponding day of the month in the fourth month after the Borrowing Base Deficiency Determination Date, or if such month has no such corresponding day, then the last day of such month, provided that if any such corresponding day is not a Business Day, then the Borrowing Base Deficiency Payment Date for such month shall be the Business Day immediately succeeding such corresponding day.

“Financial Officer” means, for any Person, the chief financial officer, principal accounting officer, treasurer or controller of such Person. Unless otherwise specified, all references herein to a Financial Officer means a Financial Officer of the Borrower.
“Financial Statements” means the financial statement or statements of the Borrower and its Consolidated Restricted Subsidiaries referred to in Section 7.04(a).
“Flood Insurance Regulations” means, collectively, (a) the National Flood Insurance Act of 1968, (b) the Flood Disaster Protection Act of 1973, (c) the National Flood Insurance Reform Act of 1994, (d) the Flood Insurance Reform Act of 2004 and (e) the Biggert-Waters Flood Insurance Reform Act of 2012, as each of the foregoing is now or hereafter in effect and any successor statute to any of the foregoing and any regulations promulgated under any of the foregoing.
“Floor” means a rate of interest per annum equal to zero percent.
“Foreign Lender” means any Lender that is not a U.S. Person.
“Foreign Subsidiary” means any Restricted Subsidiary that is not a Domestic Subsidiary.
“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to any Issuing Bank, such Defaulting Lender’s LC Exposure other than LC Disbursements as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.
“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time subject to the terms and conditions set forth in Section 1.05.
“Good and Defensible Title” means title that is free from reasonable doubt to the end that a prudent person engaged in the business of purchasing and owning, developing, and operating producing oil and gas properties in the geographical areas in which they are located, with knowledge of all of the facts and their legal bearing, would be willing to accept the same acting reasonably.
“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Governmental Requirement” means any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license,

authorization or other directive or requirement, whether now or hereinafter in effect, including, without limitation, Environmental Laws, energy regulations and occupational, safety and health standards or controls, of any Governmental Authority.
“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing, or having the economic effect of guaranteeing, any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Debt or obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.
“Guarantors” means each Restricted Subsidiary of the Borrower on the Effective Date, and each other Person that becomes a Guarantor after the Effective Date, whether pursuant to Section 8.14 or otherwise.
“Guaranty Agreement” means the Second Amended and Restated Guaranty Agreement dated as of the Effective Date executed by the Guarantors in form and substance reasonably satisfactory to the Administrative Agent, as the same may be amended, modified or supplemented from time to time.
“Hedge Liquidation” means the sale, assignment, novation, liquidation, unwind, cancellation, modification or termination of all or any part of any Hedge Transaction (other than, in each case, at its scheduled maturity) or the creation of an offsetting position against all or any part of such Hedge Transaction, including any sale, assignment, or other transfer of Equity Interests in any Guarantor that is a party to any Hedge Transaction to a party that is not a Loan Party.
“Hedge Termination Value” means, during any period between two successive Scheduled Redetermination Dates (or in the case of any Hedge Liquidation occurring prior to April 1, 2023, the period from the Effective Date to April 1, 2023, the net positive value to the Borrower or any of its Restricted Subsidiaries (if any) of any Hedge Liquidation (after giving effect to any new hedge position or Hedge Transaction previously entered into during such period) (as reasonably determined by the Administrative Agent) on the Borrowing Base then in effect; provided that in no event shall the Hedge Termination Value be less than $0.

“Hedge Transaction” means any trade or other transaction entered into by a Person under a Swap Agreement.
“Highest Lawful Rate” means, with respect to each Lender, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Loans or on other Indebtedness under laws applicable to such Lender which are presently in effect or, to the extent allowed by law, under such applicable Laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable Laws allow as of the date hereof.
“Hydrocarbon Interests” means all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature.
“Hydrocarbons” means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.
“Indebtedness” means any and all amounts owing or to be owing by the Borrower or any Guarantor (whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising): (a) to the Administrative Agent, any Issuing Bank or any Lender under any Loan Document, including, without limitation, all interest on any of the Loans (including any interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency, or reorganization of any Loan Party (or would accrue but for the operation of applicable bankruptcy and insolvency laws), whether or not such interest is allowed or allowable as a claim in any such case, proceeding or other action); (b) to any Lender Swap Provider under any Swap Agreement with the Borrower or any Restricted Subsidiary including any Swap Agreement in existence prior to the date hereof but excluding, in the case of all Swap Agreements, whether currently in existence or entered into after the date hereof, any additional Hedge Transactions or confirmations entered into (i) after such Lender Swap Provider ceases to be a Lender or an Affiliate of a Lender or (ii) after assignment by a Lender Swap Provider to another Lender Swap Provider that is not a Lender or an Affiliate of a Lender; (c) to any Bank Products Provider in respect of Bank Products; and (d) all renewals, extensions and/or rearrangements of any of the above; provided that solely with respect to the Borrower or any Guarantor that is not an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder, Excluded Swap Obligations of such Person shall in any event be excluded from “Indebtedness” owing by such Person, as applicable.
“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Initial Reserve Report” means the reserve report prepared internally by the Borrower setting forth as of July 1, 2022 the Proved Reserves attributable to the Oil and Gas Properties of the Loan Parties and utilized by the Administrative Agent and the Lenders in determining the initial Borrowing Base hereunder.
“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.04.
“Interest Expense” means, for any period, the consolidated interest expense of the Borrower and its Restricted Subsidiaries, plus, to the extent not included in such consolidated interest expense, and to the extent incurred by the Borrower or its Restricted Subsidiaries, interest expense attributable to Capital Lease Obligations and Synthetic Lease obligations, capitalized interest, amortization of debt issuance costs and original issue discount, net payments under interest rate Swap Agreements, any interest expense on Debt of another Person that is guaranteed by the Borrower or any of its Restricted Subsidiaries or secured by a Lien on the assets of the Borrower or any of its Restricted Subsidiaries, plus all dividends whether paid or accrued on any series of preferred stock of the Borrower or any of its Restricted Subsidiaries (other than dividends on equity interests payable solely in equity interests of the Borrower (other than Disqualified Equity Interests) or to the Borrower or a Restricted Subsidiary of the Borrower).
“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each calendar month and (b) with respect to any SOFR Loan, the last day of the Interest Period applicable thereto and, in the case of a SOFR Borrowing with an Interest Period of more than three months’ duration, at the end of each three month interval during such Interest Period.
“Interest Period” means, as to any SOFR Loan, the period commencing on the date such SOFR Loan is disbursed or converted to or continued as a SOFR Loan and ending on the date one (1), three (3) or six (6) months thereafter, in each case, as selected by the Borrower in its Borrowing Request or Interest Election Request and subject to availability; provided that:
(a)    the Interest Period shall commence on the date of advance or continuation of or conversion to any SOFR Loan and, in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the date on which the immediately preceding Interest Period expires;
(b)    if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day;
(c)    any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such Interest Period;
(d)    no Interest Period shall extend beyond the Maturity Date;
(e)    there shall be no more than ten (10) Interest Periods in effect at any time; and
(f)    no tenor that has been removed from this definition pursuant to Section 3.03(c)(iv) and not thereafter reinstated shall be available for specification in any Borrowing Request or Interest Election Request.
“Interim Redetermination” has the meaning assigned to such term in Section 2.07(b).
“Interim Redetermination Date” means the date on which a Borrowing Base that has been redetermined pursuant to an Interim Redetermination becomes effective as provided in Section 2.07(d).
“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect deposit with, advance, loan or other extension of credit (including by way of Guarantee or similar arrangement (including the deposit of any Equity Interests to be sold) with respect to, Debt or other liability of any other Person and (without duplication) an amount committed to be advanced, lent or extended to such Person) or capital contribution to (by means of any transfer of cash or other Property or any payment for Property or services for the account or use of others), or assumption of Debt of, purchase or other acquisition of any other Debt or equity participation or interest in, or any purchase or acquisition of Equity Interests, evidences of Debt or other securities (excluding any interest in an oil or natural gas leasehold to the extent constituting a security under applicable Law) of, such other Person and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP, and any purchase or other acquisition (in one transaction or a series of transactions) of any assets of any other Person constituting a business unit; provided that the endorsement of negotiable instruments and documents in the ordinary course of business will not be deemed to be an Investment. If the Borrower or any Restricted Subsidiary sells or otherwise Disposes of any Equity Interests of any direct or indirect Restricted Subsidiary such that, after giving effect to any such sale or Disposition, such Person is no longer a Restricted Subsidiary, the Borrower will be deemed to have made an Investment on the date of any such sale or Disposition equal to the fair market value of the Borrower’s Investments in such Restricted Subsidiary that were not sold or Disposed of. The acquisition by the Borrower or any Restricted Subsidiary of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Borrower or such Restricted Subsidiary in such third Person in an amount equal to the fair market value of the Investments held by the acquired Person in such third Person. Except as otherwise provided in this Agreement, the amount of an Investment will be determined at the time the Investment is made and without giving effect to the subsequent changes in value.
“Issuing Bank” means (a) Wells Fargo Bank, National Association, in its capacity as an issuer of Letters of Credit hereunder, (b) Bank of America, N.A., in its capacity as an issuer of Letters of Credit hereunder, (c) Capital One, National Association, in its capacity as an issuer of Letters of Credit hereunder, (d) Fifth Third Bank, National Association, in its capacity as an issuer of Letters of Credit hereunder, (e) Mizuho Bank, Ltd., in its capacity as an issuer of Letters of Credit hereunder, (f) Regions Bank, in its capacity as an issuer of Letters of Credit hereunder, (g) Truist Bank, in its capacity as an issuer of Letters of Credit hereunder and (h) their respective successors in such capacity as provided in Section 2.08(i). Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.
“Jones Entities” means Arkoma and Williston.
“Law” means any statute, law, regulation, ordinance, rule, treaty, judgment, order, decree, permit, concession, franchise, license, agreement or other governmental restriction of the United States or any state or political subdivision thereof or of any foreign country or any department, province or other political subdivision thereof. Any reference to a Law includes any amendment or modification to such Law, and all regulations, rulings, and other Laws promulgated under such Law.
“LC Commitment” at any time means $50,000,000.
“LC Disbursement” means a payment made by any Issuing Bank pursuant to a Letter of Credit.
“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.
“LC Issuance Limit” means, with respect to each Issuing Bank, the amount set forth on Annex II opposite such Issuing Bank’s name, as such LC Issuance Limit may be amended from time to time in accordance with Section 12.02 (it being understood that the aggregate LC Issuance Limit of the Issuing Banks may exceed the LC Commitment, but in no event may an individual Issuing Bank’s LC Issuance Limit exceed the LC Commitment).
“Lenders” means the Persons listed on Annex I, any Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption, and any Person that shall have become a party hereto pursuant to Section 2.06(c).
“Lender Swap Provider” means any (a) Person (i) that is a party to a Swap Agreement with the Borrower or any Restricted Subsidiary and (ii) that entered into such Swap Agreement while (or before, so long as such Person became a Lender or an Affiliate of a Lender after entering into such Swap Agreement) such Person was a Lender or an Affiliate of a Lender, whether or not such Person at any time ceases to be a Lender or an Affiliate of a Lender, as the case may be, or (b) assignee of any Person described in clause (a) above so long as such assignee is a Lender or an Affiliate of a Lender. For the avoidance of doubt, “Lender Swap Provider” shall include any Exiting Lender that is a party to a Swap Agreement with the Borrower or any Restricted Subsidiary that was entered into while such Exiting Lender was a “Lender” (under and as defined in the Existing Credit Agreement”) or an Affiliate of a “Lender” (under and as defined in the Existing Credit Agreement”).
“Letter of Credit” means any letter of credit issued pursuant to this Agreement, and each letter of credit outstanding under the Existing Credit Agreement immediately prior to the Effective Date, including those letters of credit listed on Schedule 1.01.
“Letter of Credit Agreements” means all letter of credit applications and other agreements (including any amendments, modifications or supplements thereto) submitted by the Borrower, or entered into by the Borrower, with the applicable Issuing Bank relating to any Letter of Credit.
“Lien” means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to (a) the lien or security interest arising from a deed of trust, mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes or (b) production payments and the like payable out of Oil and Gas Properties. The term “Lien” shall not include easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations. For the purposes of this Agreement, the Borrower and its Subsidiaries shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, or leases under a financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person in a transaction intended to create a financing.
“Loan Documents” means this Agreement, the Notes, the Fee Letter, the Letter of Credit Agreements, the Letters of Credit, the Security Instruments, and any other document identified as a “Loan Document” delivered in connection with this Agreement from time to time, in each case, as the same may be amended, modified, supplemented or restated from time to time.

“Loan Limit” means, at any time, the least of (a) the Aggregate Maximum Credit Amount at such time, (b) the Aggregate Elected Commitment Amounts and (c) the Borrowing Base at such time.
“Loan Parties” means, collectively, the Borrower and each Subsidiary of the Borrower that is a Guarantor.
“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.
“Majority Lenders” means, (i) at any time while no Loans or LC Exposure is outstanding, Non-Defaulting Lenders having more than fifty percent (50%) of the Aggregate Elected Commitment Amounts of all Non-Defaulting Lenders; and (ii) at any time while any Loans or LC Exposure is outstanding, Non-Defaulting Lenders holding more than fifty percent (50%) of the outstanding aggregate principal amount of the Loans of all Non-Defaulting Lenders and participation interests in Letters of Credit of all Non-Defaulting Lenders (without regard to any sale by a Non-Defaulting Lender of a participation in any Loan or Letter of Credit under Section 12.04(c)).
“Material Acquisition” means any acquisition of Property or series of related acquisitions of Property that involves the payment of consideration by the Borrower and its Restricted Subsidiaries in excess of the lesser of (a) $100,000,000 and (b) a dollar amount equal to five percent (5%) of the then effective Borrowing Base.
“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, or financial condition of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower, any Restricted Subsidiary or any Guarantor to perform any of its payment obligations or other material obligations under the Loan Documents, (c) the validity or enforceability of any of the Loan Documents, or (d) the rights and remedies of or benefits available to the Administrative Agent, the Issuing Banks and the Lenders under the Loan Documents.
“Material Debt” means Debt (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Restricted Subsidiaries in an aggregate principal amount exceeding $100,000,000. For purposes of determining Material Debt, the “principal amount” of the obligations of the Borrower or any Restricted Subsidiary in respect of any Hedge Transaction at any time shall be the maximum aggregate amount (after giving effect to legally enforceable netting obligations) that the Borrower or such Restricted Subsidiary would be required to pay if such Hedge Transaction were terminated at such time.
“Material Disposition” means any Disposition of Property or series of related Dispositions of property that yields gross proceeds to the Borrower or any of its Restricted Subsidiaries in excess of the lesser of (a) $100,000,000 and (b) a dollar amount to five percent (5%) of the then effective Borrowing Base.

“Material Subsidiary” means, as of any date, any Domestic Subsidiary that, together with its Subsidiaries, owns or holds Property having a fair market value greater than five percent (5%) of the fair market value of all of the consolidated Property of the Borrower and its Restricted Subsidiaries as of the last day of the most recently ended fiscal quarter for which financial statements have been delivered pursuant to Sections 8.01(a) or 8.01(b). For the avoidance of doubt, any Domestic Subsidiary that owns Equity Interests of any Material Subsidiary shall constitute a Material Subsidiary.
“Maturity Date” means November 15, 2027 or any earlier date on which the Commitments are terminated pursuant to the terms hereof.
“Maximum Credit Amount” means, as to each Lender, the amount set forth opposite such Lender’s name on Annex I under the caption “Maximum Credit Amounts”, as the same may be (a) modified from time to time pursuant to Section 2.06 or (b) modified from time to time pursuant to any assignment permitted by Section 12.04(b).
“Minimum Collateral Amount” means, at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 103% of the Fronting Exposure of the applicable Issuing Bank with respect to Letters of Credit issued and outstanding at such time and (ii) otherwise, an amount determined by the Administrative Agent and the applicable Issuing Bank in their sole discretion.
“Minority Interest” means the percentage interest represented by any class of Equity Interest of a Restricted Subsidiary that is not owned by the Borrower or a Restricted Subsidiary.
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized rating agency.
“Mortgaged Property” means any Property owned by any Loan Party which is subject to the Liens existing and to exist under the terms of the Security Instruments.
“Multiemployer Plan” means a Plan which is a multiemployer plan as defined in section 3(37) of ERISA.
“Net Cash Proceeds” means, (a) with respect to any Disposition of any Oil and Gas Properties (including any Equity Interests of any Restricted Subsidiary owning Oil and Gas Properties) by the Borrower or any Restricted Subsidiary, the excess, if any, of (i) the sum of cash and cash equivalents received in connection with such Disposition, but only as and when so received, over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by such Oil and Gas Properties and that is senior to the Liens securing the Indebtedness and required to be repaid in connection with such Disposition (other than the Loans), (B) the out-of-pocket costs and expenses incurred by the Borrower or such Restricted Subsidiary in connection with such Disposition, (C) all legal, title and recording tax expense and all federal, state, provincial, foreign and local Taxes required to be accrued as a liability under GAAP as a consequence of such Disposition, (D) all distributions and other payments required to be made to minority interest holders in Subsidiaries as a result of such Disposition, (E) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the Property Disposed of in such Disposition and retained by the Borrower or any Restricted Subsidiary after such Disposition, (F) cash payments made to satisfy obligations resulting from Hedge Liquidations or the early termination of any Hedge Transactions in connection with or as a result of any such Disposition of Oil and Gas Properties, and (G) any portion of the purchase price from such Disposition placed into an escrow account pursuant to customary provisions of any Disposition agreement, whether as a reserve for adjustment of the purchase price, for satisfaction of indemnities in respect of such Disposition or otherwise in connection with such Disposition; provided, however, that upon the termination of that escrow, Net Cash Proceeds will be increased by any portion of funds in the escrow that are released to the Borrower or any Restricted Subsidiary, (b) with respect to any Permitted Refinancing Debt or issuance of Permitted Debt, the cash proceeds received from such Permitted Refinancing Debt or issuance of Permitted Debt, as the case may be, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses, and (c) with respect to any Hedge Liquidation by any Loan Party or any Subsidiary, the excess, if any, of (i) the sum of cash and cash equivalents received in connection with such Hedge Liquidation (after giving effect to any netting arrangements), over (ii) the out-of-pocket expenses incurred by such Loan Party or such Subsidiary in connection with such Hedge Liquidation and (d) with respect to any Equity Offering, the cash proceeds thereof, net of customary fees, commissions, costs and other expenses incurred in connection therewith.
“Net Working Capital” means (a) all current assets of the Borrower and its Restricted Subsidiaries, less (b) all current liabilities of the Borrower and its Restricted Subsidiaries, except (i) current liabilities included in Indebtedness, (ii) leases that were not considered capital leases prior to the adoption of ASC 842, and (iii) Suspended Liabilities and Assets as of such date, in each case, as set forth in consolidated financial statements of the Company prepared in accordance with GAAP.
“New Borrowing Base Notice” has the meaning assigned to such term in Section 2.07(d).
“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
“Non-Recourse Debt” means Indebtedness:
(a)    as to which neither the Borrower nor any of its Restricted Subsidiaries (i) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (ii) is directly or indirectly liable as a guarantor or otherwise, or (iii) constitutes the lender;

(b)    no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of the Borrower or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and
(c)    as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Borrower or any of its Restricted Subsidiaries.
“Notes” means the promissory notes of the Borrower described in Section 2.02(d) and being substantially in the form of Exhibit A, together with all amendments, modifications, replacements, extensions and rearrangements thereof.
“NYFRB” means the Federal Reserve Bank of New York.
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“Off-Balance Sheet Liability” of a Person means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any liability under any sale and leaseback transaction that is not a Capital Lease Obligation, (c) any indebtedness, liability or obligation under any so-called “synthetic lease” transaction entered into by such Person, (d) any Advance Payment Contract, or (e) any indebtedness, liability or obligation arising with respect to any other transaction that is the functional equivalent of or takes the place of borrowing but that does not constitute a liability on the balance sheets of such Person, but excluding from the foregoing clauses (c) through (e) operating leases and usual and customary oil, gas and mineral leases.
“Oil and Gas Properties” means (a) Hydrocarbon Interests; (b) the Properties now or hereafter pooled or unitized with Hydrocarbon Interests; (c) all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including without limitation all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests; (d) all operating agreements, contracts and other agreements, including production sharing contracts and agreements, which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests; (e) all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; (f) all tenements, hereditaments, appurtenances and Properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests and (g) all Properties, rights, titles, interests and estates described or referred to above, including any and all Property, real or personal, now owned or hereinafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or Property (excluding drilling rigs, automotive equipment, rental equipment or other personal Property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing. Unless otherwise expressly provided herein, all references in this Agreement to “Oil and Gas Properties” refer to Oil and Gas Properties owned by the Borrower and its Restricted Subsidiaries, as the context requires.
“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation (including the Certificate of Designations with respect to the Preferred Stock and any other certificate of designation) and the bylaws; (b) with respect to any limited liability company, the limited liability company agreement, articles of formation and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation with the secretary of state or other department in the state of its formation, in each case, as amended from time to time to the extent permitted under Section 9.12.
“Original Effective Date” means July 16, 2019.
“Other Agents” has the meaning assigned to such term in Section 12.19.
“Other Taxes” means any and all present or future stamp, court, intangible, recording, filing, documentary or similar Taxes that arise from any payment made hereunder, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement and any other Loan Document.
“Overnight Bank Funding Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate and (b) an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
“Participant” has the meaning set forth in Section 12.04(c)(i).
“Participant Register” has the meaning set forth in Section 12.04(c)(i).
“Payment Recipient” has the meaning assigned to such term in Section 11.12(a).

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.
“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Plans and set forth in Sections 412, 430 and 436 of the Code and Sections 302 and 303 of ERISA.
“Periodic Term SOFR Determination Day” has the meaning assigned to such term in the definition of “Term SOFR”.
“Permitted Asset Swap” means the Disposition of Oil and Gas Properties made by a Loan Party in exchange for other Oil and Gas Properties so long as each of the following conditions are met: (a) such exchange is made with a Person (the “transferee”) that is not an Affiliate of any Loan Party, (b) if any of the Oil and Gas Properties being Disposed of are Collateral, then the Oil and Gas Properties received shall be pledged as substitute Collateral pursuant to Mortgages (unless the Borrower has demonstrated to the reasonable satisfaction of the Administrative Agent that the Borrower and its Subsidiaries remain in compliance with Section 9.05(f)), and (c) the fair market value of the Disposed Oil and Gas Properties are substantially equivalent to the fair market value of the received Oil and Gas Properties (in any case, as reasonably determined by the board of directors or the equivalent governing body of the Borrower, or its designee, and, if requested by the Administrative Agent, the Borrower shall deliver a certificate of a Responsible Officer of the Borrower certifying to that effect).
“Permitted Debt” means any unsecured senior or unsecured senior subordinated Indebtedness, including convertible securities, issued pursuant to Section 9.02(k).
“Permitted Debt Documents” means such agreements and documents as may be executed to evidence any Permitted Debt or any Permitted Refinancing Debt in respect thereof, as the same shall be amended, supplemented or otherwise modified from time to time in accordance with Section 9.02(k) and (l).
“Permitted Encumbrances” means:
(a)    Liens for Taxes, assessments or other governmental charges or levies that are not delinquent or that are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;
(b)    Liens in connection with workers’ compensation, unemployment insurance or other social security, old age pension or public liability obligations that are not delinquent or that are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;
(c)    statutory landlord’s liens, operators’, vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, suppliers’, workers’, materialmen’s, construction or other like Liens arising by operation of law in the ordinary course of business or incident to the exploration, development, operation and maintenance of Oil and Gas Properties each of which is in respect of obligations that are not delinquent or that are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;
(d)    contractual Liens that arise in the ordinary course of business under operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, marketing agreements, processing agreements, development agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, gas balancing agreements, overriding royalty agreements, net profits interests, deferred production payments, seismic or other geophysical permits or agreements, and other agreements that are usual and customary in the oil and gas business in each case, (i) that are customary in the oil, gas and mineral production business, and (ii) that are entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business; provided that any such Lien referred to in this clause (d) does not materially impair the use of any material Property covered by such Lien for the purposes for which such Property is held by the Borrower or any Restricted Subsidiary or materially impair the value of any Property subject thereto;
(e)    Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution, provided that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the NYFRB and no such deposit account is intended by the Borrower or any of its Subsidiaries to provide collateral to the depository institution;
(f)    immaterial title defects or irregularities in title, zoning and land use requirements or restrictions, easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any Property of the Borrower or any Subsidiary, that in each case do not secure Debt and in the aggregate do not materially impair the use of such Property for the purposes of which such Property is held by the Borrower or any Subsidiary or materially impair the value of such Property subject thereto;
(g)    Liens on cash, Cash Equivalent Investments or securities pledged to secure performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations and other obligations of a like nature, in each case, incurred in the ordinary course of business;
(h)    judgment and attachment Liens not giving rise to an Event of Default, provided that any appropriate legal proceedings that may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired and no action to enforce such Lien has been commenced; and
(i)    Liens arising from Uniform Commercial Code financing statement filings regarding operating leases (including, Synthetic Leases) entered into by the Borrower or any Restricted Subsidiaries in the ordinary course of its business and covering only the Property under lease;
(j)    licenses, subleases or sublicenses (other than of or in respect of Oil and Gas Properties) granted to other Persons in the ordinary course of business which do not interfere in any material respect with the business of the Borrower and its Restricted Subsidiaries or materially impair the value of such Property subject thereto; and
(k)     any interest or title of a lessor, sublessor, licensor or sublicensor under licenses entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business; provided that such Liens do not encumber Property of the Borrower or any Restricted Subsidiary other than the Property that is the subject of such lease or license;
provided, further that (1) Liens described in clauses (a) through (e) shall remain “Permitted Encumbrances” only for so long as no action to enforce such Lien has been commenced, (2) no intention to subordinate the first-priority Lien granted in favor of the Administrative Agent and the Lenders is to be hereby implied or expressed by the permitted existence of any Permitted Encumbrance, and (3) the term “Permitted Encumbrances” shall not include any Lien securing Debt.
“Permitted Holders” means each of Arkoma, Williston, and Jerry Jones, his spouse and descendants and/or Affiliates (including certain trusts, family partnerships or similar entities controlled, directly or indirectly, by Jerry Jones and his spouse), and each individually shall be a “Permitted Holder”.
“Permitted Refinancing Debt” means any Debt of the Borrower or any Restricted Subsidiary, and Debt constituting Guarantees thereof by any Loan Party, incurred or issued in exchange for, or the Net Cash Proceeds of which are used solely to extend, refinance, renew, replace, defease or refund (collectively, “refinance”), existing Permitted Debt or Senior Notes, in whole or in part, from time to time; provided that (a) the principal amount of such Permitted Refinancing Debt (or if such Permitted Refinancing Debt is issued at a discount, the initial issuance price of such Permitted Refinancing Debt) does not exceed the principal amount of Debt permitted under Section 9.02(k), (m) or (n) outstanding immediately prior to such refinancing (plus the amount of any premiums, accrued and unpaid interest, fees and expenses incurred in connection therewith), (b) such Permitted Refinancing Debt does not provide for any scheduled repayment, mandatory redemption or payment of a sinking fund obligation prior to the date that is one year after the Maturity Date (except for any offer to redeem such Debt required as a result of asset sales or the occurrence of a “Change in Control” (or other similar event, however denominated) under and as defined in the Permitted Debt Documents or the Senior Notes Documents, provided that such agreements provide that the Borrower or such Subsidiary must first comply with the provisions of this Agreement), (c) with respect to any Permitted Refinancing Debt of the Permitted Debt or the Senior Notes, the terms and conditions of any such Permitted Refinancing Debt, taken as a whole, are not materially less favorable to the Lenders than the terms and conditions of the Debt being refinanced (excluding as to “market” interest rates, fees, funding discounts and redemption or prepayment premiums), provided that a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent at least seven (7) Business Days prior to the incurrence or issuance of such Debt, together with drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement, shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within such seven (7) Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees), (d) the mandatory prepayment, repurchase and redemption provisions of such Permitted Refinancing Debt are not materially more onerous to the Loan Parties and their Subsidiaries than those imposed by such existing Permitted Debt or the Senior Notes, (e) such Permitted Refinancing Debt is unsecured, (f) no direct or indirect Subsidiary of any Loan Party shall Guarantee such Permitted Refinancing Debt unless such Subsidiary is (or concurrently with any such Guarantee becomes) a Guarantor hereunder, (g) to the extent such Permitted Refinancing Debt is or is intended to be expressly subordinate to the payment in full of all or any portion of the Indebtedness, the subordination provisions contained therein are either (x) at least as favorable to the Secured Parties as the subordination provisions contained in such existing Permitted Debt or the Senior Notes or (y) reasonably satisfactory to the Administrative Agent and the Majority Lenders.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Petroleum Industry Standards” means the Definitions for Oil and Gas Reserves promulgated by the SPE (or any generally recognized successor) as in effect at the time in question.
“Plan” means any employee pension benefit plan, as defined in section 3(2) of ERISA, which (a) is currently or hereafter sponsored, maintained or contributed to by the Borrower, a Subsidiary or an ERISA Affiliate or (b) was at any time during the six calendar years preceding the date hereof, sponsored, maintained or contributed to by the Borrower or a Subsidiary or an ERISA Affiliate.
“Preferred Stock” means the Series B Preferred Stock.

“Preferred Stock Documents” means that certain Certificate of Designations for Series A Redeemable Convertible Preferred Stock and Series B Redeemable Convertible Preferred Stock of the Borrower dated on or about July 16, 2019, and all documentation entered into in connection therewith pursuant to which the Series B Preferred Stock was issued as the same may be amended, restated, modified or supplemented from time to time in accordance therewith.
“Prime Rate” means the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate in effect at its principal office in San Francisco, California; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective. Such rate is set by the Administrative Agent as a general reference rate of interest, taking into account such factors as the Administrative Agent may deem appropriate; it being understood that many of the Administrative Agent’s commercial or other loans are priced in relation to such rate, that it is not necessarily the lowest or best rate actually charged to any customer and that the Administrative Agent may make various commercial or other loans at rates of interest having no relationship to such rate.
“Pro Forma Basis” means, with respect to the calculation of Consolidated Net Income or EBITDAX attributable to any Reference Period in which the Borrower or any Restricted Subsidiary shall have made any Material Disposition or Material Acquisition, or designated a Subsidiary as an Unrestricted Subsidiary or as a Restricted Subsidiary, in each case, subsequent to the commencement of such Reference Period, (i) in the case of a Material Disposition, Consolidated Net Income and EBITDAX shall exclude from the calculation thereof any amounts attributable to the Property that is the subject of such Material Disposition for such Reference Period as if such Material Disposition had occurred on the first day of such Reference Period, (ii) in the case of a Material Acquisition, Consolidated Net Income and EBITDAX for such Reference Period shall be calculated after giving pro forma effect thereto in accordance with Regulation S-X under the Securities Act of 1933, as if such Material Acquisition had occurred on the first day of such Reference Period, and (iii) in the case of a designation by the Borrower of a Subsidiary as an Unrestricted Subsidiary or as a Restricted Subsidiary, Consolidated Net Income and EBITDAX for such Reference Period shall be calculated after giving pro forma effect thereto in accordance with Regulation S-X under the Security Act of 1933 as if such designation occurred on the first day of such Reference Period.
“Pro Forma Compliance” means, for purposes of determining whether the Borrower and its Restricted Subsidiaries shall remain in pro forma compliance with the financial ratio covenant set forth in Section 9.01(a) after giving effect to any Material Disposition or designation of a Subsidiary as an Unrestricted Subsidiary or as a Restricted Subsidiary: (a) in the case of a Material Disposition, Consolidated Net Income and EBITDAX shall exclude from the calculation thereof any amounts attributable to the Property that is the subject of such Material Disposition as if such Material Disposition had occurred on the first day of the most recent Reference Period for which financial statements have been provided pursuant to Section 8.01(a) or (b), (b) in the case of a designation by the Borrower of a Subsidiary as an Unrestricted Subsidiary or as a Restricted

Subsidiary, Consolidated Net Income and EBITDAX for such Reference Period shall be calculated after giving pro forma effect thereto in a manner consistent with Regulation S-X under the Security Act of 1933 as if such designation occurred on the first day of such Reference Period for which financial statements have been provided pursuant to Section 8.01(a) or (b); (c) in the case or either a Material Disposition or a designation by the Borrower of a Subsidiary as an Unrestricted Subsidiary or as a Restricted Subsidiary, in the event that the Borrower or any Restricted Subsidiary has incurred or will incur (including by assumption or guarantees) or has repaid or will repay (including by redemption, repayment, retirement, discharge, defeasance or extinguishment) any Debt (other than Debt incurred or repaid under this Agreement unless such Debt has been permanently repaid and not replaced) in connection with such Material Disposition or designation by the Borrower of a Subsidiary as an Unrestricted Subsidiary or as a Restricted Subsidiary or otherwise after the date of the most recent Reference Period for which financial statements have been provided pursuant to Section 8.01(a) or (b), then Total Net Debt shall be calculated giving pro forma effect to such incurrence or repayment of Debt as if the same had occurred on the last day of the applicable Reference Period; and (d) if any Material Disposition or designation of a Subsidiary as an Unrestricted Subsidiary or as a Restricted Subsidiary, in each case, occurs prior to the delivery by the Borrower of the financial statements required pursuant to Section 8.01(a) for the fiscal period ending December 31, 2022, then for purposes of calculating pro forma compliance with any financial ratio under Section 9.01(a), the Borrower shall use the audited financial statements delivered pursuant to Section 5.1(a) of the Existing Credit Agreement for the fiscal year ending December 31, 2021 for purposes of calculating Consolidated Net Income, EBITDAX and Total Net Debt, as applicable.
“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, cash, securities, accounts and contract rights.
“Proposed Borrowing Base” has the meaning assigned to such term in Section 2.07(c)(i).
“Proposed Borrowing Base Notice” has the meaning assigned to such term in Section 2.07(c)(ii).
“Proved Reserves” or “Proved” means oil and gas reserves that, in accordance with Petroleum Industry Standards, are classified as both “Proved Reserves” and one of the following: (a) “Developed Producing Reserves”, (b) “Developed Non-Producing Reserves” or (c) “Undeveloped Reserves”.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“PV-9” means, with respect to any Proved Reserves expected to be produced from any Oil and Gas Properties, the net present value, discounted at 9% per annum, of the future net revenues expected to accrue to the Borrower’s and the other Loan Parties’ collective interests in such reserves during the remaining expected economic lives of such reserves, calculated in accordance with the most recent Bank Price Deck.
“Qualified ECP Guarantor” means, in respect of any Swap Agreement, each of the Borrower and each Guarantor that has total assets exceeding $10,000,000 at the time any guaranty of obligations under such Swap Agreement or grant of the relevant security interest becomes effective or such other Person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
“Qualified Professional Asset Manager” has the meaning assigned to such term in Section 12.21(a)(iii)(A).
“Reaffirmation Agreements” means that certain Reaffirmation Agreement dated as of the Effective Date, by the Borrower in favor of the Administrative Agent, in substantially the form of Exhibit G hereto, as the same may from time to time be amended, modified, supplemented or restated.
“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank, as applicable.
“Redemption” means with respect to any Debt or the Preferred Stock, the repurchase, redemption, prepayment, repayment or defeasance (or the segregation of funds with respect to any of the foregoing) of such Debt or Preferred Stock. “Redeem” has the correlative meaning thereto.
“Redetermination Date” means, with respect to any Scheduled Redetermination or any Interim Redetermination, the date that the redetermined Borrowing Base related thereto becomes effective pursuant to Section 2.07(d).
“Reference Period” means, with respect to any fiscal quarter, any period of four (4) consecutive fiscal quarters ending on the last day of such applicable fiscal quarter.
“Refinanced Debt” has the meaning assigned to such term in the definition of “Permitted Refinancing Debt”.
“Register” has the meaning assigned to such term in Section 12.04(b)(iv).
“Regulation D” means Regulation D of the Board, as the same may be amended, supplemented or replaced from time to time.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, partners, members, employees, agents and advisors of such Person and such Person’s Affiliates.
“Relevant Governmental Body” means the Board of the NYFRB, or a committee officially endorsed or convened by the Board or the NYFRB, or any successor thereto.
“Remedial Work” has the meaning assigned to such term in Section 8.10(a).
“Required Deficiency Payment” means, for each Borrowing Base Deficiency Payment Date occurring after a Borrowing Base Deficiency Determination Date in accordance with the terms hereof, an amount equal to one-fourth of the Borrowing Base Deficiency (plus accrued interest thereon) existing on the Borrowing Base Deficiency Determination Date; provided that if the amount of the Borrowing Base Deficiency has increased after the Borrowing Base Deficiency Determination Date then each remaining Required Deficiency Payment shall be increased to substantially equal amounts sufficient to reduce to zero the Borrowing Base Deficiency on or before the Final Borrowing Base Deficiency Payment Date (after giving effect to the Required Deficiency Payment made on such date).
“Required Engineered Value” means (a) with respect to mortgages or deeds of trust for the purpose of creating first-priority, perfected liens for the benefit of the Administrative Agent in the Loan Parties’ Oil and Gas Properties, 85% of the PV-9 value of the “proved reserves” and 85% of the PV-9 value of the “proved developed producing reserves”, in each case, evaluated in the Initial Reserve Reports or the most recent Reserve Report delivered to the Lenders; (b) with respect to title information satisfactory to the Administrative Agent setting forth the status of title in the Loan Parties’ Oil and Gas Properties, not less than eighty-five (85%) of the PV-9 value of the “proved” Oil and Gas Properties evaluated in the Initial Reserve Reports or the most recent Reserve Report delivered to the Lenders.
“Required Lenders” means, (i) at any time while no Loan or LC Exposure is outstanding, Non-Defaulting Lenders having at least sixty-six and two-thirds percent (66 2/3%) of the Aggregate Elected Commitment Amounts of all Non-Defaulting Lenders; and (ii) at any time while any Loan or LC Exposure is outstanding, Non-Defaulting Lenders holding at least sixty-six and two-thirds percent (66 2/3%) of the outstanding aggregate principal amount of the Loans and participation interests in Letters of Credit of all Non-Defaulting Lenders (without regard to any sale by a Non-Defaulting Lender of a participation in any Loan or Letter of Credit under Section 12.04(c)).
“Reserve Report” means a report, in form and substance reasonably satisfactory to the Administrative Agent, setting forth, as of each December 31st or June 30th (or such other date in the event of an Interim Redetermination) the Proved Reserves attributable to the Oil and Gas Properties of the Loan Parties, together with a projection of the rate of production and future net income, taxes, operating expenses and capital expenditures with respect thereto as of such date, based upon the pricing assumptions consistent with SEC reporting requirements at the time.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” means, as to any Person, the chief executive officer, the president, any financial officer or any vice president of such Person. Unless otherwise specified, all references to a Responsible Officer herein means a Responsible Officer of the Borrower.
“Restricted Payment” means any dividend or other distribution (whether by division, in cash, securities or other Property) with respect to any Equity Interests in the Borrower or any Restricted Subsidiary, or any payment (whether by division, in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any of its Subsidiaries or any option, warrant or other right to acquire any such Equity Interests in the Borrower or any of its Subsidiaries.
“Restricted Subsidiary” means any Subsidiary of Borrower that is not an Unrestricted Subsidiary.
“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Loans and its LC Exposure at such time.
“S&P” means Standard & Poor’s Rating Service, a division of S&P Global Inc. and any successor thereto that is a nationally recognized rating agency.
“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions (as of the Effective Date, including the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea Region of Ukraine, Cuba, Iran, North Korea and Syria).
“Sanctioned Person” means, at any time, (a) any Person listed in any sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person described in the foregoing clause (a) or clause (b).
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, His Majesty’s Treasury or other relevant sanctions authority.
“Scheduled Redetermination” has the meaning assigned to such term in Section 2.07(b).

“Scheduled Redetermination Date” means the date on which a Borrowing Base that has been redetermined pursuant to a Scheduled Redetermination becomes effective as provided in Section 2.07(d).
“SEC” means the Securities and Exchange Commission or any successor Governmental Authority.
“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the Issuing Banks, the Bank Products Providers and Lender Swap Providers, and “Secured Party” means any of them individually.
“Securities Account” shall have the meaning set forth in Article 8 of the UCC.
“Security Agreement” means that certain Second Amended and Restated Security Agreement dated as of the Effective Date, by and among the Borrower, the Guarantors party thereto from time to time, the Administrative Agent and the other parties thereto, in form and substance reasonably satisfactory to the Administrative Agent.
“Security Instruments” means any Guaranty Agreement, the Security Agreement, the Reaffirmation Agreement, any Account Control Agreements, any intercreditor agreement and all assignments, mortgages, deeds of trust, amendments and/or supplements to mortgages or deeds of trust, and all other agreements, instruments or certificates described or referred to in Exhibit C, and any and all other agreements, instruments or certificates now or hereafter executed and delivered by the Borrower or any other Person (other than Swap Agreements with the Lenders or any Affiliate of a Lender or participation or similar agreements between any Lender and any other lender or creditor with respect to any Indebtedness pursuant to this Agreement) in connection with, or as security for the payment or performance of the Indebtedness, the Notes, this Agreement, or reimbursement obligations under the Letters of Credit, as such agreements may be amended, modified, supplemented or restated from time to time.
“Senior Notes” means, individually and collectively, the 2029 Senior Notes Documents and the 2030 Senior Notes Documents.
“Senior Notes Documents” means, individually and collectively, the 2029 Senior Notes Documents and the 2030 Senior Notes Documents.
“Series B Preferred Stock” means the 175,000 shares of the Borrower’s Series B Preferred Stock par value $10.00 per share, held by the Jones Entities on the Effective Date.
“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).
“SOFR Borrowing” when used in reference to any Borrowing, refers to whether the Loans comprising such Borrowing are bearing interest at a rate determined by reference to Adjusted Term SOFR as provided in Section 3.02(b) (other than, for the avoidance of doubt, ABR Borrowings comprised of ABR Loans bearing interest based on the Alternate Base Rate when such rate is determined by reference to clause (c) of the definition thereof).
“SOFR Loan” means any Loan bearing interest at a rate based on Adjusted Term SOFR as provided in Section 3.02(b) (other than, for the avoidance of doubt, ABR Loans bearing interest based on the Alternate Base Rate when such rate is determined by reference to clause (c) of the definition thereof).
“SPE” means the Society of Petroleum Engineers.
“Specified Event of Default” means any Event of Default under clauses (a), (b), (h), (i) or (j) of Section 10.01.
“Subordinated Debt” means the collective reference to any Debt of any Loan Party contractually subordinated in right and time of payment to the Indebtedness and containing such other terms and conditions, in each case, as are satisfactory to the Administrative Agent.
“subsidiary” means, with respect to any Person (the “parent”) at any date, any other Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other Person (a) of which Equity Interests representing more than 50% of the equity or more than 50% of the ordinary voting power (irrespective of whether or not at the time Equity Interests of any other class or classes of such Person shall have or might have voting power by reason of the happening of any contingency), or (b) in the case of a partnership of which any general partnership interests are, as of such date, Controlled by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
“Subsidiary” means a subsidiary of the Borrower.
“Suspended Liabilities and Assets” means the positive difference if any between (a) the aggregate amount of liabilities for unclaimed payments that are held in suspense related to owners of Oil and Gas Properties for which the Loan Parties have an obligation to make payments, including deceased or unidentified owners of interests, disputed mineral interests, unleased mineral interests and other related unclaimed payments and (b) accounts receivable for joint interest billings relating to the interests described in clause (a) above.

“Swap Agreement” means any agreement, with respect to any swap, forward, future or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction (including any agreement, including Electric Swap Agreements, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act) or any combination of these transactions, including all transactions of any kind, and the related confirmations, that are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc. or any other master agreement including any such obligations or liabilities under any such master agreement (in each case, together with any related schedules or trade confirmations); provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.
“Synthetic Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, treated as operating leases on the financial statements of the Person liable (whether contingently or otherwise) for the payment of rent thereunder and which were properly treated as indebtedness for borrowed money for purposes of U.S. federal income taxes, if the lessee in respect thereof is obligated to either purchase for an amount in excess of, or pay upon early termination an amount in excess of, 80% of the residual value of the Property subject to such operating lease upon expiration or early termination of such lease.
“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees, or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term SOFR” means:
(a)    for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day; and

(b)    for any calculation with respect to an ABR Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate Term SOFR Determination Day.
“Term SOFR Adjustment” means, for any calculation, with respect to an ABR Loan (if calculated pursuant to clause (c) of the definition of “Alternate Base Rate) or a SOFR Loan, a percentage per annum equal to 0.10% for such Loan.
“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).
“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.
“Termination Date” means the earlier of the Maturity Date and the date of termination of the Elected Commitments.
“Total Net Debt” means, at any date, all Debt of the Borrower and its Restricted Subsidiaries, determined on a consolidated basis, excluding Debt of the type described in clauses (e), (i) (other than drawn and unreimbursed amounts with respect thereto), (k), or (l) of the definition of “Debt,” minus the sum of all unrestricted cash and Cash Equivalent Investments held on such date valued at par; provided that if, as of the date of determination, there is any outstanding principal of any Loan or there are any LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower, then for purposes of computing Total Net Debt for compliance with Section 9.01(a), the aggregate amount of unrestricted cash and Cash Equivalent Investments permitted to reduce Total Net Debt for such computation, shall not exceed the greater of (x) $150,000,000 and (y) ten percent (10%) of the Aggregate Elected Commitment Amounts then in effect.
“Transaction Expenses” means the fees and expenses of the Borrower and its Subsidiaries resulting from the negotiation, documentation, consummation, administration, amendment and supplement of this Agreement and the other Loan Documents (including, without limitation, any amounts and fees paid pursuant to the Fee Letter).
“Transactions” means, with respect to (a) the Borrower, the execution, delivery and performance by the Borrower of this Agreement, and each other Loan Document to which it is a party, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder, and the grant of Liens by the Borrower on Mortgaged Properties and other Properties pursuant to the Security Instruments and (b) each Loan Party, the execution, delivery and performance by such Loan Party of each Loan Document to which it is a party, the guaranteeing of the Indebtedness and the other obligations under the Guaranty Agreement by such Loan Party and such Loan Party’s grant of the security interests and provision of collateral thereunder, and the grant of Liens by such Loan Party on Mortgaged Properties and other Properties pursuant to the Security Instruments.
“Type” means, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Alternate Base Rate, the Adjusted Term SOFR or any Benchmark Replacement.
“UCC” means the Uniform Commercial Code as in effect in the State of New York, as amended from time to time.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unrestricted Subsidiary” means any Subsidiary of the Borrower which the Borrower has designated in writing to the Administrative Agent to be an “Unrestricted Subsidiary” pursuant to Section 9.23 and all subsidiaries of such Person. As of the Effective Date, there are no Unrestricted Subsidiaries.
“Unused Availability” means (to the extent that the Borrower is permitted to borrow such amounts under the terms of this Agreement including, without limitation, Section 6.02 hereof) at any time, an amount equal to (a) the Aggregate Elected Commitment Amounts minus (b) the Aggregate Revolving Credit Exposure (calculated, with respect to any Defaulting Lender, as if such Defaulting Lender had funded its Applicable Percentage of all outstanding Borrowings).

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities; provided that for purposes of notice requirements in Section 2.03, Section 2.04, and Section 3.04(b), in each case, such day is also a Business Day.
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” has the meaning specified in Section 5.03(f).
“Volumetric Production Payments” means production payment obligations of the Borrower or a Restricted Subsidiary recorded as deferred revenue in accordance with GAAP, together with all undertakings and obligations in connection therewith.
“Voting Equity Interest” means, as to any Person, an Equity Interest in such Person having ordinary voting power with respect to the board of directors or other governing body of such Person.
“Wholly Owned Subsidiary” means any Subsidiary of which all of the outstanding Equity Interests (other than any directors’ qualifying shares mandated by applicable Law), on a fully-diluted basis, are owned by the Borrower or one or more of the Wholly Owned Subsidiaries.
“Williston” means Williston Drilling L.P., a Texas limited partnership.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
Section 1.03    Types of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings, respectively, may be classified and referred to by Type (e.g., a “SOFR Loan” or a “SOFR Borrowing”).

Section 1.04    Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” as used in this Agreement shall be deemed to be followed by the phrase “without limitation.” The word “will” as used in this Agreement shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented, restated, amended and restated or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth in the Loan Documents), (b) any reference in the Loan Documents to any law shall be construed as referring to such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, (c) any reference in the Loan Documents to any Person shall be construed to include such Person’s successors and assigns (subject to the restrictions contained herein), (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) with respect to the determination of any time period, the word “from” as used in this Agreement means “from and including” and the word “to” means “to and including” and (f) all references herein to Articles, Sections, Annexes, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement. No provision of this Agreement or any other Loan Document shall be interpreted or construed against any Person solely because such Person or its legal representative drafted such provision.
Section 1.05Accounting Terms and Determinations; GAAP. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to the Administrative Agent or the Lenders hereunder shall be prepared, in accordance with GAAP, applied on a basis consistent with the Financial Statements except for changes in which Borrower’s independent certified public accountants concur and which are disclosed to Administrative Agent on the next date on which financial statements are required to be delivered to the Lenders pursuant to Section 8.01(a); provided that, unless the Borrower and the Majority Lenders shall otherwise agree in writing, no such change shall modify or affect the manner in which compliance with the covenants contained herein is computed such that all such computations shall be conducted utilizing financial information presented consistently with prior periods. Notwithstanding anything herein to the contrary, for the purposes of calculating any of the ratios tested under Section 9.01, and the components of each of such ratios, all Unrestricted Subsidiaries, and their subsidiaries (including their assets, liabilities, income, losses, cash flows, and the elements thereof) shall be excluded, except for any cash dividends or distributions actually paid by any Unrestricted Subsidiary or any of its subsidiaries to the Borrower or any Restricted Subsidiary, which shall be deemed to be income to the Borrower or such Restricted Subsidiary when actually received by it. Notwithstanding anything herein to the contrary, unless otherwise expressly stated (including, without limitation, for the purposes of calculating any of the ratios tested under Section 9.01), (i) all obligations of any Person that are or would have been treated as operating leases for purposes of GAAP prior to the effectiveness of FASB ASC 842 shall continue to be accounted for as operating leases for purposes of all financial definitions and calculations for purpose of this Agreement (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with FASB ASC 842 (on a prospective or retroactive basis or otherwise) to be treated as Capital Lease Obligations in the financial statements, (ii) all financial statements delivered to the Administrative Agent hereunder shall contain a schedule showing the modifications necessary to reconcile the adjustments made pursuant to clause (i) above with such financial statements and (iii) for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Debt of the Borrower and its Restricted Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 on financial liabilities shall be disregarded.
Section 1.06     Rates. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or with respect to any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to Section 3.03(c)), will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its Affiliates or other related entities may engage in transactions that affect the calculation of the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto and such transactions may be adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR, or any other Benchmark, any component definition thereof or rates referred to in the definition thereof, in each case, pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
Section 1.07    Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.
Section 1.08    Rounding. Any financial ratios required to be maintained pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio or percentage is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
Section 1.09    Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the amount of such Letter of Credit available to be drawn at such time; provided that with respect to any Letter of Credit that, by its terms, provides for one or more automatic increases in the available amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum amount is available to be drawn at such time.
ARTICLE II
THE CREDITS
Section 2.01    Elected Commitments. Subject to the terms and conditions set forth herein, each Lender severally agrees to make Loans in dollars to the Borrower during the Availability Period in an aggregate principal amount that will not result in (a) such Lender’s Revolving Credit Exposure exceeding such Lender’s Elected Commitment or (b) the Aggregate Revolving Credit Exposures exceeding the Aggregate Elected Commitment Amounts. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, repay and reborrow the Loans.
Section 2.02    Loans and Borrowings.
(a)    Borrowings; Several Obligations. Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Elected Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Elected Commitments are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.
(b)    Types of Loans. Subject to Section 3.03, each Borrowing shall be comprised entirely of ABR Loans or SOFR Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any SOFR Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.
(c)    Minimum Amounts; Limitation on Number of Borrowings. At the commencement of each Interest Period for any SOFR Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $3,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Aggregate Elected Commitment Amounts or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.08(e). Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of ten (10) SOFR Borrowings outstanding. Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.
(d)    Notes. The Loans made by each Lender shall (if requested by such Lender) be evidenced by a single promissory note of the Borrower in substantially the form of Exhibit A, dated, in the case of (i) any Lender party hereto as of the Effective Date, as of the Effective Date, (ii) any Lender that becomes a party hereto pursuant to an Assignment and Assumption, as of the effective date of the Assignment and Assumption, or (iii) any Lender that becomes a party hereto in connection with an increase in the Aggregate Elected Commitment Amounts pursuant to Section 2.06(c), as of the effective date of such increase, payable to such Lender in a principal amount equal to its Maximum Credit Amount as in effect on such date, and otherwise duly completed. In the event that any Lender’s Maximum Credit Amount increases or decreases for any reason (whether pursuant to Section 2.06, Section 12.04(b) or otherwise), if requested by such Lender, the Borrower shall deliver or cause to be delivered on the effective date of such increase or decrease, a new Note payable to such Lender and its registered assigns in a principal amount equal to its Maximum Credit Amount after giving effect to such increase or decrease, and otherwise duly completed. The date, amount, Type, interest rate and, if applicable, Interest Period of each Loan made by each Lender, and all payments made on account of the principal thereof, shall be recorded by such Lender on its books for its Note. Failure to make any such notation shall not affect any Lender’s or the Borrower’s rights or obligations in respect of such Loans.
Section 2.03    Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (or transmit by electronic communication, pursuant to arrangements approved by the Administrative Agent) (a) in the case of a SOFR Borrowing, not later than 1:00 p.m., Charlotte, North Carolina time, three (3) U.S. Government Securities Business Days before the date of the proposed Borrowing (or in the case of any SOFR Borrowing requested to be made on the Effective Date, one U.S. Government Securities Business Day prior to the Effective Date), or (b) in the case of a ABR Borrowing, including an ABR Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.08(e), not later than 1:00 p.m., Charlotte, North Carolina time, on the date of the proposed Borrowing, which date shall be a Business Day in the United States. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or electronic mail to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:
(i)    the aggregate amount of the requested Borrowing;
(ii)    the date of such Borrowing, which shall be a Business Day in the United States;
(iii)    whether such Borrowing is to be an ABR Borrowing or a SOFR Borrowing;
(iv)    in the case of a SOFR Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;
(v)    the amount of the then effective Borrowing Base, the Aggregate Elected Commitment Amounts, the current Aggregate Revolving Credit Exposures (without regard to the requested Borrowing) and the pro forma Aggregate Revolving Credit Exposures (giving effect to the requested Borrowing); and
(vi)    the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05(a).
If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested SOFR Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Each Borrowing Request shall constitute a representation and warranty that the amount of the requested Borrowing shall not cause the Aggregate Revolving Credit Exposures to exceed the Aggregate Elected Commitment Amounts or the Borrowing Base.
Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
Section 2.04    Interest Elections.
(a)    Conversion and Continuance. Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a SOFR Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a SOFR Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.04. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.
(b)    Interest Election Requests. To make an election pursuant to this Section 2.04, the Borrower shall notify the Administrative Agent of such election by telephone (or transmit by electronic communication, if arrangements for doing so have been approved by the Administrative Agent) by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or electronic mail to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.
(c)    Information in Interest Election Requests. Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:
(i)    the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to Section 2.04(c)(iii) and (iv) shall be specified for each resulting Borrowing);
(ii)    the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii)    whether the resulting Borrowing is to be an ABR Borrowing or a SOFR Borrowing; and
(iv)    if the resulting Borrowing is a SOFR Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.
If any such Interest Election Request requests a SOFR Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.
(d)    Notice to Lenders by the Administrative Agent. Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)    Effect of Failure to Deliver Timely Interest Election Request and Events of Default and Borrowing Base Deficiencies on Interest Election. If the Borrower fails to deliver a timely Interest Election Request with respect to a SOFR Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be continued as a SOFR Borrowing with a one-month Interest Period, provided that if such Interest Period is within one month of the Maturity Date, such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if (i) an Event of Default has occurred and is continuing and the Administrative Agent, acting at the direction of the Majority Lenders, has notified the Borrower in writing that no conversion of outstanding Borrowings into, or continuation as, SOFR Borrowings shall be permitted or (ii) if the Aggregate Revolving Credit Exposures exceed the Borrowing Base then in effect: (A) no outstanding Borrowing may be converted to or continued as a SOFR Borrowing (and any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a SOFR Borrowing shall be ineffective) and (B) unless repaid, each SOFR Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.
Section 2.05    Funding of Borrowings.
(a)    Funding by Lenders. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 2:00 p.m. Charlotte, North Carolina time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower subject to an Account Control Agreement and designated by the Borrower to the Administrative Agent from time to time in writing (or another account otherwise agreed to by the Administrative Agent) and designated by the Borrower in the applicable Borrowing Request; provided that ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.08(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank. Nothing herein shall be deemed to obligate any Lender to obtain the funds for its Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for its Loan in any particular place or manner.
(b)    Presumption of Funding by the Lenders. Unless the Administrative Agent shall have received written notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.05(a) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the Overnight Bank Funding Rate or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans; provided, however, such demands shall be made first upon the applicable Lender and then upon the Borrower. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing.
Section 2.06    Termination of Elected Commitment Amounts; Optional Increase and Reduction of Aggregate Elected Commitment Amounts.
(a)    Scheduled Termination of Commitments. Unless previously terminated, the Elected Commitments shall terminate on the Maturity Date. If at any time the Aggregate Maximum Credit Amounts, the Borrowing Base or the Aggregate Elected Commitment Amounts are terminated or reduced to zero, then the Elected Commitments shall terminate on the effective date of such termination or reduction.
(b)    Optional Termination and Reduction of Aggregate Elected Commitment Amounts.
(i)    The Borrower may at any time terminate, or from time to time reduce, the Aggregate Elected Commitment Amounts; provided that (A) each reduction of the Aggregate Elected Commitment Amounts shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (B) the Borrower shall not terminate or reduce the Aggregate Elected Commitment Amounts if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 3.04(c), the Aggregate Revolving Credit Exposures would exceed the Aggregate Elected Commitment Amounts.
(ii)    The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Aggregate Elected Commitment Amounts under Section 2.06(b)(i) at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.06(b)(ii) shall be irrevocable; provided that a notice of termination of the Aggregate Elected Commitment Amounts delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Aggregate Elected Commitment Amounts shall be permanent and may not be reinstated except pursuant to Section 2.06(c). Each reduction of the Aggregate Elected Commitment Amounts shall be made ratably among the Lenders in accordance with each Lender’s Applicable Percentage.

(c)    Optional Increase of Aggregate Elected Commitment Amounts.
(i)    Subject to the conditions set forth in Section 2.06(c)(ii), the Borrower may increase the Aggregate Elected Commitment Amounts then in effect by increasing the Elected Commitment of a Lender (other than a Defaulting Lender) or by causing a Person acceptable to the Administrative Agent and the Issuing Banks that at such time is not a Lender to become a Lender (an “Additional Lender”). Notwithstanding anything to the contrary contained in this Agreement, in no case shall an Additional Lender be (A) the Borrower, an Affiliate of the Borrower or a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person) or (B) any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or a subsidiary thereof.
(ii)    Any increase in the Aggregate Elected Commitment Amounts shall be subject to the following additional conditions:
(A)such increase shall not be less than $10,000,000 unless the Administrative Agent otherwise consents, and no such increase shall be permitted if after giving effect thereto the Aggregate Elected Commitment Amounts exceed the Aggregate Maximum Credit Amount or the Borrowing Base then in effect;
(B)no Default shall have occurred and be continuing at the effective date of such increase;
(C)if any SOFR Borrowings are outstanding on the effective date of such increase, the Borrower shall make any payments required pursuant to Section 5.02 in connection with such increase;
(D)no Lender’s Elected Commitment may be increased without the consent of such Lender;
(E)if the Borrower elects to increase the Aggregate Elected Commitment Amounts by increasing the Elected Commitment of a Lender, the Borrower and such Lender shall execute and deliver to the Administrative Agent a certificate substantially in the form of Exhibit E (an “Elected Commitment Increase Certificate”) and further, in the event a new Note is required to reflect the increased Elected Commitment of such Lender, then in that case, the Borrower shall deliver a new Note (after presentation of same to Borrower by the Administrative Agent) payable to such Lender in a principal amount equal to its Maximum Credit Amount after giving effect to such increase, and otherwise duly completed, together with a processing and recordation fee of $3,500 payable by the Borrower to the Administrative Agent and the reimbursement by the Borrower of the reasonable legal fees of counsel to the Administrative Agent; and

(F)if the Borrower elects to increase the Aggregate Elected Commitment Amounts by causing an Additional Lender to become a party to this Agreement, then the Borrower and such Additional Lender shall execute and deliver to the Administrative Agent and the Issuing Banks a certificate substantially in the form of Exhibit F (an “Additional Lender Certificate”), together with an Administrative Questionnaire and a processing and recordation fee of $3,500 payable by such Additional Lender and the reimbursement by the Borrower of the reasonable legal fees of counsel to the Administrative Agent, and the Borrower shall (1) if requested by the Additional Lender, deliver a Note payable to such Additional Lender and its registered assigns in a principal amount equal to its Maximum Credit Amount, and otherwise duly completed and (2) pay any applicable fees as may have been agreed to between the Borrower, the Additional Lender and/or the Administrative Agent.
(iii)    Subject to acceptance and recording thereof pursuant to Section 2.06(c)(iv), from and after the effective date specified in the Elected Commitment Increase Certificate or the Additional Lender Certificate (or if any SOFR Borrowings are outstanding, then the last day of the Interest Period in respect of such SOFR Borrowings): (A) the amount of the Aggregate Elected Commitment Amounts shall be increased as set forth therein, and (B) in the case of an Additional Lender Certificate, any Additional Lender party thereto shall be a party to this Agreement and the other Loan Documents and have the rights and obligations of a Lender under this Agreement and the other Loan Documents. In addition, the Lender or the Additional Lender, as applicable, shall purchase a pro rata portion of the outstanding Loans (and participation interests in Letters of Credit) of each of the other Lenders (and such Lenders hereby agree to sell and to take all such further action to effectuate such sale) such that each Lender (including any Additional Lender, if applicable) shall hold its Applicable Percentage of the outstanding Loans (and participation interests) after giving effect to the increase in the Aggregate Elected Commitment Amounts.
(iv)    Upon its receipt of a duly completed Elected Commitment Increase Certificate or an Additional Lender Certificate, executed by the Borrower and the Lender or the Borrower and the Additional Lender party thereto, as applicable, the processing and recording fee referred to in Section 2.06(c)(ii), the Administrative Questionnaire referred to in Section 2.06(c)(ii), if applicable, and the written consent of the Administrative Agent to such increase required by Section 2.06(c)(i), the Administrative Agent shall accept such Elected Commitment Increase Certificate or Additional Lender Certificate and record the information contained therein in the Register required to be maintained by the Administrative Agent pursuant to Section 12.04(b)(iv). No increase in the Aggregate Elected Commitment Amounts shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 2.06(c)(iv).
(v)    After giving effect to an increase in the Aggregate Elected Commitment Amounts, the Aggregate Elected Commitment Amounts shall not exceed the Borrowing Base or the Aggregate Maximum Credit Amounts.

(vi)    Upon any increase in the Aggregate Elected Commitment Amounts pursuant to this Section 2.06(c), (A) each Lender’s Maximum Credit Amount shall be automatically deemed amended to the extent necessary so that each such Lender’s Applicable Percentage equals the percentage of the Aggregate Elected Commitment Amounts represented by such Lender’s Elected Commitment, in each case, after giving effect to such increase, and (B) Annex I to this Agreement shall be deemed amended to reflect the Elected Commitment of each Lender (including any Additional Lender) as thereby increased, any changes in the Lenders’ Maximum Credit Amounts pursuant to the foregoing clause (A), and any resulting changes in the Lenders’ Applicable Percentages; provided that no Lender’s Maximum Credit Amount may be increased without the consent of such Lender.
(vii)    Upon any redetermination or other adjustment in the Borrowing Base pursuant to this Agreement that would otherwise result in the Borrowing Base becoming less than the Aggregate Elected Commitment Amounts, the Aggregate Elected Commitment Amounts shall be automatically reduced (ratably among the Lenders in accordance with each Lender’s Applicable Percentage) so that they equal such redetermined Borrowing Base (and Annex I shall be deemed amended to reflect such amendments to each Lender’s Elected Commitment and the Aggregate Elected Commitment Amounts.
Section 2.07    Borrowing Base.
(a)    Initial Borrowing Base. For the period from and including the Effective Date to but excluding the first Redetermination Date, the amount of the Borrowing Base shall be $2,000,000,000. Notwithstanding the foregoing, the Borrowing Base shall be subject to further adjustments from time to time pursuant to this Section 2.07 and Section 8.13(c).
(b)    Scheduled and Interim Redeterminations.
(i)    The Borrowing Base shall be redetermined semi-annually in accordance with this Section 2.07 (each such scheduled redetermination, a “Scheduled Redetermination”) and, subject to Section 2.07(d), such redetermined Borrowing Base shall become effective and applicable to the Borrower, the Administrative Agent, the Issuing Banks and the Lenders on April 1 and October 1 of each year (or, in each case, such date promptly thereafter as reasonably practicable), commencing April 1, 2023.
(ii)    In addition, each of the Borrower (by notifying the Administrative Agent thereof) and the Administrative Agent (at the direction of the Required Lenders, by notifying the Borrower thereof) may, one time during any period between any two consecutive Scheduled Redeterminations, elect to cause the Borrowing Base to be redetermined between such Scheduled Redeterminations in accordance with this Section 2.07. For purposes of this Agreement, the determination of the Borrowing Base on the Effective Date provided for herein shall be deemed and considered to be a Scheduled Redetermination.

(iii)    In addition to, and not including and/or limited by clause (ii) above, the Borrower may, by notifying the Administrative Agent thereof, at any time between Scheduled Redeterminations, request additional Interim Redeterminations of the Borrowing Base in the event it acquires Oil and Gas Properties with proved reserves which are to be Borrowing Base properties having a PV-9 value (calculated at the time of acquisition) in excess of 5% of the Borrowing Base in effect immediately prior to such acquisition (any redetermination pursuant to Section 2.07(b)(ii), or (iii) an “Interim Redetermination”).
(c)    Scheduled and Interim Redetermination Procedure.
(i)Each Scheduled Redetermination and each Interim Redetermination shall be effectuated as follows: upon receipt by the Administrative Agent of (A) the Reserve Report and the certificate required to be delivered by the Borrower to the Administrative Agent, in the case of a Scheduled Redetermination, pursuant to Section 8.12(a) and Section 8.12(c), and, in the case of an Interim Redetermination, pursuant to Section 8.12(b) and Section 8.12(c) and (B) such other reports, data and supplemental information, including, without limitation, the information provided pursuant to Section 8.12(c), as may, from time to time, be reasonably requested by the Required Lenders (the Reserve Report, such certificate and such other reports, data and supplemental information being the “Engineering Reports”), the Administrative Agent shall evaluate the information contained in the Engineering Reports and shall, in good faith, propose a new Borrowing Base or a reaffirmation of the existing Borrowing Base (the “Proposed Borrowing Base”) based upon such information and such other information (including the status of title information with respect to the Oil and Gas Properties as described in the Engineering Reports and the existence of any other Debt, the Loan Parties’ other assets, liabilities, fixed charges, cash flow, business, properties, management and ownership, hedged and unhedged exposure of the Loan Parties to price, production scenarios, interest rate and operating cost changes) as the Administrative Agent deems appropriate in good faith and consistent with its normal oil and gas lending criteria as it exists at the particular time. In no event shall any Proposed Borrowing Base exceed the Aggregate Maximum Credit Amounts.
(ii)The Administrative Agent shall notify the Borrower and the Lenders of the Proposed Borrowing Base (the “Proposed Borrowing Base Notice”):
(A)in the case of a Scheduled Redetermination, promptly after the Administrative Agent has received the required Engineering Reports and has had a reasonable opportunity to determine the Proposed Borrowing Base in accordance with Section 2.07(c)(i); and
(B)    in the case of an Interim Redetermination, promptly, and in any event, within fifteen (15) days after the Administrative Agent has received the required Engineering Reports;

(iii)    Any Proposed Borrowing Base that would increase the Borrowing Base then in effect must be approved by all of the Lenders (other than any Defaulting Lenders) as provided in this Section 2.07(c)(iii) in good faith and consistent with its normal oil and gas lending criteria as it exists at the particular time and any Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect must be approved or be deemed to have been approved by the Required Lenders as provided in this Section 2.07(c)(iii) in good faith and consistent with its normal oil and gas lending criteria as it exists at the particular time. Upon receipt of the Proposed Borrowing Base Notice, each Lender shall have fifteen (15) Business Days to agree with the Proposed Borrowing Base or disagree with the Proposed Borrowing Base by proposing an alternate Borrowing Base. If, in the case of any Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect, at the end of such fifteen (15) Business Days, any Lender has not communicated its approval or disapproval in writing to the Administrative Agent, such silence shall be deemed to be an approval of the Proposed Borrowing Base. If, in the case of any Proposed Borrowing Base that would increase the Borrowing Base then in effect, at the end of such fifteen (15) Business Days, any Lender has not communicated its approval or disapproval in writing to the Administrative Agent, such silence shall be deemed to be a disapproval of the Proposed Borrowing Base. If, at the end of such 15-Business Day period, all of the Lenders, in the case of a Proposed Borrowing Base that would increase the Borrowing Base then in effect, or the Required Lenders, in the case of a Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect, have approved or, in the case of a decrease or reaffirmation, deemed to have approved, as aforesaid, then the Proposed Borrowing Base shall become the new Borrowing Base, effective on the date specified in Section 2.07(d). If, however, at the end of such 15-day period, all of the Lenders or the Required Lenders, as applicable, have not approved or, in the case of a decrease or reaffirmation, deemed to have approved, as aforesaid, the Proposed Borrowing Base, then for purposes of this Section 2.07, the Administrative Agent shall poll the Lenders to ascertain the highest Borrowing Base then acceptable (A) to the Required Lenders, if such amount would reaffirm or decrease the Borrowing Base then in effect, or (B) to all of the Lenders, if such amount would increase the Borrowing Base then in effect, which amount shall become the new Borrowing Base, effective on the date specified in Section 2.07(d).
(iv)    If any Lender does not approve a Proposed Borrowing Base pursuant to Section 2.07(c)(iii), the Borrower shall have the right to cause the Elected Commitment of such dissenting Lender to be replaced pursuant to Section 5.05.
(v)    In the event that the Borrower does not furnish to the Administrative Agent and the Lenders the Reserve Reports, or other information specified in clauses (i) and (ii) above by the date specified therein, the Administrative Agent and the Lenders may nonetheless redetermine the Borrowing Base and redesignate the Borrowing Base from time to time thereafter in their sole discretion until the Administrative Agent and the Lenders receive the relevant Reserve Reports, or other information, as applicable, whereupon the Administrative Agent and the Lenders shall redetermine the Borrowing Base as otherwise specified in this Section 2.07.

(vi)    Upon any redetermination or other adjustment in the Borrowing Base pursuant to this Agreement that would otherwise result in the Borrowing Base becoming less than the Aggregate Elected Commitment Amounts, the Aggregate Elected Commitment Amounts shall be automatically reduced pursuant to Section 2.06(c)(vii).
(d)    Effectiveness of a Redetermined Borrowing Base. After a redetermined Borrowing Base is approved or is, in the case of a decrease or reaffirmation, deemed to have been approved by all of the Lenders or the Required Lenders, as applicable, pursuant to Section 2.07(c)(iii), the Administrative Agent shall notify the Borrower and the Lenders of the amount of the redetermined Borrowing Base (the “New Borrowing Base Notice”), and such amount shall become the new Borrowing Base, effective and applicable to the Borrower, the Administrative Agent, the Issuing Banks and the Lenders:
(i)    in the case of a Scheduled Redetermination, (A) if the Administrative Agent shall have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.12(a) and Section 8.12(c) in a timely and complete manner, then on April 1 or October 1 (or, in each case, such date promptly thereafter as reasonably practicable), as applicable, following such notice, or (B) if the Administrative Agent shall not have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.12(a) and Section 8.12(c) in a timely and complete manner, then on the Business Day next succeeding delivery of such notice; and
(ii)    in the case of an Interim Redetermination, on the Business Day next succeeding delivery of such notice.
(iii)    Such amount shall then become the Borrowing Base until the next Scheduled Redetermination Date, the next Interim Redetermination Date or the next adjustment to the Borrowing Base under Section 2.07(f) or (g) or Section 8.13(c), whichever occurs first. Notwithstanding the foregoing, no Scheduled Redetermination or Interim Redetermination shall become effective until the New Borrowing Base Notice related thereto is received by the Borrower.
(e)    Lenders’ Sole Discretion. The Lenders shall have no obligation to determine the Borrowing Base at any particular amount, either in relation to the Aggregate Maximum Credit Amount or otherwise. Furthermore, Borrower acknowledges that the Lenders have no obligation to increase the Borrowing Base and that any increase in the Borrowing Base is in each Lender’s sole discretion and subject to the individual credit approval processes of each of the Lenders which processes shall be conducted in good faith and based upon such information and such other information (including, the status of title information with respect to the Oil and Gas Properties as described in the Engineering Reports, the existence of any other Debt, the financial condition of the Loan Parties, the economic effect of the Borrower’s and its Restricted Subsidiaries’ Hedge Transactions then in effect, commodity price assumptions, projections of production, operating expenses, general and administrative expenses, capital costs, working capital requirements, liquidity evaluations, dividend payments, environmental costs, legal costs, and such other credit factors) as such Lender deems appropriate in its sole discretion and consistent with its normal oil and gas lending criteria as they exist at the particular time.
(f)    Reduction of Borrowing Base Upon Issuance of Permitted Debt. Notwithstanding anything to the contrary contained herein, if the Borrower or a Restricted Subsidiary incurs any Debt under Section 9.02(k) (or any Permitted Refinancing Debt in reliance on Section 9.02(l) in a principal amount in excess of the then outstanding aggregate principal amount of Senior Notes or the Permitted Debt refinanced with such Permitted Refinancing Debt (provided that such excess is permitted under Section 9.02(k))) during the period between Scheduled Redetermination dates (or, in the case of any such event occurring prior to April 1, 2023, the period from the Effective Date to April 1, 2023) (and not otherwise in conjunction with an Interim Redetermination), then on the date on which such Debt is issued, the Borrowing Base then in effect shall be reduced by an amount equal to the lesser of (i) 0.25 multiplied by the amount of such Debt (or the amount of such excess, in the case of Permitted Refinancing Debt) and (ii) such other amount, if any, determined by the Required Lenders in their sole discretion prior to the issuance of such Debt, and the Borrowing Base as so reduced shall become the new Borrowing Base immediately upon the date of such incurrence, effective and applicable to the Borrower, the Agents, each Issuing Bank and the Lenders on such date until the next redetermination or adjustment of the Borrowing Base pursuant to this Agreement; provided that if any of the proceeds of such Debt are used concurrently with (but in any event within five (5) Business Days of) the incurrence of such Debt to Redeem any of the Preferred Stock in accordance with Section 9.08, any reduction in the Borrowing Base otherwise required pursuant to this Section 2.07(f) shall apply only to the principal amount of such Debt incurred in excess of the amount of the proceeds used to Redeem Preferred Stock. Upon any such redetermination, the Administrative Agent shall promptly deliver a New Borrowing Base Notice to the Borrower and the Lenders. For purposes of this Section 2.07(f), if any such Debt is issued at a discount or otherwise sold for less than “par”, the reduction shall be calculated based upon the stated principal amount without reference to such discount.
(g)    Reduction of Borrowing Base upon Disposition of Oil and Gas Properties or Hedge Liquidations. In addition to any other redeterminations of or adjustments to the Borrowing Base provided for herein, if at any time the aggregate Borrowing Base Value of Oil and Gas Properties Disposed of (including by means of a Disposition of Equity Interests of a Subsidiary) pursuant to Section 9.05(d) together with the Hedge Termination Value of all Hedge Liquidations pursuant to Section 9.19, during any period between two successive Scheduled Redetermination Dates (or, if prior to the first Scheduled Redetermination Date, during the period from the Effective Date until the first Scheduled Redetermination Date) exceeds five percent (5%) of the Borrowing Base then in effect (and after giving effect to any other Hedge Transactions entered into by the Borrower contemporaneously with such Hedge Liquidations), then the Borrowing Base shall be automatically reduced by an amount equal to the Borrowing Base Value of all such Oil and Gas Properties Disposed of and the Hedge Termination Value of such Hedge

Liquidations, and, in each case, the Borrowing Base as so reduced shall become the new Borrowing Base immediately upon such Disposition or Hedge Liquidation (as applicable) effective and applicable to the Borrowers, the Agents, each Issuing Bank and the Lenders until the next redetermination or other adjustment of the Borrowing Base pursuant to this Agreement. Upon any such reduction, the Administrative Agent shall promptly deliver a notice thereof to the Borrower and the Lenders.
(h)    Reduction of Borrowing Base Associated with Title Defects or Exceptions. If at any time the Borrower does not satisfy the title requirements of Section 8.13, then the Administrative Agent may redetermine the Borrowing Base pursuant to Section 8.13(c), and the Borrowing Base as so reduced shall become the new Borrowing Base immediately upon such redetermination, effective and applicable to the Borrower, the Agents, each Issuing Bank and the Lenders until the next redetermination or adjustment of the Borrowing Base pursuant to this Agreement. Upon any such redetermination, the Administrative Agent shall promptly deliver a New Borrowing Base Notice to the Borrower and the Lenders.
Section 2.08    Letters of Credit.
(a)General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of dollar denominated Letters of Credit for its own account or for the account of any other Loan Party, in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time during the Availability Period in an aggregate amount not to exceed the LC Commitment (and with respect to any Issuing Bank, its LC Issuance Limit); provided that the Borrower may not request the issuance, amendment or extension of Letters of Credit hereunder if the Aggregate Revolving Credit Exposures exceed the Aggregate Elected Commitment Amounts then in effect at such time or the Aggregate Revolving Exposures would exceed the Aggregate Elected Commitment Amounts as a result thereof. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the applicable Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. Notwithstanding anything herein to the contrary, no Issuing Bank shall have an obligation hereunder to issue, and shall not issue, any Letter of Credit (i) the proceeds of which would be made available to any Person (A) to fund any activity or business of or with any Sanctioned Person, or in any country or territory that, at the time of such funding, is the subject of any Sanctions or (B) in any manner that would result in a violation of any Sanctions by any party to this Agreement, (ii) if the issuance of such Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally under similar circumstances for similarly situated borrowers or (iii) if any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or any Governmental Requirement relating to such Issuing Bank or any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which such Issuing Bank in good faith deems material to it; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in the implementation thereof, and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed not to be in effect on the Effective Date for purposes of clause (iii) above, regardless of the date enacted, adopted, issued or implemented.
(b)Notice of Issuance, Amendment, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment or extension of an outstanding Letter of Credit), the Borrower shall hand deliver (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Administrative Agent (not less than three (3) Business Days in advance of the requested date of issuance, amendment or extension) a notice:
(i)    requesting the issuance of a Letter of Credit or identifying the Letter of Credit to be amended, renewed or extended;
(ii)    specifying the date of issuance, amendment or extension (which shall be a Business Day);
(iii)    specifying the date on which such Letter of Credit is to expire (which shall comply with Section 2.08(c));
(iv)    specifying the amount of such Letter of Credit;
(v)    specifying the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit; and
(vi)    specifying the amount of the then effective Borrowing Base, the Aggregate Elected Commitment Amounts, the current Aggregate Revolving Credit Exposures (without regard to the requested Letter of Credit or the requested amendment or extension of an outstanding Letter of Credit) and the pro forma Aggregate Revolving Credit Exposures (giving effect to the requested Letter of Credit or the requested amendment or extension of an outstanding Letter of Credit).

Each notice shall constitute a representation that after giving effect to the requested issuance, amendment or extension, as applicable, (A) the LC Exposure shall not exceed the LC Commitment, (B) each Issuing Bank’s individual LC Exposure shall not exceed such Issuing Bank’s LC Issuance Limit and (C) the Aggregate Revolving Credit Exposures shall not exceed the Aggregate Elected Commitment Amounts. Notwithstanding the foregoing, no Issuing Bank shall at any time be obligated to issue, amend, renew or extend any Letter of Credit if any Lender is at such time a Defaulting Lender hereunder, unless (x) the Borrower cash collateralizes such Defaulting Lender’s portion of the total LC Exposure (calculated after giving effect to the issuance, amendment or extension of such Letter of Credit) in accordance with the procedures set forth in Section 2.08(j) or (y) such Issuing Bank has entered into arrangements satisfactory to such Issuing Bank in its sole discretion with the Borrower or such Defaulting Lender to eliminate such Issuing Bank’s risk with respect to such Defaulting Lender’s portion of the total LC Exposure.
If requested by any Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit; provided that, in the event of any conflict between such application or any Letter of Credit Agreement and the terms of this Agreement, the terms of this Agreement shall control.
(c)Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any extension thereof, one year after such extension) and (ii) the date that is five (5) Business Days prior to the Maturity Date.
(d)Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Banks or the Lenders, each Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of each Issuing Bank, such Lender’s Applicable Percentage (which, for this purpose, if any Defaulting Lender then exists, shall be calculated as such Lender’s percentage of the aggregate LC Exposure after giving effect to Section 2.11(a)(iv)) of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in Section 2.08(e), or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this Section 2.08(d) in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Elected Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)Reimbursement. If any Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, Charlotte, North Carolina time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 12:00 noon, Charlotte, North Carolina time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon Charlotte, North Carolina time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 12:00 noon, Charlotte, North Carolina time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that, if such LC Disbursement is not less than $1,000,000, the Borrower may, subject to the conditions to Borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with a ABR Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing. If the Borrower makes such a request (and if the Borrower fails to make such a request and has not made the relevant reimbursement, it shall be deemed to have made such a request), the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage (which, for this purpose, if any Defaulting Lender then exists, shall be calculated as such Lender’s percentage of the aggregate LC Exposure after giving effect to Section 2.11(a)(iv)) thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage (which, for this purpose, if any Defaulting Lender then exists, shall be calculated as such Lender’s percentage of the aggregate LC Exposure after giving effect to Section 2.11(a)(iv)) of the payment then due from the Borrower, in the same manner as provided in Section 2.05 with respect to Loans made by such Lender (and Section 2.05 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this Section 2.08(e), the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Lenders have made payments pursuant to this Section 2.08(e) to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this Section 2.08(e) to reimburse the applicable Issuing Bank for any LC Disbursement (other than the funding of ABR Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.
(f)Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in Section 2.08(e) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, any Letter of Credit Agreement or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by any Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or any Letter of Credit Agreement, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.08(f), constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Banks, nor any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of any Issuing Bank; provided that the foregoing shall not be construed to excuse such Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable Law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of such Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised all requisite care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, each Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
(g)Disbursement Procedures. Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Each Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by electronic mail, or in the case of the Administrative Agent, by electronic email or other electronic communication if arrangements for doing so have been approved by the Administrative Agent) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement.
(h)Interim Interest. If any Issuing Bank shall make any LC Disbursement, then, until the Borrower shall have reimbursed such Issuing Bank for such LC Disbursement (either with its own funds or a Borrowing under Section 2.08(e)), the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Loans. Interest accrued pursuant to this Section 2.08(h) shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to Section 2.08(e) to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.
(i)Replacement of any Issuing Bank. Any Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, such replaced Issuing Bank and such successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of any Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 3.05(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.
(j)Cash Collateralization. If (i) any Event of Default shall occur and be continuing and the Borrower receives notice from the Administrative Agent or the Majority Lenders demanding the deposit of cash collateral pursuant to this Section 2.08(j), (ii) the Borrower is required to pay to the Administrative Agent the excess attributable to an LC Exposure in connection with any prepayment pursuant to Section 3.04(c) or Section 3.04(e)(ii), as applicable (iii) the Borrower elects to cash collateralize the LC Exposure of any Defaulting Lender pursuant to Section 2.08(b) or (iv) any Letter of Credit is outstanding at the time any Lender is a Defaulting Lender and the Borrower receives written request from any Issuing Bank demanding the deposit of cash collateral pursuant to this Section 2.08(j), then the Borrower shall deposit, in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to 103% of, in the case of an Event of Default, the LC Exposure, and in the case of a payment required by Section 3.04(c) or Section 3.04(e)(ii), as applicable, the amount of such excess as provided in Section 3.04(c) or Section 3.04(e)(ii), as applicable, and in the case of a Defaulting Lender, an amount in cash equal to 103% of such Defaulting Lender’s portion of the total LC Exposure at such time as calculated pursuant to clause (x) of the second to last sentence of Section 2.08(b) (less any amounts already on deposit in such account representing cash collateral for any portion of such Defaulting Lender’s portion of the total LC Exposure), as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any Loan Party described in Section 10.01(h), Section 10.01(i) or Section 10.01(j). The Borrower hereby grants to the Administrative Agent, for the benefit of the Issuing Banks and the Lenders, an exclusive first-priority and continuing perfected security interest in and Lien on such account and all cash, checks, drafts, certificates and instruments, if any, from time to time deposited or held in such account, all deposits or wire transfers made thereto, any and all investments purchased with funds deposited in such account, all interest, dividends, cash, instruments, financial assets and other Property from time to time received, receivable or otherwise payable in respect of, or in exchange for, any or all of the foregoing, and all proceeds, products, accessions, rents, profits, income and benefits therefrom, and any substitutions and replacements therefor. The Borrower’s obligation to deposit amounts pursuant to this Section 2.08(j) shall be absolute and unconditional, without regard to whether any beneficiary of any such Letter of Credit has attempted to draw down all or a portion of such amount under the terms of a Letter of Credit, and, to the fullest extent permitted by applicable Law, shall not be subject to any defense or be affected by a right of set-off, counterclaim or recoupment which the Borrower or any of its Subsidiaries may now or hereafter have against any such beneficiary, the Issuing Banks, the Administrative Agent, the Lenders or any other Person for any reason whatsoever. Such deposit shall be held as collateral securing the payment and performance of the Borrower’s and the Guarantor’s obligations under this Agreement and the other Loan Documents. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the written request and instruction of the Borrower but at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the applicable Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, be applied to satisfy other obligations of the Borrower and the Guarantors under this Agreement or the other Loan Documents. If the Borrower is required to provide an amount of cash collateral pursuant to clauses (i), (iii) or (iv) above, and the Borrower is not otherwise required to pay to the Administrative Agent the excess attributable to an LC Exposure in connection with any prepayment pursuant to Section 3.04(c) or Section 3.04(e)(ii), as applicable, then such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after (x) in the case of cash collateral provided pursuant to clause (i) above, all Events of Default have been cured or waived and (y) in the case of cash collateral provided pursuant to clauses (iii) or (iv) above, the applicable Defaulting Lender is no longer a Defaulting Lender. The Borrower may at any time request confirmation from the Administrative Agent that a Defaulting Lender is no longer a Defaulting Lender, and the Administrative Agent shall promptly confirm such request or provide written confirmation to the Borrower that such Lender remains a Defaulting Lender and the basis for such determination.

(k)Reporting of Letter of Credit Information and LC Issuance Limit. At any time that there is an Issuing Bank that is not also the financial institution acting as Administrative Agent, then (a) no later than the fifth Business Day following the last day of each calendar month, (b) on each date that a Letter of Credit is amended, terminated or otherwise expires, (c) on each date that a Letter of Credit is issued or the expiry date of a Letter of Credit is extended, and (d) upon the request of the Administrative Agent, each Issuing Bank (or, in the case of clauses (b), (c) or (d) of this Section, the applicable Issuing Bank) shall deliver to the Administrative Agent a report setting forth in form and detail reasonably satisfactory to the Administrative Agent information (including any reimbursement, cash collateral, or termination in respect of Letters of Credit issued by such Issuing Bank) with respect to each Letter of Credit issued by such Issuing Bank that is outstanding hereunder. In addition, each Issuing Bank shall provide notice to the Administrative Agent of its LC Issuance Limit, or any change thereto, promptly upon it becoming an Issuing Bank or making any change to its LC Issuance Limit. No failure on the part of any Issuing Bank to provide such information pursuant to this Section 2.08(k) shall limit the obligations of the Borrower or any Lender hereunder with respect to its reimbursement and participation obligations hereunder.
(l)Resignation of Issuing Banks.
(i)    Any Issuing Bank may resign at any time by giving thirty (30) days’ prior written notice to the Administrative Agent, the Lenders and the Borrower. After the resignation of an Issuing Bank hereunder, the retiring Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation, but shall not be required to issue additional Letters of Credit or to extend, renew or increase the outstanding Letter of Credit.
(ii)    Any resigning Issuing Bank shall retain all the rights, powers, privileges and duties of an Issuing Bank hereunder with respect to all Letters of Credit issued by it that are outstanding as of the effective date of its resignation as an Issuing Bank and all LC Exposure with respect thereto (including the right to require the Lenders to take such actions as are required under Section 2.08(d)). Without limiting the foregoing, upon the resignation of a Lender as an Issuing Bank hereunder, the Borrower may, or at the request of such resigned Issuing Bank the Borrower shall, use commercially reasonable efforts to, arrange for one or more of the other Issuing Banks to issue Letters of Credit hereunder in substitution for the Letters of Credit, if any, issued by such resigned Issuing Bank and outstanding at the time of such resignation, or make other arrangements satisfactory to the resigned Issuing Bank to effectively cause another Issuing Bank to assume the obligations of the resigned Issuing Bank with respect to any such Letters of Credit.

Section 2.09    [Reserved].
Section 2.10    Cash Collateral for Defaulting Lenders. At any time that there shall exist a Defaulting Lender, within one (1) Business Day following the written request of the Administrative Agent or any applicable Issuing Bank (with a copy to the Administrative Agent), the Borrower shall Cash Collateralize such Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.11(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount equal to the lesser of (a) the Minimum Collateral Amount and (b) an amount otherwise agreeable to such Issuing Bank and the Administrative Agent in their sole discretion.
(a)Grant of Security Interest. The Borrower and, to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Banks, and agrees to maintain, a first-priority security interest in all such Cash Collateral as security for (i) in the case of the Defaulting Lender, the Defaulting Lender’s obligation to fund participations in respect of LC Exposure, to be applied pursuant to clause (b) below and (ii) in the case of the Borrower, its obligations hereunder to reimburse the LC Exposure for which such Defaulting Lender is obligated as a participant. Borrower or such Defaulting Lender, as applicable, shall execute any documents and agreements, including the Administrative Agent’s standard form assignment of deposit accounts, that the Administrative Agent reasonably requests in connection therewith to establish such cash collateral account and to grant the Administrative Agent, for the benefit of the Issuing Banks, a first-priority security interest in such account and the funds therein. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Banks as herein provided, or that the total amount of such Cash Collateral is less than the amount required above, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).
(b)Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided by a Defaulting Lender under this Section 2.10 or Section 2.11 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of LC Exposure (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.
(c)Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce any Issuing Bank’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.10 following (a) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (b) the determination by the Administrative Agent and such Issuing Bank that there exists excess Cash Collateral; provided that, subject to Section 2.11, (x) such Issuing Bank may determine in its sole discretion that Cash Collateral provided by a Defaulting Lender shall be held to support future anticipated Fronting Exposure or other obligations of such Defaulting Lender and (y) the Borrower and such Issuing Bank may agree, each in its sole discretion, that Cash Collateral provided by the Borrower shall be held to support future anticipated Fronting Exposure or other obligations; and provided further that to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to any other security interest granted pursuant to the Loan Documents.
Section 2.11    Defaulting Lenders.
(a)Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:
(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definitions of Majority Lenders and Required Lenders.
(ii)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article X or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 12.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Banks hereunder; third, to Cash Collateralize any Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.10; fourth, as the Borrower may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize any Issuing Bank’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.10; sixth, to the payment of any amounts owing to the Lenders or the Issuing Banks as a result of any judgment of a court of competent jurisdiction obtained by any Lender or any Issuing Bank against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting

Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 6.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in LC Exposures are held by the Lenders pro rata in accordance with the Elected Commitments hereunder without giving effect to Section 2.11(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.11(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)    Certain Fees.
(A)No Defaulting Lender shall be entitled to receive any commitment fee pursuant to Section 3.05(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).
(B)Each Defaulting Lender shall be entitled to receive letter of credit fees under Section 3.05(b)(i) for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.10.
(C)With respect to any fee pursuant to Section 3.05(b) not required to be paid to any Defaulting Lender pursuant to sub-clause (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letter of Credit obligations that has been reallocated to such Non-Defaulting Lender pursuant to clause (a)(iv) below, (y) pay to the applicable Issuing Bank the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s Fronting Exposure to such Defaulting Lender and (z) not be required to pay the remaining amount of any such fee.
(iv)    Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s LC Exposure shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Elected Commitment) but only to the extent that (x) the conditions set forth in Section 6.02 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Elected Commitment. Subject to Section 12.18, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a

Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
(v)    Cash Collateral. If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, Cash Collateralize any applicable Issuing Bank’s Fronting Exposure in accordance with the procedures set forth in Section 2.10.
(b)Defaulting Lender Cure. If the Borrower, the Administrative Agent and the Issuing Banks agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held pro rata by the Lenders in accordance with the Elected Commitments hereunder (without giving effect to Section 2.11(a)(iv), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
(c)New Letters of Credit. So long as any Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that the LC Exposure related to any existing Letters of Credit as well as the new, extended, renewed or increased Letter of Credit has been or will be fully allocated among the non-Defaulting Lenders in a manner consistent with clause (a)(iv) above and such Defaulting Lender shall not participate therein except to the extent such Defaulting Lender’s participation has been or will be fully Cash Collateralized in accordance with Section 2.10.
ARTICLE III
PAYMENTS OF PRINCIPAL AND INTEREST; PREPAYMENTS; FEES
Section 3.01    Repayment of Loans. The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Termination Date.

Section 3.02    Interest.
(a)ABR Loans. The Loans comprising each ABR Borrowing shall bear interest on the unpaid principal amount of such Loans at the Alternate Base Rate plus the Applicable Margin, but in no event to exceed the Highest Lawful Rate.
(b)SOFR Loans. The Loans comprising each SOFR Borrowing shall bear interest on the unpaid principal amount of such Loans at the Adjusted Term SOFR for the Interest Period in effect for such Borrowing plus the Applicable Margin, but in no event to exceed the Highest Lawful Rate.
(c)[Reserved].
(d)Post-Default Rate. Notwithstanding the foregoing, (i) if any principal of or interest on any Loan or any fee or other amount payable by the Borrower or any Guarantor hereunder or under any other Loan Document is not paid when due, whether at stated maturity, upon acceleration or otherwise, and including any payments in respect of a Borrowing Base Deficiency under Section 3.04(c), or if an Event of Default has occurred and is continuing, then, such overdue amount, in the case of a failure to pay amounts when due, and at the option of the Majority Lenders, all Loans outstanding, in the case of any other Event of Default, shall bear interest, after as well as before judgment, at a rate per annum equal to two percent (2%) plus the rate applicable to ABR Loans as provided in Section 3.02(a), but in no event to exceed the Highest Lawful Rate and (ii) if any Event of Default of the type described in Section 10.01(h), Section 10.01(i) and/or Section 10.01(j) occurs, then all outstanding principal, fees and other obligations under any Loan Document shall automatically bear interest at a rate per annum equal to two percent (2%) plus the rate applicable to ABR Loans as provided in Section 3.02(a), but in no event to exceed the Highest Lawful Rate, all Loans outstanding at such time shall bear interest, after as well as before judgment, at the rate then applicable to such Loans, plus the Applicable Margin, if any, plus an additional two percent (2%), but in no event to exceed the Highest Lawful Rate.
(e)Interest Payment Dates. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and on the Termination Date; provided that (i) interest accrued pursuant to Section 3.02(d) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than an optional prepayment of an ABR Loan prior to the Termination Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, and (iii) in the event of any conversion of any SOFR Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
(f)Interest Rate Computations. All computations of interest for ABR Loans when the Alternate Base Rate is determined by the Prime Rate shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest provided hereunder shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365/366-day year). The applicable Alternate Base Rate, Adjusted Term SOFR or Term SOFR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error, and be binding upon the parties hereto.
(g)Term SOFR Conforming Changes. In connection with the use or administration of Term SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.
Section 3.03    Changed Circumstances.
(a)    Circumstances Affecting Benchmark Availability. Subject to clause (c) below, in connection with any request for a SOFR Loan or a conversion to or continuation thereof or otherwise, if for any reason (i) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that reasonable and adequate means do not exist for ascertaining Adjusted Term SOFR for the applicable Interest Period with respect to a proposed SOFR Loan on or prior to the first day of such Interest Period or (ii) the Majority Lenders shall determine (which determination shall be conclusive and binding absent manifest error) that Adjusted Term SOFR does not adequately and fairly reflect the cost to such Lenders of making or maintaining such Loans during such Interest Period, then, in each case, the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or fax as promptly as practicable thereafter. Upon notice thereof by the Administrative Agent to the Borrower and the Lenders, any obligation of the Lenders to make SOFR Loans, and any right of the Borrower to convert any Loan to or continue any Loan as a SOFR Loan, shall be suspended (to the extent of the affected SOFR Loans or the affected Interest Periods) until the Administrative Agent (with respect to clause (ii), at the instruction of the Majority Lenders) revokes such notice. Upon receipt of such notice, (A) the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of SOFR Loans (to the extent of the affected SOFR Loans or the affected Interest Periods) or, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to ABR Loans in the amount specified therein and (B) any outstanding affected SOFR Loans will be deemed to have been converted into ABR Loans at the end of the applicable Interest Period. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts, if any, required pursuant to Section 5.02.
(b)    Laws Affecting SOFR Availability. If, after the date hereof, the introduction of, or any change in, any applicable Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective lending offices) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, shall make it unlawful or impossible for any of the Lenders (or any of their respective lending offices) to honor its obligations hereunder to make or maintain any SOFR Loan, or to determine or charge interest based upon SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, such Lender shall promptly give notice thereof to the Administrative Agent, and the Administrative Agent shall promptly give notice to the Borrower and the other Lenders as promptly as practicable thereafter. Thereafter, until the Administrative Agent notifies the Borrower that such circumstances no longer exist, (i) any obligation of the Lenders to make SOFR Loans, and any right of the Borrower to convert any Loan to a SOFR Loan or continue any Loan as a SOFR Loan, in each case, shall be suspended (the “Affected Loans”) and (ii) if necessary to avoid such illegality, the Administrative Agent shall compute the Alternate Base Rate without reference to clause (c) of the definition of “Alternate Base Rate”, in each case, until each such affected Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, if necessary to avoid such illegality, upon demand from any Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Affected Loans to ABR Loans (in each case, if necessary to avoid such illegality, the Administrative Agent shall compute the Alternate Base Rate without reference to clause (c) of the definition of “Alternate Base Rate”), on the last day of the Interest Period therefor, if all affected Lenders may lawfully continue to maintain such Affected Loans to such day, or immediately, if any Lender may not lawfully continue to maintain such Affected Loans to such day. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts, if any, required pursuant to Section 5.02.

(c)    Benchmark Replacement Setting.
(i)Benchmark Replacement. (A) Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, the Administrative Agent and the Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all affected Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Majority

Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 3.03(c)(i) will occur prior to the applicable Benchmark Transition Start Date.
(ii)Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(iii)Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (A) the implementation of any Benchmark Replacement and (B) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will promptly notify the Borrower of the removal or reinstatement of any tenor of a Benchmark pursuant to Section 3.03(c)(iv). Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.03(c), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.03(c).
(iv)Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (1) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (2) the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable, non-representative, non-compliant or non-aligned tenor and (B) if a tenor that was removed pursuant to clause (A) above either (1) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (2) is not, or is no longer, subject to an announcement that it is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks for a Benchmark (including a Benchmark Replacement), then the Administrative

Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(v)Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, (A) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to ABR Loans and (B) any outstanding affected SOFR Loans will be deemed to have been converted to ABR Loans at the end of the applicable Interest Period. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Alternate Base Rate.
Section 3.04    Prepayments.
(a)Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with Section 3.04(b).
(b)Notice and Terms of Optional Prepayment. The Borrower shall notify the Administrative Agent by telephone (confirmed by electronic mail) (or transmit by electronic communication, if arrangements for doing so have been approved by the Administrative Agent) of any prepayment hereunder (i) in the case of prepayment of a SOFR Borrowing, not later than 1:00 p.m. Charlotte, North Carolina time, three (3) U.S. Government Securities Business Days before the date of prepayment, or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m. Charlotte, North Carolina time, on the date of prepayment, which date shall be a Business Day in the United States. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid and whether the prepayment is of SOFR Loans, ABR Loans or a combination thereof, and the amount allocable to each; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Elected Commitments as contemplated by Section 2.06(b), then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.06(b). Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 3.02.

(c)Mandatory Prepayments.
(i)    If, after giving effect to any termination or reduction of the Aggregate Elected Commitment Amounts pursuant to Section 2.06(a) or Section 2.06(b), the Aggregate Revolving Credit Exposures exceed the Aggregate Elected Commitment Amounts, then the Borrower shall (A) prepay the Borrowings on the date of such termination or reduction in an aggregate principal amount equal to such excess, and (B) if any excess remains after prepaying all of the Borrowings as a result of an LC Exposure, pay to the Administrative Agent on behalf of the Lenders an amount equal to such excess to be held as cash collateral as provided in Section 2.08(j).
(ii)    Upon any redetermination of or adjustment to the amount of the Borrowing Base in accordance with Section 2.07 (other than Section 2.07(f), (g) or (h)) if the Aggregate Revolving Credit Exposures exceed the redetermined or adjusted Borrowing Base, then Borrower must, at Borrower’s election, take one of the following actions and notify Administrative Agent of such election within ten (10) Business Days of written notice from the Administrative Agent that a Borrowing Base Deficiency then exists: (A) make four (4) consecutive equal monthly installment mandatory prepayments, each in an amount equal to one quarter (1/4) of the Borrowing Base Deficiency, with such payments commencing thirty (30) days from and after receipt by the Borrower of notice of the Borrowing Base Deficiency, (B) execute and deliver, or cause one or more Loan Parties to execute and deliver, to the Administrative Agent within thirty (30) days from and after receipt by the Borrower of notice of the Borrowing Base Deficiency, supplemental or additional Security Instruments, in form and substance reasonably satisfactory to the Administrative Agent securing payment of the Indebtedness and covering other Properties of the Borrower or such Loan Parties, as applicable, including additional Oil and Gas Properties directly owned by the Borrower or such Loan Parties that are not then covered by any Security Instrument and that are of a type and nature satisfactory to the Administrative Agent, and having a value (as determined by the Administrative Agent and approved by the Required Lenders in their sole discretion), in addition to other Oil and Gas Properties already subject to a Mortgage, in an amount at least equal to the Borrowing Base Deficiency; provided that, if the Borrower shall elect to execute and deliver (or cause one or more Loan Parties to execute and deliver) supplemental or additional Security Instruments to the Administrative Agent pursuant to subclause (B) of this Section 3.04(c)(ii), it shall provide concurrently within such thirty (30) day period to the Administrative Agent descriptions of the additional assets to be mortgaged or pledged thereby (together with current valuations, engineering reports, title evidence or opinions applicable thereto and other documents (including opinions of counsel) reasonably requested by the Administrative Agent, each of which shall be in form and substance reasonably satisfactory to the Administrative Agent) or (C) within thirty (30) days from and after receipt by the Borrower of notice of the Borrowing Base Deficiency, prepay such excess or notify the Administrative Agent that the Borrower will implement a combination of the actions described in the foregoing subclauses (A) through (C) that are acceptable to the Administrative Agent (and thereafter implement such actions in accordance with subclauses (A) through (C)); and further provided that, if the Administrative Agent has not received within such ten (10) Business Day period the required notice from the

Borrower that the Borrower shall take the actions described in subclause (B) within such thirty (30) day period, then without any necessity for notice to the Borrower or any other Person, the Borrower shall be deemed to have elected to make mandatory prepayments equal to at least the Required Deficiency Payment for each Borrowing Base Deficiency Payment Date. Notwithstanding the foregoing, all payments required to be made pursuant to this Section 3.04(c)(ii) must be made on or prior to the Termination Date.
(iii)    Upon any adjustments to the Borrowing Base pursuant to Section 2.07(f), (g) or (h) or Section 8.13(c), if the Aggregate Revolving Credit Exposures exceed the Borrowing Base as adjusted, then the Borrower shall prepay the Borrowings in an aggregate principal amount equal to such excess on the first Business Day after receiving notice from the Administrative Agent of such excess. The Borrower shall be obligated to make such prepayment and/or deposit of cash collateral on the date of such Disposition or Hedge Liquidation or such incurrence of Indebtedness, and in the case of Sections 2.07(g) and (h) and/or Section 8.13(c), the Borrower shall be obligated to make such prepayment and/or deposit of cash collateral on the date of such reduction; provided that all payments required to be made pursuant to this Section 3.04(c)(iii) must be made on or prior to the Termination Date.
(iv)    Each prepayment of Borrowings pursuant to this Section 3.04(c) shall be applied, first, ratably to any ABR Borrowings then outstanding, and, second, to any SOFR Borrowings then outstanding, and if more than one SOFR Borrowing is then outstanding, to each such SOFR Borrowing in order of priority beginning with the SOFR Borrowing with the least number of days remaining in the Interest Period applicable thereto and ending with the SOFR Borrowing with the most number of days remaining in the Interest Period applicable thereto.
(v)    Each prepayment of Borrowings pursuant to this Section 3.04(c) shall be applied ratably to the Loans included in the prepaid Borrowings. Prepayments pursuant to this Section 3.04(c) shall be accompanied by accrued interest to the extent required by Section 3.02.
(d)No Premium or Penalty. Prepayments permitted or required under this Section 3.04 shall be without premium or penalty, except as required under Section 5.02.
(e)If the Borrower and the Restricted Subsidiaries have any Excess Cash outstanding for more than five (5) consecutive Business Days, the Borrower shall prepay the Borrowings no later than the fifth (5th) Business Day following such five (5) consecutive Business Day period, which prepayment shall be in a principal amount equal to or greater than the amount of such Excess Cash as of such fifth (5th) Business Day. Each prepayment of Borrowings pursuant to this Section 3.04(e) shall be applied, first, ratably to any ABR Borrowings then outstanding, and, second, to any SOFR Borrowings then outstanding, and if more than one SOFR Borrowing is then outstanding, to each such SOFR Borrowing in order of priority beginning with the SOFR Borrowing with the least number of days remaining in the Interest Period applicable thereto and ending with the SOFR Borrowing with the most number of days remaining in the Interest Period applicable thereto. Each prepayment of Borrowings pursuant to this Section 3.04(e) shall be applied ratably to the Loans that are being prepaid by such Excess Cash. Prepayments pursuant to this Section 3.04(e) shall be accompanied by accrued interest to the extent required by Section 3.02.
Section 3.05    Fees.
(a)Commitment Fees. The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the applicable Commitment Fee Rate on the average daily unused amount of the Elected Commitment of such Lender during the period from and including the Effective Date to but excluding the Termination Date (it being understood that LC Exposure shall constitute usage of the Commitments for purposes of this Section 3.05(a)). Accrued commitment fees shall be payable in arrears on the third Business Day after the last day of March, June, September and December of each year and on the Termination Date, commencing on the first such date to occur after the Effective Date. All commitment fees shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case commitment fees shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). If a Lender is a Defaulting Lender, commitment fees shall cease to accrue pursuant to this Section 3.05(a) on the entire Elected Commitment of such Lender until such Lender is no longer a Defaulting Lender.
(b)Letter of Credit Fees. The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to such Lender’s participations in Letters of Credit, which shall accrue at the same Applicable Margin used to determine the interest rate applicable to SOFR Loans (or for any date of determination prior to the Effective Date with respect to the Letters of Credit set forth on Schedule 1.01, “Eurodollar Loans” under and as defined in the Existing Credit Agreement) on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Elected Commitment terminates and the date on which such Lender ceases to have any LC Exposure, (ii) to each Issuing Bank a fronting fee, which shall accrue at the rate of 0.250% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Elected Commitments and the date on which there ceases to be any LC Exposure, provided that in no event shall such fee be less than $500 during any quarter, and (iii) to each Issuing Bank, for its own account, its standard fees with respect to the issuance, amendment or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the Termination Date and any such fees accruing after the Termination Date shall be payable on demand. Any other fees payable to the Issuing Banks pursuant to this Section 3.05(b) shall be payable within ten (10) days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case participation and fronting fees shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(c)Administrative Agent Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.
ARTICLE IV
PAYMENTS; PRO RATA TREATMENT; SHARING OF SET-OFFS.
Section 4.01    Payments Generally; Pro Rata Treatment; Sharing of Set-offs.
(a)    Payments by the Borrower. The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 5.01, Section 5.02, Section 5.03 or otherwise) prior to 2:00 p.m. Charlotte, North Carolina time, on the date when due, in immediately available funds, without defense, deduction, recoupment, set-off or counterclaim. Fees, once paid, shall be fully earned and shall not be refundable under any circumstances, absent manifest error. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices specified in Section 12.01, except payments to be made directly to the Issuing Banks as expressly provided herein and except that payments pursuant to Section 2.09, Section 5.01, Section 5.02, Section 5.03 and Section 12.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.
(b)    Application of Insufficient Payments. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.
(c)    Sharing of Payments by Lenders. If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this Section 4.01(c) shall not be construed to apply to any payment made by the Borrower to a particular Lender pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant. The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
Section 4.02    Presumption of Payment by the Borrower. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Banks that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Banks, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Bank Funding Rate.
Section 4.03    Certain Deductions by the Administrative Agent. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(b), Section 2.08(d), Section 2.08(e) or Section 4.02, or otherwise hereunder, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid. If at any time prior to the acceleration or maturity of the Loans, the Administrative Agent shall receive any payment in respect of principal of a Loan or a reimbursement of an LC Disbursement while one or more Defaulting Lenders shall be party to this Agreement, the Administrative Agent shall apply such payment pursuant to Section 2.11(a)(ii). After acceleration or maturity of the Loans, all principal will be paid ratably as provided in Section 10.02(c).
Section 4.04    Disposition of Proceeds. The Security Instruments contain an assignment by the Loan Parties unto and in favor of the Administrative Agent for the benefit of the Secured Parties of all of the Loan Parties’ interest in and to production and all proceeds attributable thereto which may be produced from or allocated to the Mortgaged Property. The Security Instruments further provide in general for the application of such proceeds to the satisfaction of the Indebtedness and other obligations described therein and secured thereby. Notwithstanding the assignment contained in such Security Instruments, until the occurrence of an Event of Default, (a) the Administrative Agent and the Lenders agree that they will neither notify the purchaser or purchasers of such production nor take any other action to cause such proceeds to be remitted to the Administrative Agent or the Lenders, but the Lenders will instead permit such proceeds to be paid to the Loan Parties and (b) the Lenders hereby authorize the Administrative Agent to take such actions as may be necessary to cause such proceeds to be paid to the Loan Parties.
ARTICLE V
INCREASED COSTS; BREAK FUNDING PAYMENTS; TAXES
Section 5.01    Increased Costs.
(a)Increased Costs Generally. If any Change in Law shall:
(i)impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or advances, loans or other credit extended or participated in by, any Lender or any Issuing Bank that were not imposed or deemed applicable on the date hereof;
(ii)subject any Recipient to any Taxes (other than (A) Indemnified Taxes indemnified pursuant to Section 5.03 or (B) Excluded Taxes) on its loans, loan principal, letters of credit, elected commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, which Taxes it was not subject to on the date hereof, including, for the avoidance of doubt, any increase in the Tax rate after the date hereof for Taxes (other than (A) Indemnified Taxes indemnified pursuant to Section 5.03 or (B) Excluded Taxes) for which it was subject to on the date hereof; or

(iii)impose on any Lender or any Issuing Bank any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein that was not imposed on such Lender or such Issuing Bank on the date hereof;
and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, such Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, such Issuing Bank or other Recipient hereunder (whether of principal, interest or any other amount), then, upon request of such Lender, such Issuing Bank or other Recipient, the Borrower will pay to such Lender, such Issuing Bank or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, such Issuing Bank or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.
(b)    Capital Requirements. If any Lender or any Issuing Bank determines that any Change in Law affecting such Lender or such Issuing Bank or any lending office of such Lender or such Lender’s or Issuing Bank’s holding company, if any, regarding capital adequacy requirements or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Elected Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered.
(c)    Certificates. A certificate of a Recipient setting forth the amount or amounts necessary to compensate such Recipient or its holding company, as the case may be, as specified in Section 5.01(a) or (b), shall be delivered to the Borrower, shall include the calculation of such amount and sufficient backup detail to allow the Borrower to confirm such calculation, and shall be conclusive absent manifest error. The Borrower shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.
(d)    Effect of Failure or Delay in Requesting Compensation. Failure or delay on the part of any Recipient to demand compensation pursuant to this Section 5.01 shall not constitute a waiver of such Recipient’s right to demand such compensation; provided that the Loan Parties shall not be required to compensate a Lender or any Issuing Bank pursuant to this Section 5.01 for any increased costs or reductions incurred more than one hundred eighty (180) days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the one hundred eighty (180) day period referred to above shall be extended to include the period of retroactive effect thereof.
Section 5.02    Break Funding Payments. In the event of (a) the payment of any principal of any SOFR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or an optional or mandatory prepayment of Loans), (b) the conversion of any SOFR Loan into an ABR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any SOFR Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any SOFR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 5.05, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense (including any loss, cost or expense arising from the liquidation or reemployment of funds or from any fees payable) attributable to such event.
A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 5.02 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.
Section 5.03    Taxes.
(a)    Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made free and clear of and without deduction or withholding for any Taxes, except as required by applicable Law; provided that, if the Borrower or Administrative Agent shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then the sum payable by the Borrower shall be increased as necessary so that after making all required deductions or withholdings (including deductions and withholdings applicable to additional sums payable under this Section 5.03(a)), the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the Borrower or the Administrative Agent (as applicable) shall make such deductions or withholding and (iii) the Borrower or the Administrative Agent (as applicable) shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Law.
(b)    Payment of Other Taxes by the Borrower. The Borrower shall timely pay, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.
(c)    Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent, each Lender and each Issuing Bank, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the

Administrative Agent, such Lender or Issuing Bank, as the case may be, or required to be withheld or deducted from a payment to the Administrative Agent, such Lender or Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 5.03) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate of the Administrative Agent, a Lender or an Issuing Bank as to the amount of such payment or liability under this Section 5.03 shall be delivered to the Borrower and shall be conclusive absent manifest error.
(d)    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after written demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.04(c)(i) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).
(e)    Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(f)    Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (f)(ii)(A), (ii)(B) and (g) of this Section) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing,
(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(1)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)executed copies of IRS Form W-8ECI;
(3)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W 8BEN-E; or
(4)to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W 8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that, if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H on behalf of each such direct and indirect partner; and
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(g)    FATCA Documentation. If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this paragraph (g), “FATCA” shall include any amendments made to FATCA after the Effective Date.
(h)    Tax Refunds. If the Administrative Agent or a Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 5.03, it shall pay over such refund to the

Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 5.03 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay to the Administrative Agent or such Lender the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the Administrative Agent or any Lender be required to pay any amount to the Borrower pursuant to this paragraph (h) the payment of which would place the Administrative Agent or such Lender in a less favorable net after-Tax position than the Administrative Agent or such Lender, as applicable, would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 5.03 shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.
(i)    Survival. Each party’s obligations under this Section shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Elected Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
Section 5.04    Designation of Different Lending Office. If any Lender requests compensation under Section 5.01, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.01 or Section 5.03, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

Section 5.05    Replacement of Lenders.
(a)If any Lender requests compensation under Section 5.01, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 5.04, or if any Lender has affected Loans pursuant to Section 3.03(b), or if any Lender becomes a Defaulting Lender, or if any Lender refuses to approve a Proposed Borrowing Base pursuant to Section 2.07(c)(iii) and as a result, the Borrower elects to replace such dissenting Lender pursuant to Section 2.07(c)(iv), or if the Borrower has the right to replace a Lender pursuant to Section 12.02, then the Borrower may, at its sole expense and effort, upon notice to such Lender, the Administrative Agent and the Issuing Banks, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.04(b)), all its interests, rights (other than its existing rights to payments pursuant to Section 5.01 or Section 5.03 and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent and the Issuing Banks (in each case, which consent shall not unreasonably be withheld or delayed), (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 5.02) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim for compensation under Section 5.01 or payments required to be made pursuant to Section 5.03, such assignment will result in a reduction in such compensation or payments, (iv) such assignment does not conflict with applicable Law, and (v) in the case of any assignment resulting from a Lender becoming a non-consenting Lender pursuant to Section 12.02, the applicable assignee shall have consented to the applicable amendment, waiver or consent. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
ARTICLE VI
CONDITIONS PRECEDENT
Section 6.01    Effective Date. The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 12.02):
(a)The Administrative Agent, for the benefit of itself and the Lenders, shall have received all facility and agency fees and other reasonable and documented fees and amounts due and payable on or prior to the Effective Date, including, without limitation, all fees and amounts set forth in the Fee Letter to the extent due and payable on or prior to the Effective Date, and, to the extent invoiced, reimbursement or payment of all of the Administrative Agent’s out-of-pocket expenses including, without limitation, to the extent invoiced on or prior to the Effective Date, the reasonable and documented fees, charges and disbursements of Vinson & Elkins L.L.P., counsel for the Administrative Agent, required to be reimbursed or paid by the Borrower hereunder, or shall have received confirmation acceptable to the Administrative Agent that the all such fees and amounts will be paid with the proceeds of the Loans funded on the Effective Date.
(b)The Administrative Agent shall have received a certificate of the Secretary, an Assistant Secretary or a Responsible Officer of each Loan Party setting forth (i) resolutions duly adopted by such Loan Party’s board of directors (or other governing body) with respect to the authorization of such Loan Party to execute and deliver the Loan Documents to which it is a party and to enter into the transactions contemplated in those documents, (ii) the officers of such Loan Party (y) who are authorized to sign the Loan Documents to which such Loan Party is a party and (z) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Agreement and the transactions contemplated hereby, (iii) specimen signatures of such authorized officers, and (iv) articles or certificate of incorporation or formation of each Loan Party and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of incorporation or formation, and the bylaws or other governing document of such Person as in effect on the Effective Date. The Administrative Agent and the Lenders may conclusively rely on such certificate until the Administrative Agent receives notice in writing from the Borrower to the contrary.
(c)The Administrative Agent shall have received certificates as of a recent date of the good standing, existence or its equivalent of each Loan Party under the laws of its jurisdiction of organization and, to the extent requested by the Administrative Agent, each other jurisdiction where such Person is qualified to do business.
(d)The Administrative Agent shall have received from each party hereto counterparts (in such number as may be requested by the Administrative Agent) of this Agreement signed on behalf of such party.
(e)The Administrative Agent shall have received duly executed Notes (or any amendment or restatement thereof, as the case may be) payable to each requesting Lender and its registered assigns in a principal amount equal to such requesting Lender’s Maximum Credit Amount, dated as of the Effective Date.
(f)The Administrative Agent shall have received from each party thereto duly executed and completed counterparts (in such number as may be requested by the Administrative Agent) of the Security Instruments, including the Reaffirmation Agreement, amendments and restatements of the Loan Parties’ existing mortgages, and the other Security Instruments described on Exhibit C, in each case, in form and substance reasonably satisfactory to the Administrative Agent. In connection with the execution and delivery of the Security Instruments and the other Loan Documents, the Administrative Agent shall be reasonably satisfied that the Security Instruments (A) creating Liens on the Oil and Gas Properties create first-priority, perfected Liens (subject only to Permitted Encumbrances but subject to the provisos at the end of such definition) on at least 85% of the PV-9 value of the Oil and Gas Properties evaluated in the Initial Reserve Report and (B) creating Liens on all other Property purported to be pledged as collateral pursuant to the Security Instruments create first-priority, perfected Liens (subject to only Liens permitted by Section 9.03) on such Property; and
(g)The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Locke Lord LLP, Woodburn and Wedge and O’Melveny & Myers LLP, special counsel to the Borrower and the Guarantors, covering such matters relating to the Borrower and the Guarantors, this Agreement, the other Loan Documents and the transactions contemplated hereby and thereby as the Administrative Agent shall reasonably request, and such other legal opinions, including opinions of local counsel, certificates, notes, documents and other instruments as the Administrative Agent may request, in each case, in form and substance reasonably acceptable to the Administrative Agent and its counsel.
(h)The Administrative Agent shall have received a certificate of insurance coverage of the Loan Parties evidencing that the Loan Parties are carrying insurance in accordance with Section 7.12.
(i)The Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower certifying that the Borrower has received all consents and approvals required by Section 7.03.
(j)The Administrative Agent shall have received a certificate from an authorized officer of the Borrower to the effect that (i) all representations and warranties of the Loan Parties contained in this Agreement and the other Loan Documents are true and correct in all material respects (except to the extent any such representation and warranty is qualified by materiality or reference to Material Adverse Effect, in which case, such representation and warranty shall be true and correct in all respects); (ii) none of the Loan Parties is in violation of any of the covenants contained in this Agreement and the other Loan Documents; (iii) after giving effect to the Transactions, no Default has occurred and is continuing; (iv) since December 31, 2021, no event has occurred or condition arisen, either individually or in the aggregate, that would reasonably be expected to have a Material Adverse Effect; and (v) each Loan Party, as applicable, has satisfied each of the conditions set forth in Section 6.01 and Section 6.02.

(k)The Lenders shall have received at least three (3) Business Days prior to the Effective Date, to the extent requested in writing at least five (5) Business Days prior to the Effective Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.
(l)If any Loan Party qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, each Lender that so requests shall have received a Beneficial Ownership Certification in relation to such Loan Party at least three (3) Business Days prior to the Effective Date.
(m)The Administrative Agent shall have received such other documents as the Administrative Agent or special counsel to the Administrative Agent may reasonably request.
Without limiting the generality of the provisions of Section 11.04, for purposes of determining compliance with the conditions specified in this Section 6.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required under this Section 6.01 to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the Effective Date specifying its objection thereto. All documents executed or submitted pursuant to this Section 6.01 by and on behalf of the Borrower or any of its Subsidiaries shall be in form and substance reasonably satisfactory to the Administrative Agent and its counsel. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 12.02) at or prior to 5:00 p.m., Charlotte, North Carolina time, on [November 30], 2022 (and, in the event such conditions are not so satisfied or waived, the Elected Commitments shall terminate at such time). The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.
Section 6.02    Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing (including the initial funding), and of the Issuing Banks to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:
(a)    At the time of and immediately after giving effect to such Borrowing or the issuance, amendment or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.
(b)    The representations and warranties of the Loan Parties set forth in this Agreement and in the other Loan Documents shall be true and correct in all material respects (except to the extent any such representation and warranty is qualified by materiality or reference to Material Adverse Effect, in which case, such representation and warranty shall be true and correct in all respects) on and as of the date of such Borrowing or the date of issuance, amendment or extension of such Letter of Credit, as applicable, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the date of such Borrowing or the date of issuance, amendment or extension of such Letter of Credit, as applicable, such representations and warranties shall continue to be true and correct in all material respects (except to the extent any such representation and warranty is qualified by materiality or reference to Material Adverse Effect, in which case, such representation and warranty shall be true and correct in all respects) as of such specified earlier date.
(c)    The making of such Loan or the issuance, amendment or extension of such Letter of Credit, as applicable, would not conflict with, or cause any Lender or any Issuing Bank to violate or exceed, any applicable Governmental Requirement, and no Change in Law shall have occurred, and no litigation shall be pending or threatened, which does or, with respect to any threatened litigation, seeks to, enjoin, prohibit or restrain, the making or repayment of any Loan, the issuance, amendment, extension or repayment of any Letter of Credit or any participations therein or the consummation of the transactions contemplated by this Agreement or any other Loan Document.
(d)    At the time of and immediately after giving effect to such Borrowing or the issuance, amendment or extension of such Letter of Credit, as applicable, the Aggregate Revolving Credit Exposure shall not exceed the Loan Limit then in effect.
(e)    The Borrower and the Restricted Subsidiaries shall not have any Excess Cash immediately before or after giving effect to such Borrowing, in each case, determined after giving effect to any intended use of proceeds in the ordinary course of business (as certified by the Borrower, to the extent applicable, in the related Borrowing Request, and including, for the avoidance of doubt, any purpose permitted by Section 9.15) on or before the date that is five (5) Business Days after the date the Borrower receives the funds from such Borrowing, nor may such Borrowing, after giving effect to any such intended use of proceeds in the ordinary course of business (as certified by the Borrower, to the extent applicable, in the related Borrowing Request), be in an amount that would trigger a mandatory prepayment under Section 3.04(e), and such Loans shall be funded in accordance with Section 2.05 and thereafter maintained (until used in accordance with this Agreement) in (A) an account of the Borrower over which the Administrative Agent has “control” (within the meaning of Section 9-104 of the Uniform Commercial Code) or (B) an Excluded Account to the extent permitted in accordance with the definition thereof.
(f)    The receipt by the Administrative Agent of a Borrowing Request in accordance with Section 2.03 or a request for a Letter of Credit (or an amendment or extension of a Letter of Credit) in accordance with Section 2.08(b), as applicable.

Each request for a Borrowing and each request for the issuance, amendment or extension of any Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in Section 6.02(a) through (e).
ARTICLE VII
REPRESENTATIONS AND WARRANTIES
The Borrower represents and warrants to the Lenders that:
Section 7.01    Organization; Powers. Each of the Borrower and its Restricted Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority, and has all material governmental licenses, authorizations, consents and approvals necessary, to own its assets and to carry on its business as now conducted, and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.
Section 7.02    Authority; Enforceability. The Transactions are within each Loan Party’s corporate, limited liability company, or partnership powers and have been duly authorized by all necessary corporate, limited liability company or partnership action and, if required, action by any holders of its Equity Interests. Each Loan Document to which each Loan Party is a party has been duly executed and delivered by such Loan Party and constitutes a legal, valid and binding obligation of such Loan Party enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
Section 7.03    Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other third Person, nor is any such consent, approval, registration, filing or other action necessary for the validity or enforceability of any Loan Document or the consummation of the transactions contemplated thereby, except such as have been obtained or made and are in full force and effect other than (i) the recording and filing of the Security Instruments as required by this Agreement and (ii) those third party approvals or consents which, if not made or obtained, would not cause a Default hereunder, would not reasonably be expected to have a Material Adverse Effect or do not have an adverse effect on the enforceability of the Loan Documents, (b) will not violate any applicable Law or the Organization Documents of any Loan Party or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, material Debt agreement or other similar instrument binding upon the Borrower or any Restricted Subsidiary or their Properties, or give rise to a right thereunder to require any payment to be made by the Borrower or any Restricted Subsidiary and (d) will not result in the creation or imposition of any Lien on any Property of the Borrower or any Restricted Subsidiary (other than the Liens created by the Loan Documents).
Section 7.04    Financial Position; No Material Adverse Change.
(a)    The Borrower has heretofore furnished to the Lenders (i) its consolidated balance sheet and statements of income, stockholders equity and cash flows as of and for the fiscal year ended December 31, 2021, reported on by Ernst & Young LLP, independent public accountants and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended June 30, 2022, certified by a Financial Officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its Consolidated Subsidiaries as of such date and for such period in accordance with GAAP, subject, with respect to the financial statements described in clause (ii), to normal year-end adjustments and the absence of footnotes.
(b)    Since December 31, 2021, there has been no event, development or circumstance that has had or would reasonably be expected to have a Material Adverse Effect.
(c)    Neither the Borrower nor any Restricted Subsidiary has (i) any material Debt (including Disqualified Equity Interests), except as referred to or reflected or provided for in the Financial Statements, or (ii) any material contingent liabilities, material off-balance sheet liabilities or partnerships, liabilities for past-due taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, incurred outside the ordinary course of the Borrower’s or any Restricted Subsidiary’s business except as reflected or provided for in the Financial Statements, including the footnotes thereto.
(d)    All balance sheets, all statements of income and of cash flows and all other financial information of the Borrower and Subsidiaries furnished pursuant to Section 8.01(a) and (b) have been and will for periods following the Effective Date be prepared in accordance with GAAP consistently applied with the financial statements referred to in Section 7.04(a) (except for changes in accounting principles and changes in accounting estimates required by GAAP), and do or will present fairly in all material respects the consolidated financial position of the Persons covered thereby as at the dates thereof and the results of their operations for the periods then ended.
Section 7.05    Litigation.
(a)There are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened in writing against or affecting the Borrower or any Restricted Subsidiary (i) not fully covered by insurance (except for normal deductibles) as to which there is a reasonable possibility of an adverse determination that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the matters disclosed in Schedule 7.05), or (ii) that challenged the validity or enforceability of any Loan Document or the Transactions.
(b)Since the Effective Date, there has been no change in the status of the matters disclosed in Schedule 7.05 that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.
Section 7.06    Environmental Matters. Except as could not be reasonably expected to have a Material Adverse Effect (or with respect to clauses (c), (d) and (e) below, where the failure to take such actions would not be reasonably expected to have a Material Adverse Effect):
(a)    no Property of the Borrower or any Subsidiary nor the operations conducted thereon violate any Environmental Laws or any order or requirement of any court or Governmental Authority pertaining to environmental matters.
(b)    no Property of the Borrower or any Subsidiary nor the operations currently conducted thereon or, to the knowledge of the Borrower, by any prior owner or operator of such Property or operation, are in violation of or subject to any existing, pending or threatened action, suit, investigation, inquiry or proceeding by or before any court or Governmental Authority or to any remedial obligations under Environmental Laws.
(c)    all notices, permits, licenses, exemptions, approvals or similar authorizations, if any, required to be obtained or filed in connection with the operation or use of any and all Property of the Borrower and each Subsidiary, including past or present treatment, storage, disposal or release of a hazardous substance, oil and gas waste or solid waste into the environment, have been duly obtained or filed, and the Borrower and each Subsidiary is in compliance with the terms and conditions of all such notices, permits, licenses and similar authorizations.
(d)    to the knowledge of the Borrower, all hazardous substances, solid waste and oil and gas waste, if any, generated by the Borrower or any Subsidiary (or by any Person under the Borrower or any Subsidiary’s Control) at any and all Property of the Borrower or any Subsidiary have in the past been transported, treated and disposed of in accordance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment, and, in transporting, treating or disposing of the same all such transport carriers and treatment and disposal facilities have been and are operating in compliance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment, and are not the subject of any existing, pending or threatened action, investigation or inquiry by any Governmental Authority in connection with any Environmental Laws.
(e)    (i) the Borrower has taken all steps reasonably necessary to determine and has determined that no oil, hazardous substances, solid waste or oil and gas waste, have been disposed of or otherwise released and (ii) there has been no threatened release of any oil, hazardous substances, solid waste or oil and gas waste on or to any Property of the Borrower or any Subsidiary except, in the case of clauses (i) and (ii), in compliance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment.
(f)    to the extent applicable, all Property of the Borrower and each Subsidiary currently satisfies all design, operation, and equipment requirements imposed by the OPA, and the Borrower does not have any reason to believe that such Property, to the extent subject to the OPA, will not be able to maintain compliance with the OPA requirements during the term of this Agreement.
(g)    neither the Borrower nor any Subsidiary has any known contingent liability or Remedial Work obligation in connection with any release or threatened release of any oil, hazardous substance, solid waste or oil and gas waste into the environment.
Section 7.07    Compliance with the Laws and Agreements; No Defaults.
(a)    Each of the Borrower and its Subsidiaries is in compliance in all material respects with all Governmental Requirements applicable to it or its Property. Each of the Borrower and its Subsidiaries is in compliance with all indentures, agreements and other instruments binding upon it or its Property, and possesses all licenses, permits, franchises, exemptions, approvals and other governmental authorizations necessary for the ownership of its Property and the conduct of its business, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
(b)    Neither the Borrower nor any Subsidiary is in default under, nor has any event or circumstance occurred which, but for the expiration of any applicable grace period or the giving of notice, or both, would constitute a default under, or would require the Borrower or such Subsidiary to Redeem or make any offer to do any of the foregoing under, any indenture, note, credit agreement or similar instrument pursuant to which any Material Debt or the Preferred Stock is outstanding or by which the Borrower or any of its Subsidiaries or any of their Properties is bound.
(c)    No Default has occurred and is continuing.
Section 7.08    Investment Company Act; Commodity Exchange Act. No Loan Party is an “investment company” or a company “controlled” by an “investment company,” within the meaning of, or subject to regulation under, the Investment Company Act of 1940, as amended.
Section 7.09    Taxes. Each of the Borrower and its Restricted Subsidiaries has timely filed or caused to be filed all federal and other material Tax returns and reports required to have been filed and has paid or caused to be paid all material Taxes required to have been paid by it, except

(a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Restricted Subsidiary has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect. The charges, accruals and reserves on the books of the Loan Parties in respect of Taxes and other governmental charges are, in the reasonable opinion of the Borrower, adequate. No Tax Lien has been filed (other than Permitted Encumbrances described in clause (a) of the definition thereof) and, to the knowledge of the Borrower, no claim is being asserted with respect to any such Tax or other such governmental charge.
Section 7.10    ERISA.
(a)The Loan Parties and each ERISA Affiliate have complied in all material respects with ERISA and, where applicable, the Code regarding each Plan.
(b)Each Plan is, and has been, maintained in substantial compliance with ERISA and, where applicable, the Code.
(c)No act, omission or transaction has occurred which could result in imposition on any Loan Party or any ERISA Affiliate (whether directly or indirectly) of (i) either a civil penalty assessed pursuant to subsections (c), (i) or (l) of section 502 of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code or (ii) breach of fiduciary duty liability damages under section 409 of ERISA.
(d)No Plan (other than a defined contribution plan) or any trust created under any such Plan has been terminated since September 2, 1974. No liability to the PBGC (other than for the payment of current premiums which are not past due) by any Loan Party or any ERISA Affiliate has been or is expected by any Loan Party or any ERISA Affiliate to be incurred with respect to any Plan. No ERISA Event with respect to any Plan has occurred.
(e)Full payment when due has been made of all amounts which any Loan Party or any ERISA Affiliate is required under the terms of each Plan or applicable Law to have paid as contributions to such Plan as of the date hereof, and, as of the most recent valuation date for any Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 80% or higher.
(f)Except as would not reasonably be expected to result in a Material Adverse Effect, the actuarial present value of the benefit liabilities (based on the assumptions used for purposes of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic No. 715) under each Plan which is subject to Title IV of ERISA does not, as of the end of the Borrower’s most recently ended fiscal year, exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities. The term “actuarial present value of the benefit liabilities” shall have the meaning specified in section 4041 of ERISA.

(g)Neither any Loan Party nor any ERISA Affiliate sponsors, maintains, or contributes to an employee welfare benefit plan, as defined in section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by any Loan Party or any ERISA Affiliate in its sole discretion at any time without any material liability.
(h)Neither any Loan Party nor any ERISA Affiliate sponsors, maintains or contributes to, or has at any time in the six-year period preceding the date hereof sponsored, maintained or contributed to, any Multiemployer Plan.
(i)Neither any Loan Party nor any ERISA Affiliate is required to provide security under section 436(f) of the Code due to a Plan amendment that results in an increase in current liability for the Plan.
Section 7.11    Disclosure; No Material Misstatements. The Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any Subsidiary is subject, and all other matters known to it, that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other written information (the “Information”) furnished by any Loan Party or any Subsidiary to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or under any other Loan Document (as modified or supplemented by other Information so furnished) contained, as of the date such Information was furnished (or if such Information expressly related to a specific date, as of such specific date) any material misstatement of fact or omitted to state, as of the date such Information was furnished (or if such Information expressly related to a specific date, as of such specific date) any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading as of the time when made or delivered; provided that, with respect to projected financial information, prospect information, budgets, pro forma financial information, estimated financial information, geological and geophysical data and engineering projections other estimates and any information of a general economic nature or general industry nature, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation, it being recognized by the Administrative Agent and the Lenders that (i) such projections are as to future events and are not to be viewed as facts, (ii) such projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Loan Parties, (iii) no assurance can be given that any particular projections will be realized and (iv) actual results during the period or periods covered by any such projections may differ from the projected results and such differences may be material. There are no statements or conclusions in any Reserve Report or any projections delivered under Section 9.18 that are based upon or include misleading information or fail to take into account material information regarding the matters reported therein, it being understood that projections concerning volumes attributable to the Oil and Gas Properties and production and cost estimates contained in each Reserve Report or any projections delivered under

Section 9.18 are necessarily based upon professional opinions, estimates and projections and that the Borrower and the Subsidiaries do not warrant that such opinions, estimates and projections will ultimately prove to have been accurate.
Section 7.12    Insurance. Each Loan Party has (a) all insurance policies sufficient for the compliance by it with all material Governmental Requirements and all material agreements and (b) insurance coverage in at least amounts and against such risk (including public liability) that are usually insured against by companies similarly situated and engaged in the same or a similar business for the assets and operations of such Loan Party. The Administrative Agent has been named as an additional insured in respect of such liability insurance policies and the Administrative Agent has been named as lender loss payee with respect to Property loss insurance.
Section 7.13    Restriction on Liens. No Loan Party is a party to any material agreement or arrangement (other than Capital Leases creating Liens permitted by Section 9.03(c), but then only on the Property subject of such Capital Lease), or subject to any order, judgment, writ or decree, which either restricts or purports to restrict its ability to grant Liens to the Administrative Agent for the benefit of the Secured Parties on or in respect of their Properties to secure the Indebtedness and the Loan Documents.
Section 7.14    Subsidiaries. As of the Effective Date, except as set forth on Schedule 7.14, the Borrower has no Subsidiaries and Schedule 7.14 indicates whether any Subsidiary of the Borrower has been designated as an Unrestricted Subsidiary in compliance with Section 9.23. As of the Effective Date, the Material Subsidiaries are Comstock Oil & Gas, LLC, Comstock Oil & Gas-Louisiana, LLC and Comstock Oil & Gas Louisiana Holdings, LLC.
Section 7.15    Location of Business and Offices. The Borrower’s jurisdiction of organization is Nevada; the name of the Borrower as listed in the public records of its jurisdiction of organization is Comstock Resources, Inc.; and the organizational identification number of the Borrower in its jurisdiction of organization is NV19831014871. The Borrower’s principal place of business and chief executive office are located at the address specified in Section 12.01 (or as set forth in a notice delivered pursuant to Section 8.01(m)) and Section 12.01(c)). Each other Loan Party’s jurisdiction of organization, name as listed in the public records of its jurisdiction of organization, organizational identification number in its jurisdiction of organization, and the location of its principal place of business and chief executive office is stated on Schedule 7.15 (or as set forth in a notice delivered pursuant to Section 8.01(m)).
Section 7.16    Properties; Titles, Etc. Except for matters which would not reasonably be expected to have a Material Adverse Effect:
(a)Each Loan Party has Good and Defensible Title to the proved Oil and Gas Properties evaluated in the most recently delivered Reserve Report (other than Oil and Gas Properties sold in accordance with Section 9.05) and good title to all its material personal

Properties, in each case, free and clear of all Liens except Liens permitted by Section 9.03. After giving full effect to Permitted Encumbrances, the Loan Party specified as the owner owns the net interests in production attributable to the Hydrocarbon Interests as reflected in the most recently delivered Reserve Report (other than reductions in such interests resulting from any actions permitted under Section 9.05 or from the election of the applicable Loan Party to not participate in any operation in respect of an Oil and Gas Property, and, except as otherwise provided by statute, regulation or customary provisions of any applicable joint operating agreement), and the ownership of such Properties shall not in any material respect obligate such Loan Party to bear the costs and expenses relating to the maintenance, development and operations of each such Property in an amount in excess of the working interest of each Property set forth in the most recently delivered Reserve Report that is not offset by a corresponding proportionate increase in such Loan Party’s net revenue interest in such Oil and Gas Property.
(b)All material leases and agreements necessary for the conduct of the business of the Loan Parties are valid and subsisting, in full force and effect, and (i) with respect to the Borrower and (ii) to Borrower’s knowledge with respect to all counterparties to such leases and agreements, there exists no default or event or circumstance which with the giving of notice or the passage of time or both would give rise to a default under any such lease or leases, which would reasonably be expected to have a Material Adverse Effect.
(c)The rights and Properties presently owned, leased or licensed by the Loan Parties including all easements and rights of way, include all rights and Properties necessary to permit the Loan Parties to conduct their business in all material respects in the same manner as its business has been conducted on the Effective Date.
(d)Except for Properties being repaired, all of the Properties of the Loan Parties which are reasonably necessary for the operation of their businesses, taken as a whole, are in good working condition, ordinary wear and tear excepted, and are maintained in accordance with prudent business standards.
(e)Each Loan Party owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual Property material to its business, and the use thereof by such Loan Party does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. The Loan Parties either own or have valid licenses or other rights to use all databases, geological data, geophysical data, engineering data, seismic data, maps, interpretations and other technical information used in their businesses as presently conducted, subject to the limitations contained in the agreements governing the use of the same, which limitations are customary for companies engaged in the business of the exploration and production of Hydrocarbons, with such exceptions, taken as a whole, as would not reasonably be expected to have a Material Adverse Effect.

Section 7.17    Maintenance of Properties. Except for such acts or failures to act as could not be reasonably expected to have a Material Adverse Effect, the Oil and Gas Properties operated by a Loan Party (and Properties unitized therewith) and to Borrower’s knowledge as to any Oil and Gas Properties not operated by a Loan Party, have been maintained, operated and developed in conformity with (a) standards customary in the oil and gas industry where such Oil and Gas Properties are located, (b) all applicable Governmental Requirements and (c) in conformity with the provisions of all leases, subleases or other contracts comprising a part of the Hydrocarbon Interests and other contracts and agreements forming a part of the Oil and Gas Properties. Specifically in connection with the foregoing, except for those as would not be reasonably expected to have a Material Adverse Effect, (i) no proved Oil and Gas Property is subject to having allowable production reduced below the full and regular allowable production (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time) and (ii) none of the wells comprising a part of the proved Oil and Gas Properties (or Properties unitized therewith) is deviated from the vertical more than the maximum permitted by Governmental Requirements, and such wells are bottomed under and are producing from, and the well bores are wholly within, the proved Oil and Gas Properties (or in the case of wells located on Properties unitized therewith, such unitized Properties). All pipelines, wells, gas processing plants, platforms and other material improvements, fixtures and equipment owned in whole or in part by the Loan Parties that are necessary to conduct normal operations on Properties currently operated by a Loan Party or, to the Borrower’s knowledge as to all Properties not operated by a Loan Party, are being maintained in a state adequate to conduct normal operations, and with respect to such of the foregoing that are operated by any of the Loan Parties, in a manner consistent with such Loan Party’s past practices (other than those the failure of which to maintain in accordance with this Section 7.17 would not reasonably be expect to have a Material Adverse Effect).
Section 7.18    Use of Loans and Letters of Credit. The proceeds of the Loans and the Letters of Credit shall be used (a) to provide working capital for exploration, development and production operations, (b) to finance the acquisition of Oil and Gas Properties permitted hereunder and (c) for general corporate purposes. No Loan Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (within the meaning of Regulation T, U or X of the Board). No part of the proceeds of any Loan or Letter of Credit will be used for any purpose which violates (x) the provisions of Regulations T, U or X of the Board or (y) any Sanctions.
Section 7.19    Solvency. After giving effect to the transactions contemplated hereby (including each Borrowing hereunder and each issuance or extension of any Letter of Credit), (a) the aggregate assets (after giving effect to amounts that would reasonably be received by reason of indemnity, offset, insurance or any similar arrangement), at a fair valuation, of the Loan Parties, taken as a whole, will exceed the aggregate Debt of the Loan Parties on a consolidated basis, as the Debt becomes absolute and matures, (b) each Loan Party will not have incurred or intended to incur, and does not believe that it will incur, Debt beyond its ability to pay such Debt (after taking into account the timing and amounts of cash to be received by each Loan Party and the amounts to be payable on or in respect of its liabilities, and giving effect to amounts that would reasonably be received by reason of indemnity, offset, insurance or any similar arrangement) as such Debt becomes absolute and matures and (c) each Loan Party will not have (and has no reason to believe that it will have thereafter) unreasonably small capital for the conduct of its business.
Section 7.20    Gas Imbalances, Prepayments. Except as set forth on Schedule 7.20 or on the most recent certificate delivered pursuant to Section 8.12(c), on a net basis there are no gas imbalances, take or pay or other prepayments which would require the Borrower or any of its Restricted Subsidiaries to deliver Hydrocarbons produced from their Proved Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor exceeding one-half bcf of gas (on an mcf equivalent basis) in the aggregate.
Section 7.21    Marketing of Production. Except for contracts listed and in effect on the date hereof on Schedule 7.21, and thereafter either disclosed in writing to the Administrative Agent or included in the most recently delivered Reserve Report (with respect to all of which contracts the Borrower represents that it or its Restricted Subsidiaries are receiving a price for all production sold thereunder which is computed substantially in accordance with the terms of the relevant contract and are not having deliveries curtailed substantially below the subject Property’s delivery capacity except as disclosed in the most recently delivered Reserve Report), no material agreements exist that are not cancelable on sixty (60) days’ notice or less without penalty or detriment for the sale of production from the Borrower’s or its Restricted Subsidiaries’ Hydrocarbons (including, without limitation, calls on or other rights to purchase, production, whether or not the same are currently being exercised) that (a) pertain to the sale of production at a fixed, stated price and (b) have a maturity or expiry date of longer than six (6) months from the date of such contract.
Section 7.22    Swap Agreements and Qualified ECP Guarantor. Schedule 7.22, as of the date hereof, and after the date hereof, each report required to be delivered by the Borrower pursuant to Section 8.01(c), sets forth, a true and complete list of all Swap Agreements of the Borrower and each Restricted Subsidiary, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark to market value thereof, all credit support agreements relating thereto (including any margin required or supplied) and the counterparty to each such agreement. The Borrower is a Qualified ECP Guarantor.
Section 7.23    Anti-Terrorism Laws.
(a)No Loan Party is, and to the knowledge of each Loan Party, none of its Affiliates, officers or directors is in violation of any Governmental Requirement relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), the Uniting and

(a)Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, and the Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., in each case, as amended from time to time.
(b)No Loan Party is, and to the knowledge of each Loan Party, no Affiliate, officer, director, broker or other agent of such Loan Party acting or benefiting in any capacity in connection with the Loans is any of the following:
(i)    a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;
(ii)    a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;
(iii)    a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;
(iv)    a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or
(iv)    a Person that is named as a “specially designated national and blocked Person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list.
Section 7.24    Anti-Corruption Laws and Sanctions. Borrower and its Subsidiaries have implemented and maintain in effect policies and procedures, if any, as it reasonably deems appropriate, in light of its business and international activities (if any), designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Terrorism Laws, Anti-Corruption Laws and applicable Sanctions, and Borrower, its Subsidiaries and their respective officers and employees and its Subsidiaries and their respective directors, officers, employees and agents, are in compliance with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended), and any other enabling legislation or executive order relating thereto, (ii) Anti-Corruption Laws and (iii) the PATRIOT Act in all material respects and have not violated any applicable Sanctions. None of (a) any Loan Party, any Subsidiary or any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any agent of such Loan Party or any such Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, and no use of the proceeds thereof by any Loan Party or any Subsidiary, will violate Anti-Terrorism Laws, Anti-Corruption Laws or applicable Sanctions.

Section 7.25    Affected Financial Institutions. No Loan Party is an Affected Financial Institution.
Section 7.26    Beneficial Ownership Regulation. As of the Effective Date, the information included in the Beneficial Ownership Certification, if applicable, is true and correct in all respects.
Section 7.27    Labor Matters. Except as set forth on Schedule 7.27, no Loan Party is subject to any labor or collective bargaining agreement. There are no existing or threatened strikes, lockouts or other labor disputes involving any Loan Party that singly or in the aggregate would reasonably be expected to have a Material Adverse Effect. Hours worked by and payment made to employees of the Loan Parties are not in violation of the Fair Labor Standards Act or any other applicable Law dealing with such matters.
Section 7.28    Security Instruments. The Security Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a valid and enforceable security interest in substantially all of the Collateral described therein and proceeds thereof, subject, in the case of enforceability, to applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and to general principles of equity and principles of good faith and fair dealing. In the case of the pledged Equity Interests described in the Security Agreement, when the Administrative Agent obtains and maintains control of stock certificates representing such pledged Equity Interests, and in the case of substantially all of the other Collateral (other than Oil and Gas Properties) described in the Security Agreement, when financing statements and other filings in appropriate form are or have been filed in the appropriate offices or Account Control Agreements have been executed, the Liens created by the Security Agreement shall constitute a perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral (other than Oil and Gas Properties) and the proceeds thereof to the extent a security interest can be perfected by filing or other action required thereunder as security for the Indebtedness, in each case, prior and superior in right to any other Person (except, in the case of Collateral other than pledged Equity Interests, with respect to which the Administrative Agent has control, Liens permitted by Section 9.03).
Each of the Mortgages is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a valid and enforceable Lien on the mortgaged properties described therein and proceeds thereof, subject, in the case of enforceability, to applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and to general principles of equity and principles of good faith and fair dealing, and when the Mortgages are or have been filed in the appropriate offices, each such Mortgage shall constitute a perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such properties and the proceeds thereof, as security for the Indebtedness, in each case, prior and superior in right to any other Person (except for Liens permitted by Section 9.03).

ARTICLE VIII
AFFIRMATIVE COVENANTS
Until the Elected Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:
Section 8.01    Financial Statements; Other Information. The Borrower will furnish to the Administrative Agent for electronic or other distribution to each Lender:
(a)    Annual Financial Statements. Within ninety (90) days after the end of each fiscal year of the Borrower, commencing with the fiscal year ending December 31, 2022, the audited consolidated balance sheets of the Borrower and the Subsidiaries and, if different, the Borrower and the Restricted Subsidiaries, in each case, as at the end of such fiscal year and related statements of operations, and cash flows as of the end of and for such year, setting forth, in each case, in comparative form the figures for the previous fiscal year, by independent public accountants of recognized national standing reasonably acceptable to the Administrative Agent (without any qualification or exception which (x) is of a “going concern” or similar nature, or (y) relates to the limited scope of examination of matters relevant to such financial statement (other than in the case of clauses (x) and (y), resulting from (1) the impending maturity of the Indebtedness hereunder or (ii) any prospective breach of any financial covenant)) to the effect that such consolidated financial statements present fairly, in all material respects, the financial position and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied (except for changes in accounting principles and changes in accounting estimates required by GAAP and disclosed to the Administrative Agent in writing or otherwise disclosed in the footnotes to the financial statements).
(b)    Quarterly Financial Statements. Within forty five (45) days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, commencing with the fiscal quarter ending September 30, 2022, the consolidated balance sheets of the Borrower and the Subsidiaries and, if different, the Borrower and the Restricted Subsidiaries, and related statements of operations, stockholders’ equity and cash flows, in each case, as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth, in each case, in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly, in all material respects, the financial position and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied (except for changes in accounting principles and changes in accounting estimates required by GAAP), subject to normal year-end adjustments and the absence of footnotes.
(c)    Certificate of Financial Officer – Compliance. Concurrently with any delivery of financial statements under Section 8.01(a) or Section 8.01(b), (i) a certificate of a Financial Officer in substantially the form of Exhibit B hereto (A) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (B) setting forth reasonably detailed calculations demonstrating compliance with Section 9.01 and (C) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 7.04(a) and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate; provided that the Borrower shall not be required to restate or recast any financial statement unless required by GAAP and (ii) separate schedules reflecting the balance sheet information income and cash flows of the Unrestricted Subsidiaries and reconciling such information to the financial statements described above.
(d)    [Reserved].
(e)    Certificate of Financial Officer -- Swap Agreements and Hedge Transactions.
(i)Concurrently with the delivery of each Reserve Report hereunder, a certificate of a Financial Officer, in form and substance reasonably satisfactory to the Administrative Agent, setting forth as of a recent date, a true and complete list of all Swap Agreements of the Borrower and each Restricted Subsidiary, the material terms of all Hedge Transactions thereunder (including the type, term, effective date, termination date and notional amounts or volumes), the net mark-to-market value therefor, any new credit support agreements relating thereto not listed on Schedule 7.22.
(ii)Together with the delivery of the Compliance Certificate under Section 8.01(c), the Borrower will deliver a certificate of a Financial Officer comparing aggregate monthly notional volumes of all Hedge Transactions of the Borrower and each Restricted Subsidiary, that were in effect during each month of such period (other than Hedge Transactions with respect to basis differentials) and the actual production volumes for each of natural gas and crude oil for each month during such period, which certificate shall certify that the hedged volumes for each of natural gas and crude oil did not exceed 100% of actual production of Hydrocarbons or if such hedged volumes did exceed actual production of Hydrocarbons, specify the amount of such excess.
(f)    Management Letter. Promptly upon receipt thereof, a copy of any management letter or written report that is submitted to the Borrower or any of its Restricted Subsidiaries from an independent public accountant in connection with an annual, interim or special audit with respect to the business, financial condition or operations of the Borrower or any of its Restricted Subsidiaries; provided that such independent public accountant permits the

Borrower or any of its Restricted Subsidiaries, as applicable, to share a copy of such management letter or written report to Administrative Agent and Lenders.
(g)    SEC and Other Filings; Reports to Shareholders. Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the SEC, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be.
(h)    Permitted Debt, Senior Notes, and Preferred Stock Notices. Promptly following the giving or receipt of any notice of a default or change of control delivered under the terms of the Senior Notes, any Permitted Debt Document or the Preferred Stock (to the extent not otherwise furnished or made available hereunder) copies of such notice or report and promptly following the execution of any amendment, modification or supplement to the Senior Notes, any Permitted Debt Document, or the Preferred Stock, a copy of any such amendment, modification or supplement.
(i)    Certificate of Insurer -- Insurance Coverage. Concurrently with any delivery of financial statements under Section 8.01(a), a certificate of insurance coverage from each insurer with respect to the insurance required by Section 8.07, in form and substance satisfactory to the Administrative Agent, and, if requested by the Administrative Agent or any Lender, all copies of the applicable policies. In addition to delivery to the Administrative Agent in accordance with Section 12.01, all certificates of insurance coverage shall also be delivered to Wells Fargo Bank at the following address: Wells Fargo Bank, N.A. as Administrative Agent, ISAOA ATIMA, Attn: CUIT Department, MAC C7300-050, 1700 Lincoln Street, 5th Floor, Denver, CO 80203, with an email copy to wlscuit@wellsfargo.com.
(j)    Lists of Purchasers. Promptly following the Administrative Agent’s request therefor, a list of Persons purchasing Hydrocarbons from the Borrower or any Restricted Subsidiary accounting for at least 80% of the revenues resulting from the sale of all Hydrocarbons in the one-year period prior to the “as of” date of such Reserve Report.
(k)    Notice of Dispositions of Oil and Gas Properties and Hedge Liquidations. In the event the Borrower or any Restricted Subsidiary intends to Dispose of any Oil or Gas Properties or any Equity Interests in any Subsidiary in accordance with Section 9.05(d), or consummate a Hedge Liquidation not otherwise prohibited by Section 9.19, that will or would reasonably be expected to result in an adjustment to the Borrowing Base under Section 2.07(g), prompt written notice of, as applicable, such Disposition or such Hedge Liquidation, prior to the consummation thereof, the price thereof, the anticipated date of closing, and any other details thereof reasonably requested by the Administrative Agent.
(l)    Notice of Casualty Events. Prompt written notice, and in any event within three (3) Business Days, of the occurrence of any Casualty Event or the commencement of any action or proceeding that would reasonably be expected to result in a Casualty Event.
(m)    Information Regarding Borrower and Subsidiaries. Prompt written notice (and in any event within ten (10) Business Days prior thereto) of any change in the Borrower or any Restricted Subsidiary’s corporate name, in the location of the Borrower or any Restricted Subsidiary’s chief executive office or principal place of business, in the Borrower or any

Restricted Subsidiary’s corporate structure or in the jurisdiction in which such Person is incorporated or formed, and (iv) in the Borrower or any Restricted Subsidiary’s federal taxpayer identification number.
(n)    Production Report and Lease Operating Statements. Together with the delivery of any Reserve Report under Section 8.12, a report setting forth, for each calendar month during the then current fiscal year to date, (i) the volume of production and sales attributable to production (and the prices at which such sales were made and the revenues derived from such sales) for each such calendar month from the Oil and Gas Properties, and setting forth the related ad valorem, severance and production taxes and lease operating expenses attributable thereto and incurred for each such calendar month, (ii) any changes to any producing reservoir, production equipment, or producing well during each such quarter, that changes would reasonably be expected to have a Material Adverse Effect, and (iii) any sales of the Borrower’s or any Restricted Subsidiaries’ Oil and Gas Properties during each such quarter
(o)    Projected Budget. Concurrently with the delivery to the Administrative Agent of a Reserve Report prepared by Approved Petroleum Engineers in Section 8.12, a report, in a form satisfactory to the Administrative Agent, prepared by or on behalf of the Borrower detailing on a quarterly basis for the next four fiscal quarter period (i) the projected production of crude oil and natural gas, each calculated separately, by the Borrower and the Restricted Subsidiaries and the assumptions used in calculating such projections, (ii) an annual operating budget for the Borrower and the Restricted Subsidiaries, with a breakdown of those capital expenditures to be used for the development of Oil and Gas Properties comprising proved undeveloped reserves in the Oil and Gas Properties of the Borrower and the Restricted Subsidiaries, and the assumptions used in calculating such projections, and (iii) such other information as may be reasonably requested by the Administrative Agent which report shall, in each case, be accompanied by a certificate of a Financial Officer stating that such report has been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time of preparation of such report, it being understood that actual results may vary from such projections
(p)    Unrestricted Subsidiaries, Etc. If the Borrower or any Restricted Subsidiary has (subject to the requirements and limitations of this Agreement and the other Loan Documents) formed or acquired a new Restricted Subsidiary or Disposed of or dissolved a Restricted

Subsidiary, or redesignated an Unrestricted Subsidiary as a Restricted Subsidiary or a Restricted Subsidiary as an Unrestricted Subsidiary (in each case, in accordance with Section 9.23), or made any additional equity investment in any Person or Disposed of any equity investment in any Person, in each case, since the date of the most recently delivered schedule, a substitute (or supplement to) Schedule 7.14.
(q)    Permitted Refinancing; Debt Incurrence; Preferred Stock Redemption. Written notice at least seven (7) Business Days prior to the incurrence of any Permitted Debt or the refinancing of any Senior Notes or the Permitted Debt or any Redemption of the Preferred Stock (or such shorter period as the Administrative Agent shall reasonably agree), together with the most recent drafts of the documentation governing the refinancing of any Senior Notes or the incurrence of Permitted Debt or the Redemption of the Preferred Stock, and thereafter upon request of the Administrative Agent or any Lender prompt delivery to the Administrative Agent and such Lender copies, certified by a Responsible Officer as true and complete, of each documentation governing the refinancing of any Senior Notes or the incurrence of Permitted Debt or the Redemption of the Preferred Stock following the consummation thereof.
(r)    Other Requested Information. Promptly following any reasonable request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary (including, without limitation, any Plan or Multiemployer Plan and any reports or other information required to be filed under ERISA), or compliance with the terms of this Agreement or any other Loan Document, as the Administrative Agent or any Lender may reasonably request, in each case, subject to the right of the Borrower and its Subsidiaries to withhold any information to the extent the provision thereof would violate any confidentiality obligations binding on the Borrower or its Subsidiaries pursuant to a bona fide arm’s length third party contract (so long as such obligation was not entered into or created in contemplation of this provision) or would reasonably be expected to result in the loss of professional privilege (including, the work-product doctrine) available to the Borrower and its Subsidiaries.
(s)    Account Control Agreements. Prior to the opening thereof, written notice (such notice to include reasonably detailed information regarding the account number, purpose and location of such Deposit Account, Securities Account or Commodities Account) to the Administrative Agent of any Deposit Account, Securities Account or Commodities Account opened by the Borrower or any of its Subsidiaries; provided that the Borrower or such Subsidiary shall at all times comply with Section 8.17.
(t)    “Know Your Customer” and Beneficial Ownership Information. Promptly following any request therefor, information and documentation reasonably requested in writing by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering laws, including, without limitation, the PATRIOT Act and the Beneficial Ownership Regulation.

(u)    Cash and Cash Equivalent Investments Information. Upon the reasonable request of the Administrative Agent, the Borrower shall provide to the Administrative Agent, no later than two (2) Business Days following such request a summary of cash and Cash Equivalent Investments of the Borrower and its Restricted Subsidiaries as of the date of such request.
(v)    Section 9.08(c) Restricted Payment Certificate. Not later than the earlier of (x) five (5) Business Days after the date on which the board of directors of the Borrower declares, approves or agrees to pay or make, directly or indirectly, any Restricted Payment pursuant to Section 9.08(c) and (y) one (1) Business Day prior to the date such Restricted Payment is actually made, the Borrower shall deliver to the Administrative Agent a certificate of a Financial Officer of the Borrower setting forth the Borrower’s calculation of the ratio of (x) Total Net Debt as of the date of such declaration, approval or agreement after giving effect to such Restricted Payment to (y) EBITDAX as of the last day of the most recent period of four consecutive fiscal quarters for which financial statements have been provided in accordance with clause (a) or (b) of this Section 8.01.
Documents required to be delivered pursuant to Sections 8.01(a), (b), (g) or (o) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper or electronic copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent and each Lender (by telecopy or e-mail) of the posting of any such documents and provide to the Administrative Agent by e-mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the compliance certificates required by Section 8.01(c) to the Administrative Agent. Except for such certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
Section 8.02    Notices of Material Events. The Borrower shall furnish to the Administrative Agent and each Lender written notice of the following:
(a)as soon as possible and in any event within three (3) days after the Borrower or any other Loan Party obtains knowledge thereof, the occurrence of any Default;

(b)as soon as possible and in any event within three (3) days after the Borrower or any other Loan Party obtains knowledge thereof, the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof that, if adversely determined, would reasonably be expected to result in a Material Adverse Effect;
(c)promptly and in any event within three (3) days after the Borrower or any other Loan Party obtaining knowledge thereof, the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in liability of the Borrower, its Subsidiaries or its ERISA Affiliates in an aggregate amount exceeding $50,000,000;
(d)promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Loan Party or any Subsidiary thereof pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 8.01 or any other clause of this Section 8.02;
(e)promptly, and in any event within five (5) Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof;
(f)promptly, all title or other information received after the Effective Date by any Loan Party which discloses any material defect in the title to any material asset included in the Borrowing Base;
(g)promptly upon the Borrower or any other Loan Party obtaining knowledge thereof, any other development that results in, or would reasonably be expected to result in, a Material Adverse Effect; and
(h)any change in the information provided in any relevant Beneficial Ownership Certification delivered hereunder that would result in a change to the list of beneficial owners identified in such certification.
Each notice delivered under this Section 8.02 shall be accompanied by a statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
Section 8.03    Existence; Conduct of Business. The Borrower shall, and shall cause each Subsidiary to, do, obtain and maintain, or cause to be done, obtained and maintained, all Governmental Approvals and other things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business and maintain, if necessary, its qualification to do business in each other jurisdiction in which any of its Oil and Gas Properties is located or the ownership of its Properties requires such qualification, in each case, except where the failure to maintain such rights, licenses, permits, privileges and franchises, or to so qualify could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 9.04.
Section 8.04    Payment of Obligations. The Borrower shall, and shall cause each Subsidiary to pay its obligations, including Tax liabilities, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.
Section 8.05    Performance of Obligations under Loan Documents. The Borrower will pay the Loans according to the terms thereof, and each Loan Party will do and perform every act and discharge all of the obligations to be performed and discharged by them under the Loan Documents, including, without limitation, this Agreement, at the time or times and in the manner specified.
Section 8.06    Operation and Maintenance of Properties. The Borrower, at its own expense, will, and will cause each Restricted Subsidiary to:
(a)    operate its Oil and Gas Properties and other material Properties or cause such Oil and Gas Properties and other material Properties to be operated in accordance with the practices of the industry and in compliance with all applicable contracts and agreements and in compliance with all Governmental Requirements, including applicable pro ration requirements and Environmental Laws, and all applicable Laws, rules and regulations of every other Governmental Authority from time to time constituted to regulate the development and operation of its Oil and Gas Properties and the production and sale of Hydrocarbons and other minerals therefrom, except, in each case, where the failure to comply could not reasonably be expected to have a Material Adverse Effect;
(b)    keep and maintain all Property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and preserve, maintain and keep in good repair and working order and efficiency (ordinary wear and tear and depletion excepted) all of its material Oil and Gas Properties and other material Properties, including all equipment, machinery and facilities, except to the extent a portion of such Property is no longer capable of producing Hydrocarbons in economically reasonable amounts; provided that the foregoing shall not prohibit any Disposition of any assets permitted by Section 9.05;

(c)    except to the extent the failure to do so could not reasonably be expected to result in a Material Adverse Effect, promptly pay and discharge, or make reasonable and customary efforts to cause to be paid and discharged, all delay rentals, royalties, expenses and indebtedness accruing under the leases or other agreements affecting or pertaining to its proved Oil and Gas Properties and do all other things necessary to keep unimpaired their rights with respect thereto and prevent any forfeiture thereof or default thereunder;
(d)    except to the extent the failure to do so could not reasonably be expected to result in a Material Adverse Effect, promptly perform or make reasonable and customary efforts to cause to be performed, in accordance with industry standards, the obligations required by each and all of the assignments, deeds, leases, sub-leases, contracts and agreements affecting its interests in its Oil and Gas Properties and other material Properties; and
(e)    to the extent the Borrower or such Restricted Subsidiary is not the operator of any Property, the Borrower shall use commercially reasonable efforts to cause the operator to comply with this Section 8.06; provided that the failure of the operator to so comply will not constitute a Default or an Event of Default hereunder.
Section 8.07    Insurance. The Borrower shall, and shall cause each Subsidiary to maintain, with financially sound and reputable insurance companies that are not Affiliates of the Borrower, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations. The Borrower shall cause each issuer of an insurance policy (other than insurance policies with respect to workman’s compensation and employer’s liability) to provide the Administrative Agent with an endorsement (i) showing the Administrative Agent as lenders’ loss payee with respect to each policy of property or casualty insurance and naming the Administrative Agent and each Lender as an additional insured with respect to each policy of general liability insurance, (ii) providing that thirty (30) days’ notice shall be given to the Administrative Agent prior to any cancellation of, material reduction or change in coverage provided by or other material modification to such policy (other than any cancellation for non-payment of premium, which shall be subject to ten (10) days’ prior notice) and (iii) reasonably acceptable in all other respects to the Administrative Agent.
Section 8.08    Books and Records; Inspection Rights. The Borrower shall, and shall cause each Subsidiary to, keep proper books of record and account in which full and correct entries in all material respects are made of all dealings and transactions in relation to its business and activities (subject to customary closing processes and accounting entries for accounting months not yet closed). The Borrower shall, and shall cause each Subsidiary to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior written notice, to visit and inspect its Properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested; provided that, so long as no Event of Default has occurred and is continuing, (i) such visits and inspections shall be limited to one per calendar year and when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice and (ii) only the Administrative Agent on behalf of the Lenders (provided that a representative of the Lenders may accompany the Administrative Agent) may exercise visitation and inspection rights of the Administrative Agent and the Lenders under this Section 8.08. All such inspections or audits by the Administrative Agent conducted in accordance with this Section 8.08 shall be at the Borrower’s reasonable expense. The Borrower hereby authorizes and instructs its independent accountants to discuss the Borrower’s affairs, finances and condition with the Administrative Agent, at the Administrative Agent’s request. The Administrative Agent and the Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants. Notwithstanding anything to the contrary in this Section 8.08, none of the Loan Parties will be required to disclose, permit the inspection, examination, or discussion of, any document, information or other matter that (a) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by (i) applicable law or (ii) any bona fide arm’s length third party contract binding on a Loan Party (so long, in the case of this subclause (ii), such confidentiality obligation was not created or entered into in contemplation of this provision) or (b) is subject to attorney-client or similar privilege or constitutes attorney work product.
Section 8.09    Compliance with Laws. The Borrower shall, and shall cause each Subsidiary to, comply in all material respects with all applicable Governmental Requirements. The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with anti-money laundering laws, Anti-Corruption Laws and applicable Sanctions.
Section 8.10    Environmental Matters.
(a)The Borrower shall at its sole expense (including such contribution from third parties as may be available): (i) comply, and shall cause its Properties and operations and each Restricted Subsidiary and each Restricted Subsidiary’s Properties and operations to comply, with all applicable Environmental Laws, the breach of which could be reasonably expected to have a Material Adverse Effect; (ii) not dispose of or otherwise release, and shall cause each Subsidiary not to dispose of or otherwise release, any oil, oil and gas waste, hazardous substance, or solid waste on, under, about or from any of the Borrower’s or its Restricted Subsidiaries’ Properties or any other Property to the extent caused by the Borrower’s or any of its Restricted Subsidiaries’ operations except in compliance with applicable Environmental Laws, the disposal or release of which would reasonably be expected to have a Material Adverse Effect; (iii) timely obtain or file, and shall cause each Restricted Subsidiary to timely obtain or file, all notices, permits, licenses, exemptions, approvals, registrations or other authorizations, if any, required under applicable Environmental Laws to be obtained or filed in connection with the operation or use of the Borrower’s or its Restricted Subsidiaries’ Properties, which failure to obtain or file would reasonably be expected to have a Material Adverse Effect; (iv) promptly commence and diligently prosecute to completion, and shall cause each Restricted Subsidiary to promptly commence and diligently prosecute to completion, any assessment, evaluation, investigation, monitoring, containment, cleanup, removal, repair, restoration, remediation or other remedial obligations (collectively, the “Remedial Work”) in the event any Remedial Work is required or reasonably necessary under applicable Environmental Laws because of or in connection with the actual or suspected past, present or future disposal or other release of any oil, oil and gas waste, hazardous substance or solid waste on, under, about or from any of the Borrower’s or its Restricted Subsidiaries’ Properties, which failure to commence and diligently prosecute to completion would reasonably be expected to have a Material Adverse Effect; and (v) establish and implement, and shall cause each Restricted Subsidiary to establish and implement, such reasonable policies of environmental audit and compliance as may be reasonably necessary to continuously determine and assure that the Borrower’s and its Restricted Subsidiaries’ obligations under this Section 8.10(a) are timely and fully satisfied, which failure to establish and implement would reasonably be expected to have a Material Adverse Effect.
(b)The Borrower will promptly notify the Administrative Agent and the Lenders in writing of any threatened (in writing) action, investigation or inquiry by any Governmental Authority or any threatened (in writing) demand or lawsuit by any landowner or other third party against the Borrower or its Restricted Subsidiaries or their Properties of which the Borrower has knowledge in connection with any Environmental Laws (excluding routine testing and corrective action) if the Borrower reasonably anticipates that such action could in any case be reasonably expected to have a Material Adverse Effect.
(c)In connection with any future acquisitions of Oil and Gas Properties or other Properties, each Loan Party will provide environmental assessment reports, audits and tests in accordance with the then-current ASTM International standards upon request by the Administrative Agent and the Lenders, except in circumstances in which such Loan Party is acquiring an additional interest in an Oil and Gas Property or other Property.
Section 8.11    Further Assurances.
(a)Each Loan Party will promptly execute and deliver to the Administrative Agent all such other documents, agreements and instruments reasonably requested by the Administrative Agent to comply with, cure any defects or accomplish the conditions precedent, covenants and agreements of such Loan Party in the Loan Documents, including the Notes, or to further evidence and more fully describe the collateral intended as security for the Indebtedness, or to correct any omissions in this Agreement or the Security Instruments, or to state more fully the obligations secured therein, or to perfect, protect or preserve any Liens created pursuant to this Agreement or any of the Security Instruments or the priority thereof, or to make any recordings, file any notices or obtain any consents, all as may be reasonably necessary or appropriate, in the reasonable discretion of the Administrative Agent, in connection therewith.

(b)The Borrower hereby authorizes the Administrative Agent to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Mortgaged Property without the signature of any Loan Party where permitted by law. A carbon, photographic or other reproduction of the Security Instruments or any financing statement covering the Mortgaged Property or any part thereof shall be sufficient as a financing statement where permitted by law. The Administrative Agent will use commercially reasonably efforts to promptly send the Borrower any financing or continuation statements it files without the signature of any Loan Party and the Administrative Agent will use commercially reasonable efforts to promptly send the Borrower the filing or recordation information with respect thereto. The Borrower acknowledges and agrees that any such financing statement may describe the collateral as “all assets” of the applicable Loan Party or words of similar effect as may be required by the Administrative Agent.
Section 8.12    Reserve Reports.
(a)On or before March 1st and September 1st of each year, commencing March 1, 2023, the Borrower shall furnish to the Administrative Agent and the Lenders a Reserve Report evaluating the Oil and Gas Properties of the Borrower and the other Loan Parties as of the immediately preceding January 1st or July 1st, as applicable. The Reserve Report as of January 1st of each year shall be prepared by one or more Approved Petroleum Engineers, and all other Reserve Reports shall be prepared by or under the supervision of the chief engineer of the Borrower and otherwise in a manner consistent with the preceding January 1st Reserve Report. Each Reserve Report prepared by or under the supervision of the chief engineer of the Borrower shall be certified by the chief engineer to be true and accurate in all material respects and to have been prepared in accordance with the procedures used in the immediately preceding January 1st Reserve Report. Each Reserve Report shall be in form and substance reasonably satisfactory to the Administrative Agent, and shall set forth, as of each January 1st or July 1st (or such other date in the event of an Interim Redetermination) the oil and gas reserves attributable to the Oil and Gas Properties of the Borrower and the other Loan Parties, together with a projection of the rate of production and future net income, taxes, operating expenses and capital expenditures with respect thereto as of such date, consistent with SEC reporting requirements at the time, together with a supplement indicating future net income based upon the Administrative Agent’s usual and customary pricing assumptions for oil and gas loans then in effect, in each case, reflecting Hedge Transactions in place with respect to such production.
(b)In the event of a request for an Interim Redetermination, the Borrower shall furnish to the Administrative Agent and the Lenders a Reserve Report prepared by or under the supervision of the chief engineer of the Borrower who shall certify such Reserve Report to be true and accurate in all material respects and to have been prepared in accordance with the procedures used in the immediately preceding January 1st Reserve Report. For any Interim Redetermination requested by the Administrative Agent or the Borrower pursuant to Section 2.07(b), the Borrower shall provide such Reserve Report with an “as of” date as required by the Administrative Agent as soon as possible, but in any event no later than sixty (60) days following the receipt of such request.
(c)With the delivery of each Reserve Report, the Borrower shall provide to the Administrative Agent and the Lenders a certificate from a Responsible Officer certifying that in all material respects:
(i)    the information contained in the Reserve Report and any other information delivered in connection therewith is true and correct, except that, with respect to projections, the Borrower represents only that such projections have been prepared in accordance with SPE guidelines in good faith based upon assumptions believed by the Borrower to be reasonable, subject to uncertainties inherent in all projections,
(ii)    the representations and warranties contained in Section 7.16 and Section 7.27 remain true and correct as of the date of such certificate,
(iii)    except as set forth on an exhibit to the certificate, on a net basis there are no gas imbalances, take or pay or other prepayments in excess of the volume specified in Section 7.20 with respect to its Oil and Gas Properties evaluated in such Reserve Report that would require the Borrower or any other Loan Party to deliver Hydrocarbons either generally or produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor,
(iv)    none of their Oil and Gas Properties having a fair market value in excess of $25,000,000 in the aggregate have been sold since the date of the last Reserve Report except as set forth on an exhibit to the certificate, which certificate shall list all of its Oil and Gas Properties sold (other than Hydrocarbons sold in the ordinary course of business) and in such detail as reasonably required by the Administrative Agent,
(v)    attached to the certificate is a list of all marketing agreements entered into subsequent to the later of the date hereof or the most recently delivered Reserve Report that the Borrower would reasonably be expected to have been obligated to list on Schedule 7.21 had such agreement been in effect on the date hereof, and
(vi)    attached thereto is a schedule of the Oil and Gas Properties evaluated by such Reserve Report that are Mortgaged Properties and demonstrating the percentage of the Borrowing Base that the value of such Mortgaged Properties represent and that such percentage is in compliance with Section 8.14(a).
Section 8.13    Title Information.
(a)On or before the delivery to the Administrative Agent and the Lenders of each Reserve Report required by Section 8.12(a) (or such longer period as the Administrative

Agent may approve in its sole discretion), and from time to time upon the reasonable request of the Administrative Agent, the Borrower will deliver title information in form and substance reasonably acceptable to the Administrative Agent covering enough of the Oil and Gas Properties that were not included in the most recently delivered Reserve Report, so that the Administrative Agent shall have received, together with title information previously delivered to the Administrative Agent, reasonably satisfactory title information on the Required Engineered Value of the Oil and Gas Properties evaluated by such Reserve Report and together with any Oil and Gas Properties acquired since the date of such Reserve Report.
(b)If the Borrower has provided title information for additional Properties under Section 8.13(a), the Borrower shall, within sixty (60) days of notice from the Administrative Agent (or within ninety (90) days of such notice, with the consent of the Administrative Agent, in its sole discretion) that title defects or exceptions exist with respect to such additional Properties, either (1) cure any such title defects or exceptions (including defects or exceptions as to priority) that are not permitted by Section 9.03 raised by such information, (2) substitute acceptable Mortgaged Properties (with no title defects or exceptions except for Permitted Encumbrances (other than those described in clauses (e) and (g) of the definition thereof) having an equivalent value or (3) deliver title information in form and substance reasonably acceptable to the Administrative Agent so that the Administrative Agent shall have received, together with title information previously delivered to the Administrative Agent, reasonably satisfactory title information on at least the Required Engineered Value of the Oil and Gas Properties evaluated by such Reserve Report and together with any Oil and Gas Properties acquired since the date of such Reserve Report.
(c)If the Borrower is unable to cure any title defect requested in writing by the Administrative Agent or the Lenders to be cured within the 60-day period (or 90-day period, if applicable) or the Borrower does not comply with the requirements to provide acceptable title information covering at least the Required Engineered Value of the Oil and Gas Properties evaluated in the most recent Reserve Report and together with any Oil and Gas Properties acquired since the date of such Reserve Report, such inability shall not be a Default, but instead the Administrative Agent and/or the Required Lenders shall have the right to exercise the following remedy in their sole discretion from time to time, and any failure to so exercise this remedy at any time shall not be a waiver as to future exercise of the remedy by the Administrative Agent or the Lenders. To the extent that the Administrative Agent or the Required Lenders are not reasonably satisfied with title to any Mortgaged Property after the 60-day period (or 90-day period, if applicable) has elapsed, such unacceptable Mortgaged Property shall not count towards the requirement, and the Administrative Agent may send a notice to the Borrower and the Lenders that the then outstanding Borrowing Base shall be reduced by an amount as determined by the Required Lenders to cause the Borrower to be in compliance with the requirement to provide acceptable title information on at least the Required Engineered Value of the Oil and Gas Properties. This new Borrowing Base shall become effective immediately after receipt of such written notice.

Section 8.14    Additional Collateral; Additional Guarantors.
(a)In connection with each redetermination of the Borrowing Base, the Borrower shall review the Reserve Report and the list of current Mortgaged Properties (as described in Section 8.12(c)(vi)) to ascertain whether the Mortgaged Properties represent at least the Required Engineered Value of the Oil and Gas Properties evaluated in the most recently completed Reserve Report after giving effect to exploration and production activities, acquisitions, dispositions and production. In the event that the Mortgaged Properties do not represent at least such Required Engineered Value, then the Borrower shall, and shall cause other Loan Parties to, promptly, but in any event within thirty (30) days of delivery of the Reserve Report (or such longer period (or such longer period as the Administrative Agent may approve in its sole discretion), grant to the Administrative Agent as security for the Indebtedness a first-priority Lien interest (subject only to Liens permitted by Section 9.03) on additional Oil and Gas Properties evaluated in the most recently delivered Reserve Report not already subject to a Lien of the Security Instruments such that after giving effect thereto, the Mortgaged Properties will represent at least such Required Engineered Value. All such Liens will be created and perfected by and in accordance with the provisions of deeds of trust, security agreements and financing statements or other Security Instruments, all in form and substance reasonably satisfactory to the Administrative Agent and in sufficient executed (and acknowledged where necessary or appropriate) counterparts for recording purposes. In order to comply with the foregoing, if any Restricted Subsidiary places a Lien on its Oil and Gas Properties and such Subsidiary is not a Guarantor, then it shall become a Guarantor and comply with Section 8.14(c).
(b)It is understood that the obligation to pledge and provide first-priority perfected liens (subject to Permitted Encumbrances but subject to the provisos at the end of the definition thereof) on only the Required Engineered Value of the Borrowing Base Properties is a matter of administrative convenience only and it is the intention of the parties that the Administrative Agent benefit from an all-assets pledge of the Loan Parties’ Properties; accordingly the percentage of the PV-9 Value of the Oil and Gas Properties evaluated in the Initial Reserve Reports or the most recent Reserve Report delivered to the Lenders and pledged to the Administrative Agent for the benefit of the Secured Parties may be up to 100% at any time.
(c)If any additional Material Subsidiary is formed or acquired (or an Unrestricted Subsidiary is designated as a Restricted Subsidiary and such Restricted Subsidiary is a Material Subsidiary) after the Effective Date, then the Borrower shall, within thirty (30) days (or such longer period as the Administrative Agent may agree) after such newly formed or acquired Material Subsidiary is formed or acquired (or is designated as a Restricted Subsidiary) cause such Restricted Subsidiary to guarantee the Indebtedness pursuant to the Guaranty Agreement. In connection with any such guaranty, the Borrower shall, or shall cause such Restricted Subsidiary to, (A) execute and deliver a supplement to the Guaranty Agreement and the Security Agreement executed by such Restricted Subsidiary and become a Guarantor and a Grantor (as defined in the Security Agreement), respectively, thereunder and grant a first-priority security interest (subject to Liens permitted by Section 9.03) in substantially all of its personal property, (B) execute and deliver a Security Instrument pledging all of the Equity Interests of such Restricted Subsidiary (including, without limitation, delivery of original stock certificates (if any) evidencing the Equity Interests of such Restricted Subsidiary, together with appropriate undated stock powers (or the equivalent for any Material Subsidiary that is not a corporation) for each certificate duly executed in blank by the registered owner thereof) and (C) execute and deliver such other additional closing documents, certificates and legal opinions as shall reasonably be requested by the Administrative Agent.
(d)In the event that the Borrower or any other Guarantor acquires any material Property (other than any Oil and Gas Property and any Property in which a security interest is already created under the Security Instruments) after the Effective Date, the Borrower shall, or shall cause such other Guarantor to, promptly (and, in any event, within thirty (30) Business Days (or such later date as agreed to by the Administrative Agent in its sole discretion)) execute and deliver any Security Instruments reasonably required by the Administrative Agent in order to create a first-priority security interest in such Property, subject to Liens permitted by Section 9.03.
(e)In the event that the Borrower makes any loans or advances to any Restricted Subsidiary, or any Restricted Subsidiary makes any loans or advances to the Borrower or any other Restricted Subsidiary, or the Borrower, shall, and shall cause each such Restricted Subsidiary, to (i) make such loans in the form of an intercompany note and (ii) collaterally assign the Borrower’s or the applicable Restricted Subsidiary’s interests in such intercompany note to the Administrative Agent for the benefit of the Lenders to secure the Indebtedness to the extent required by the Security Instruments.
(f)In furtherance of the foregoing in this Section 8.14 and subject to any exceptions, exclusions or limitations set forth herein or in the Security Instruments, each Loan Party (including any newly created or acquired Restricted Subsidiary) shall promptly (and, in any event, within thirty (30) Business Days (or such later date as agreed to by the Administrative Agent in its sole discretion)) execute and deliver (or otherwise provide, as applicable) to the Administrative Agent such other additional Security Instruments, documents, certificates, legal opinions, title insurance policies, surveys, abstracts, appraisals, environmental assessments, flood information and/or flood insurance policies, in each case, as may be reasonably requested by the Administrative Agent and as reasonably satisfactory to the Administrative Agent.
(g)In connection with each Disposition of Oil and Gas Properties (including by means of a Disposition of Equity Interests of a Subsidiary) in which the aggregate Borrowing Base Value of Oil and Gas Properties Disposed of (including by means of a Disposition of Equity Interests of a Subsidiary) exceeds five percent (5%) of the Borrowing Base then in effect, and the Elected Commitment Utilization Percentage at such time exceeds eighty percent (85%), then the Borrower shall ascertain whether the Mortgaged Properties represent at least the Required Engineered Value of the Oil and Gas Properties after giving effect to such Disposition. In the event that the Mortgaged Properties do not represent at least such Required Engineered Value, then the Borrower shall, and shall cause its Restricted Subsidiaries to, promptly, but in any event within thirty (30) days of such Disposition (or such longer period (not exceeding sixty (60) days) as the Administrative Agent shall agree in its sole discretion), grant to the Administrative Agent as security for the Indebtedness a first-priority Lien interest (subject only to Liens permitted by Section 9.03) on additional Oil and Gas Properties evaluated in the most recently delivered Reserve Report not already subject to a Lien of the Security Instruments such that after giving effect thereto, the Mortgaged Properties will represent at least such Required Engineered Value.
(h)The Security Instruments shall remain in effect at all times unless otherwise released pursuant to the terms of this Agreement.
(i)Notwithstanding any provision in any Loan Document to the contrary, in no event is any Building (as defined in the applicable Flood Insurance Regulation) or Manufactured (Mobile) Home (as defined in the applicable Flood Insurance Regulation) owned by any Loan Party included in the definition of “Mortgaged Properties” and no Building or Manufactured (Mobile) Home is encumbered by any Security Instrument.
Section 8.16    ERISA Compliance. Each Loan Party and any ERISA Affiliate will furnish to the Administrative Agent (i) promptly after the filing thereof with the United States Secretary of Labor, the Internal Revenue Service or the PBGC, copies of each annual and other report with respect to each Plan or any trust created thereunder, (ii) immediately upon becoming aware of the occurrence of any ERISA Event or of any “prohibited transaction”, as described in section 406 of ERISA or in section 4975 of the Code, in connection with any Plan or any trust created thereunder, a written notice signed by the President or the principal Financial Officer, such Loan Party or the ERISA Affiliate, as the case may be, specifying the nature thereof, what action such Loan Party or the ERISA Affiliate is taking or proposes to take with respect thereto, and, when known, any action taken or proposed by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto, and (iii) immediately upon receipt thereof, copies of any notice of the PBGC’s intention to terminate or to have a trustee appointed to administer any Plan. With respect to each Plan (other than a Multiemployer Plan), each Loan Party will (i) satisfy in full and in a timely manner, without incurring any late payment or underpayment charge or penalty and without giving rise to any lien, all of the Pension Funding Rules, and (ii) pay, or cause to be paid, to the PBGC in a timely manner, without incurring any late payment or underpayment charge or penalty, all premiums required pursuant to sections 4006 and 4007 of ERISA.
Section 8.17    Unrestricted Subsidiaries. The Borrower:
(a)will cause the management, business and affairs of each of the Borrower and its Restricted Subsidiaries to be conducted in such a manner (including by keeping separate books of account, furnishing separate financial statements of Unrestricted Subsidiaries to creditors and potential creditors thereof and by not permitting Properties of the Borrower and its Restricted

Subsidiaries, on the one hand, and each of the Unrestricted Subsidiaries, on the other hand, to be commingled) so that each Unrestricted Subsidiary will be treated as an entity separate and distinct from the Borrower and the Restricted Subsidiaries (except (i) with respect to the treatment for tax purposes of the Borrower or any Restricted Subsidiary holding any interest in an Unrestricted Subsidiary that is regarded as a partnership and (ii) for the common management/directorship between the Borrower and any Unrestricted Subsidiary);
(b)will not, and will not permit any of the Restricted Subsidiaries to, incur, assume or suffer to exist any Guarantee by the Borrower or such Restricted Subsidiary of, or be or become liable for any Debt of any Unrestricted Subsidiary;
(c)will not permit any Unrestricted Subsidiary to hold any Equity Interest in, or any Debt of, the Borrower or any Restricted Subsidiary;
(d)will not permit any Unrestricted Subsidiary to have any Debt other than Non-Recourse Debt;
(e)will not permit any Unrestricted Subsidiary to be a party to any agreement, contract, arrangement or understanding with the Borrower or any Restricted Subsidiary of the Borrower unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Borrower or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Borrower;
(f)will not, nor will it permit any of its Restricted Subsidiaries to, have any direct or indirect obligation (i) to subscribe for additional Equity Interests of such Person or (ii) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and
(g)will not permit any Unrestricted Subsidiary to Guarantee or otherwise directly or indirectly provide credit support for any Debt of the Borrower or any of its Restricted Subsidiaries.
Section 8.17    Accounts.
(a)The Borrower shall, and shall cause each of its Restricted Subsidiaries to, maintain all of its respective operating, revenue, collection or other Deposit Accounts, Securities Accounts or Commodity Account (other than (i) any Excluded Account and (ii) any other Deposit Account, Securities Account or Commodity Account unless and until the first date after the Effective Date on which such account holds cash, securities, or commodities with an aggregate fair market value in excess of $3,000,000; provided that the aggregate fair market value of property in all such accounts excluded from the requirements of this Section 8.17(a) pursuant to this subclause (ii) shall not exceed $10,000,000 in the aggregate at any time) held or maintained by the Borrower or its Restricted Subsidiaries on the Effective Date and for which an Account Control

Agreement was delivered under the Existing Credit Agreement with (x) one or more Lenders or (y) any other financial institution reasonably acceptable to the Administrative Agent, and in each case, subject to the Administrative Agent’s control pursuant to an Account Control Agreement.
(b)From and after the date that is sixty (60) days after the Effective Date (or such later date as the Administrative Agent shall reasonably agree), the Borrower shall, and shall cause each of its Restricted Subsidiaries to, maintain all of its respective operating, revenue, collection or other Deposit Accounts, Securities Accounts or Commodity Accounts (other than (i) any Excluded Account and (ii) any Deposit Account, Securities Account or Commodity Account unless and until the first date after the Effective Date on which such account holds cash securities, or commodities with an aggregate fair market value in excess of $3,000,000); provided that the aggregate fair market value of property in all such accounts excluded from the requirements of this Section 8.17(b) pursuant to this subclause (ii) shall not exceed $10,000,000 in the aggregate at any time established, held, assumed or otherwise maintained by the Borrower or its Restricted Subsidiaries after the Effective Date with (x) one or more Lenders or (y) any other financial institution reasonably acceptable to the Administrative Agent, and in each case, subject to the Administrative Agent’s control pursuant to an Account Control Agreement.
ARTICLE IX
NEGATIVE COVENANTS
Until the Elected Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:
Section 9.01    Financial Covenants.
(a)    Ratio of Total Net Debt to EBITDAX. The Borrower will not permit, as of the last day of any fiscal quarter (commencing with the fiscal quarter ending December 31, 2022) its ratio of Total Net Debt as of the last day of such fiscal quarter to EBITDAX for the four fiscal quarters ending on the last day of such fiscal quarter, to be greater than 3.50 to 1.00.
(b)    Current Ratio. The Borrower will not permit, as of the last day of any fiscal quarter (commencing with the fiscal quarter ending December 31, 2022), its ratio of (i) consolidated current assets of the Borrower and the Restricted Subsidiaries (including the unused amount of the Aggregate Elected Commitment Amounts (but only to the extent that the Borrower is permitted to borrow such amount under the terms of this Agreement including, without limitation, Section 6.02), but excluding non-cash assets under ASC Topic 815 (formerly FAS 133)) to (ii) consolidated current liabilities of the Borrower and the Restricted Subsidiaries (excluding non-cash obligations under ASC Topic 815 (formerly FAS 133), that may be classified as current liabilities, current maturities under this Agreement, any Suspended Liabilities and Assets and non-cash liabilities recorded in connection with stock-based or similar incentive based compensation awards or arrangements), to be less than 1.0 to 1.0.
Section 9.02    Debt. The Borrower shall not, and shall not permit any Restricted Subsidiary to, incur, create, assume or suffer to exist any Debt, except:
(a)    the Loans or other Indebtedness arising under the Loan Documents or any guaranty of or suretyship arrangement for the Loans or other Indebtedness arising under the Loan Documents;
(b)    Debt of the Loan Parties set forth on Schedule 9.02 as of the Original Effective Date and any Permitted Refinancing Debt in respect of the foregoing;
(c)    Debt of the Borrower owing to any Restricted Subsidiary and of any Restricted Subsidiary owing to the Borrower or any other Restricted Subsidiary; provided that such Debt is not held, assigned, transferred, negotiated or pledged to any Person other than the Borrower or a Guarantor; and provided further, that any such Debt owed by either the Borrower or a Guarantor shall be subordinated to the Indebtedness on terms set forth in the Guaranty Agreement;
(d)    Guarantees by the Borrower of Debt otherwise permitted hereunder of any Restricted Subsidiary and by any Restricted Subsidiary of Debt otherwise permitted hereunder of the Borrower or any other Restricted Subsidiary; provided that (A) if the Debt being guaranteed under this Section 9.02(d) is subordinated to the Indebtedness, such Guarantee obligations shall be subordinated to the Guarantee of the Indebtedness on terms at least as favorable to the Lenders as those contained in the subordination of such Debt and (B) no Guarantee by any Restricted Subsidiary of any Permitted Debt or the Senior Notes (or Permitted Refinancing Debt thereof) shall be permitted unless such Restricted Subsidiary shall have also provided a Guarantee of the Indebtedness substantially on the terms set forth in the Guarantee;
(e)    Debt of the Borrower or any Restricted Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Debt assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Debt; provided that (i) such Debt is incurred prior to or within one hundred eighty (180) days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Debt permitted by this clause (e) shall not exceed the greater of (A) $100,000,000 and (B) 5% of the Borrowing Base then in effect;
(f)    Debt of the Borrower or any Restricted Subsidiary as an account party in respect of trade letters of credit and Debt associated with worker’s compensation claims, bonds or surety obligations in the ordinary course of business or as required by Governmental Requirements in connection with the operation, development, abandonment or remediation of the Oil and Gas Properties;
(g)    obligations (contingent or otherwise) of the Borrower or any Restricted Subsidiary existing or arising under any Hedge Transaction permitted under Section 9.18;
(h)    endorsements of negotiable instruments for collection, deposit or negotiation, in each case, incurred in the ordinary course of business;
(i)    contingent liabilities arising with respect to customary indemnification obligations in favor of sellers in connection with acquisitions permitted under Section 9.04 and purchasers in connection with Dispositions permitted under Section 9.05;
(j)    deferred compensation arrangements in the ordinary course of business;
(k)    unsecured senior or unsecured senior subordinated Debt, including convertible securities, incurred by the Borrower or any Restricted Subsidiary, in an unlimited amount and any guarantees by the Guarantors thereof; provided that:
(i)the Borrower shall have furnished to the Administrative Agent and the Lenders, not less than seven (7) Business Days prior written notice of its intent to incur such Debt, the amount thereof, and the anticipated closing date, together with copies of drafts of the material definitive documents therefor, and upon request of the Administrative Agent or any Lender, copies of the preliminary offering memorandum (if any), the final offering memorandum (if any), and, when completed, copies of the final executed versions of such material definitive documents;
(ii)at the time of incurring such Debt (A) no Event of Default has occurred and is then continuing and (B) no Default would result from the incurrence of such Debt after giving effect to the incurrence of such Debt (and any concurrent repayment of Debt with the proceeds of such incurrence);
(iii)the incurrence of such Debt (and any concurrent repayment of Debt with the proceeds of such incurrence) would not result in the Aggregate Revolving Credit Exposures exceeding the Borrowing Base as reduced pursuant to Section 2.07(f);
(iv)such Debt does not have any scheduled amortization prior to the date that is one hundred eighty (180) days after the Maturity Date unless otherwise agreed by the Administrative Agent;
(v)such Debt does not have a scheduled maturity sooner than the date that is one hundred eighty (180) days after the Maturity Date;

(vi)such Debt does not have any mandatory prepayment or redemption provisions or sinking fund obligation (other than customary change of control or asset disposition tender offer provisions, in each case, to the extent such provisions require such proceeds to be applied first to the Indebtedness to the extent required by this Agreement);
(vii)if such Debt is subordinated, then (A) any guarantees thereof are also subordinated and (B) all terms of subordination are satisfactory to the Administrative Agent and the Majority Lenders;
(viii)concurrently with the incurrence of such Debt, the Borrowing Base is adjusted pursuant to Section 2.07(f) to the extent required thereby; and
(ix)immediately after giving pro forma effect to such incurrence, the Borrower is in compliance with Section 9.01;
(l)    Permitted Refinancing Debt, the proceeds of which shall be used concurrently with the incurrence thereof to refinance the Permitted Debt or the Senior Notes permitted under Section 9.02(k), (m) or (n); provided that the portion of the 2021 Senior Notes Issuance actually applied by the Borrower to Redeem Senior Notes or Permitted Debt within one hundred twenty (120) days of the 2021 Senior Notes Issuance shall be deemed to have been issued concurrently with such Redemption for purposes of this Section 9.02(l) and Section 9.14(a)(ii)(B);
(m)    unsecured Debt of Borrower (and related unsecured guaranty obligations of the Guarantors) outstanding under the Senior Notes;
(n)    other unsecured Debt in an aggregate amount not to exceed at any time outstanding the greater of (i) $50,000,000 and (ii) 2.5% of the Borrowing Base then in effect; and
(o)    Debt associated with the financing of insurance premiums in the ordinary course of business.
Section 9.03    Liens. The Borrower shall not, and shall not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any of its Properties (now owned or hereafter acquired by it), or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:
(a)    Liens securing the payment of any Indebtedness;
(b)    Permitted Encumbrances;
(c)    any Lien on any property or asset of the Borrower or any Restricted Subsidiary existing on the Original Effective Date and set forth in Schedule 9.03; provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any Restricted

Subsidiary and (ii) such Lien shall secure only those obligations of the Borrower or any Restricted Subsidiary that it secures on the date hereof and permitted by Section 9.02(b), and Permitted Refinancing Debt in respect thereof that does not increase the outstanding principal amount thereof;
(d)    any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary and (iii) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be and permitted by Section 9.02(e) and Permitted Refinancing Debt in respect thereof that does not increase the outstanding principal amount thereof;
(e)    Liens on fixed or capital assets and the proceeds thereof acquired, constructed or improved by the Borrower or any Restricted Subsidiary; provided that (i) such security interests secure Debt permitted by Section 9.02(e), (ii) such security interests and the Debt secured thereby are incurred prior to or within ninety (90) days after such acquisition or the completion of such construction or improvement, (iii) the Debt secured thereby does not exceed the cost of the fixed or capital assets being acquired, constructed or improved and (iv) such security interests shall not apply to any other property or assets of the Borrower or any Restricted Subsidiary;
(f)    Liens and rights of setoff of banks and securities intermediaries in respect of deposit accounts and securities accounts maintained in the ordinary course of business;
(g)    Liens on the Equity Interests of any Unrestricted Subsidiary;
(h)    Liens securing Debt permitted under Section 9.02(o); provided that such Liens do not attach or otherwise extend to any Property of the Borrower or any Restricted Subsidiary other than the proceeds of insurance policies the premiums of which are financed by such Debt; and
(i)    Liens attaching to cash earnest money deposits made by the Borrower or any Restricted Subsidiary or other escrowed amounts in connection with an actual or anticipated acquisition by the Borrower or any Restricted Subsidiary permitted under Section 9.06.
Section 9.04    Fundamental Changes. The Borrower shall not, and shall not permit any Restricted Subsidiary to, merge into or consolidate with any other Person or divide into two or more persons pursuant to a plan of division, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all/any substantial part of its assets, or all or substantially all of the Equity Interests of any Restricted Subsidiary (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, or purchase or otherwise acquire all or substantially all of the assets or any Equity Interests of any class of, or any partnership or joint venture interest in, any other Person, or permit any Restricted Subsidiary to issue any Equity Interests, except that (i) any Restricted Subsidiary/Person may merge into the Borrower in a transaction in which the Borrower is the surviving entity, (ii) any Restricted Subsidiary/Person may merge into any Restricted Subsidiary in a transaction in which the surviving entity is a Wholly Owned Subsidiary that is a Restricted Subsidiary, or may divide into two or more new Restricted Subsidiaries; provided that, if such existing Restricted Subsidiary is a Loan Party, each new Subsidiary shall also be a Loan Party immediately following such division (iii) any Restricted Subsidiary may sell, transfer, lease or otherwise dispose of its assets to, or issue Equity Interests to, the Borrower or to another Wholly Owned Subsidiary that is a Restricted Subsidiary, (iv) any Restricted Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders, (v) the Borrower or any Restricted Subsidiary may make any Investment permitted by Section 9.06, and (vi) the Borrower or any Restricted Subsidiary may make any Disposition permitted by Section 9.05;
provided that any such merger involving a Person that is not a Wholly Owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 9.06.
Section 9.05    Dispositions of Properties. The Borrower shall not, and shall not permit any Restricted Subsidiary to, Dispose of any of its property, whether now owned or hereafter acquired, or issue or sell any shares of any Restricted Subsidiary’s Equity Interests to any Person, except for:
(a)    the sale of Hydrocarbons in the ordinary course of business;
(b)    farmouts of undeveloped acreage, zones or depths as to which no proved reserves are attributable and assignments in connection with such farmouts;
(c)    the sale or transfer of obsolete or worn out equipment or other assets of the Borrower or such Restricted Subsidiary, or equipment that is no longer useful in the conduct of the business of the Borrower or such Restricted Subsidiary or equipment or assets that are replaced by equipment or assets of at least comparable value and use;
(d)    if no Default exists either before or after giving effect to such Disposition, the Disposition of any Oil and Gas Property or any interest therein or any Restricted Subsidiary owning Oil and Gas Properties; provided that:
(i)at least 75% of the consideration received in respect of such Disposition shall be cash or Cash Equivalent Investments;

(ii)any non-cash consideration received (to the extent constituting an Investment) is permitted by Section 9.06;
(iii)the consideration received in respect of such Disposition shall be equal to or greater than the fair market value of the Oil and Gas Property, interest therein or Restricted Subsidiary subject of such Disposition (as reasonably determined by the board of directors of the Borrower and, if requested by the Administrative Agent, the Borrower shall deliver a certificate of a Responsible Officer of the Borrower certifying to that effect);
(iv)if such Disposition of Oil and Gas Property or Restricted Subsidiary owning Oil and Gas Properties included in the most recently delivered Reserve Report during any period between two successive Scheduled Redetermination Dates (or, in the case of any such event occurring prior to April 1, 2023, the period from the Effective Date to April 1, 2023) has a PV-9 value that, when aggregated with the Hedge Termination Value of all Hedge Liquidations during such period, will exceed five percent (5%) of the amount of the then effective Borrowing Base (in each case, as reasonably determined by the Administrative Agent), individually or in the aggregate, the Borrowing Base shall be adjusted pursuant to Section 2.07(g); provided that to the extent that the Borrower is notified by the Administrative Agent that a Borrowing Base Deficiency could result from an adjustment to the Borrowing Base resulting from such Disposition, after the consummation of such Disposition(s), the Borrower or other Loan Party shall have received Net Cash Proceeds, or shall have cash on hand, sufficient to eliminate any such potential Borrowing Base Deficiency;
(v)if any such Disposition is of a Restricted Subsidiary owning Oil and Gas Properties, such Disposition shall include all the Equity Interests of such Restricted Subsidiary;
(vi)both before and after giving effect to such Disposition, the Borrower shall be in pro forma compliance with Section 9.01 (including Pro Forma Compliance with the financial ratio covenant set forth in Section 9.01(a));
(vii)no such Disposition (whether pursuant to one transaction or a series of related transactions) is a Disposition of all or substantially all of the Borrowing Base properties (whether pursuant to a Disposition of all, but not less than all, of the Equity Interests of any Restricted Subsidiary or otherwise; and
(viii)if, after giving effect to such Disposition, the aggregate monthly volumes of all commodity Hedge Transactions then in effect would exceed 100% of the reasonably anticipated production of crude oil and natural gas, calculated separately, as adjusted to give pro forma effect to such Disposition, in any subsequent calendar month, then the Borrower shall, or shall cause one or more other Loan Parties to, within thirty (30) days of such determinations terminate, create off-setting positions, allocate volumes to other production for which the

Borrower and the other Loan Parties are marketing, or otherwise unwind existing commodity Hedge Transactions such that, at such time, the aggregate monthly volumes of all commodity Hedge Transactions will not exceed 100% of reasonably anticipated projected production, as so adjusted, for the then-current and any succeeding calendar months;
(e)    Dispositions among the Borrower and the Guarantors that are Wholly Owned Subsidiaries; provided that both before and after giving effect to such Disposition, the Borrower and the Restricted Subsidiaries are in compliance with Section 8.14(c) as of the date of such Disposition without giving effect to the 30-day grace period specified in such Section;
(f)    (i) Permitted Asset Swaps or other Dispositions of Oil and Gas Properties, in each case, that are not then classified as “proved reserves” to one or more Persons other than a Loan Party or any Subsidiary thereof and (ii) Permitted Asset Swaps of Oil and Gas Properties that are then classified as “proved reserves” having a fair market value (as established in accordance with the definition of “Permitted Asset Swap”) not exceeding $35,000,000 in the aggregate in any fiscal year to one or more Persons other than a Loan Party or any Subsidiary thereof; provided that, in either case, no Default or Borrowing Base Deficiency exists or would result therefrom;
(g)    the sale or issuance of any Subsidiary’s Equity Interests to the Borrower or any Guarantor that is a Wholly Owned Subsidiary;
(h)    any Disposition of assets (i) from one Foreign Subsidiary to another Foreign Subsidiary, or (ii) from a non-Guarantor Subsidiary to a Loan Party;
(i)    Dispositions of Cash Equivalent Investments in the ordinary course of business and for fair market value;
(j)    the sale and discount of receivables permitted by Section 9.21;
(k)    Dispositions consisting of any compulsory pooling or unitization ordered by a Governmental Authority with jurisdiction over the Borrower’s or any of its Restricted Subsidiaries’ Oil and Gas Properties;
(l)    any Casualty Event;
(m)    other Dispositions of assets not exceeding $50,000,000 in the aggregate in any fiscal year of the Borrower; provided that (x) such Dispositions shall not include any “proved developed reserves” included in the most recent redetermination of the Borrowing Base and (y) no more than $25,000,000 of such assets in the aggregate in any such fiscal year shall comprise “proved undeveloped reserves” included in the most recent redetermination of the Borrowing Base; and

(n)    so long as no Default, Event of Default or Borrowing Base Deficiency has occurred and is continuing or would result therefrom, the Disposition of seismic, geologic or other data and license rights in the ordinary course of business so long as such Disposition does not materially impair the Borrower’s or any Restricted Subsidiary’s operation of the Oil and Gas Properties included in the Borrowing Base;
provided, however, that any Disposition pursuant to this Section 9.05 (other than clauses (c), (e), (j) (k) or (l)) shall be for fair market value. Notwithstanding anything to the contrary herein contained, (i) the Borrower shall use the Net Cash Proceeds, if any, of any Disposition made while a Borrowing Base deficiency exists to reduce such Borrowing Base Deficiency, (ii) any Disposition constituting an Investment by the Borrower or a Guarantor in an Unrestricted Subsidiary or a non-Guarantor Restricted Subsidiary shall be subject to Section 9.06, (iii) in the event of the Disposition of Equity Interests in any Restricted Subsidiary to any Person other than the Borrower or a Guarantor, the Disposition shall be of all such Equity Interests held by the Borrower and its Subsidiaries and (iv) any Disposition of Oil and Gas Properties included in the Borrowing Base or the Equity Interests of any Restricted Subsidiary owning Oil and Gas Properties included in the Borrowing Base, shall be permitted only by Section 9.05(d). Neither the Borrower nor any Restricted Subsidiary will discount, sell, pledge or assign any notes payable to it, accounts receivable or future income except for Dispositions permitted by Section 9.21.
Section 9.06    Investments, Loans, Advances and Guaranties. The Borrower shall not, and shall not permit any Restricted Subsidiary to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a Wholly Owned Subsidiary prior to such merger) any Investment, except:.
(a)Cash Equivalent Investments;
(b)Investments by the Borrower and the Guarantors existing on the date hereof in the Equity Interests of their respective Subsidiaries;
(c)Investments (i) by the Borrower or any Guarantor in any Guarantor (or in any newly-formed or acquired Subsidiary that becomes a Guarantors pursuant to Section 8.14) or by any Guarantor in the Borrower, (ii) by any Restricted Subsidiary that is not a Guarantor in the Borrower or any other Restricted Subsidiary (provided that loans by a Restricted Subsidiary that is not a Guarantor to the Borrower or a Guarantor shall be subordinated in right of payment to the Indebtedness), and (iii) by the Borrower or any Guarantor in any Restricted Subsidiary (or in any newly-formed Restricted Subsidiary or any Person that as a result of such transaction shall become a Restricted Subsidiary) that is not a Guarantor, valued at the fair market value (determined by the Borrower in good faith) of such Investment at the time each such Investment is made in an unlimited amount pursuant to this Section 9.06(c)(iii), so long as (A) no Default or Event of Default then exists or would result therefrom, (B) the Total Net Debt to EBITDAX ratio immediately after giving effect to such Investment is no greater than 2.75:1.00, and (C) the

Borrower would have unused borrowing capacity that can be accessed under this Agreement at such time in an amount not less than 20% of the amount of the Loan Limit in effect at such time immediately after giving effect to such Investment; provided, however, that any Investment by the Borrower or any Restricted Subsidiary constituting a Guarantee shall be permitted only to the extent permitted by Section 9.02(d);
(d)Guarantees constituting Debt permitted by Section 9.02(d);
(e)advances to officers, directors and employees of the Borrower and Restricted Subsidiaries in an aggregate amount not to exceed $1,000,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;
(f)bank deposits in the ordinary course of business;
(g)Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;
(h)non-cash consideration received, to the extent permitted by the Loan Documents, in connection with the Disposition of property permitted by this Agreement, provided that any Oil and Gas Properties received as non-cash consideration shall comply with Section 9.05(d); and any Equity Interests received as non-cash consideration shall comply with Section 9.10 and the proviso to this Section 9.06;
(i)Investments listed on Schedule 9.06 as of the Original Effective Date; and extensions, renewals, modifications, or restatements or replacements thereof; provided that no such extension, renewal, modification, restatement or replacement shall (i) increase the amount of the original Investment or (ii) adversely affect the interest of the Lenders with respect to such original Investment or the interests of the Lenders under this Agreement and the other Loan Documents in any material respect;
(j)Investments (including capital contributions) in general or limited partnerships or other types of entities not constituting a Subsidiary (each a “venture”) entered into by the Borrower or any of its Restricted Subsidiaries with others in the ordinary course of business; provided that (i) any such venture is organized under the laws of a jurisdiction in the United States and is engaged exclusively in oil and gas exploration, development, production, processing and related activities located within the onshore geographic boundaries of the United States of America, including, without limitation, marketing, gathering, transportation, treatment and storage, (ii) the interest in such venture is on fair and reasonable terms, and (iii) such venture interests acquired and capital contributions made (valued as of the date such interest was acquired or the contribution made) do not exceed, in the aggregate at any time outstanding an amount equal to $100,000,000; and provided, further, that both before and after giving effect to such Investment

(on a pro forma basis acceptable to the Administrative Agent) no Default or Borrowing Base deficiency shall have occurred and be continuing as a result therefrom and all representations and warranties contained in Article VII hereof shall be true and correct in all material respects as if made both immediately before and immediately after the time of such Investment (or, if stated to have been made expressly as of an earlier date, were true and correct as of such date);
(k)Investments consisting of deposits made in the ordinary course of business securing obligations or performance under contracts; and
(l)to the extent constituting Investments, investments in direct ownership interests in additional Oil and Gas Properties and gas gathering and treating facilities related thereto or related to farm-out, farm-in, joint operating, joint venture, joint development or area of mutual interest agreements, pipelines or other similar arrangements, which are usual and customary in the oil and gas exploration and production business located within the geographic boundaries of the United States of America;
provided (i) that any Investment that when made complies with the requirements of the definition of the term “Cash Equivalent Investment” may continue to be held notwithstanding that such Investment if made thereafter would not comply with such requirements; (ii) notwithstanding anything in this Section 9.06 or elsewhere in this Agreement to the contrary, no Investment shall be permitted in any venture or in any Unrestricted Subsidiary, unless, (x) such Investment does not include the Disposition of any Collateral (other than cash or Cash Equivalent Investments), and (y) immediately after giving effect to any such Investment, the sum of the borrowing availability under this Agreement plus unrestricted cash and Cash Equivalent Investments of the Borrower and its Restricted Subsidiaries is equal to or greater than fifty percent (50%) of the Borrowing Base, (iii) Investment in the Borrower (or any direct or indirect parent thereof) through redemptions, purchases, acquisitions or other retirements of Equity Interests in the Borrower (or any direct or indirect parent thereof) shall only be permitted to the extent constituting a Restricted Payment permitted by Section 9.08, and (iv) any Investment constituting a Disposition of Properties included in the Borrowing Base or Equity Interests in a Restricted Subsidiary owning Property included in the Borrowing Base shall be subject to Section 9.05(d).
Section 9.07    Marketing Activities. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, engage in marketing activities for any Hydrocarbons or enter into any contracts related thereto other than (a) contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from their Oil and Gas Properties comprising proved reserves during the period of such contract, (b) contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from Oil and Gas Properties comprising proved reserves of third parties during the period of such contract associated with the Oil and Gas Properties of the Borrower and its Restricted Subsidiaries that the Borrower or one of its Restricted Subsidiaries has the right to market pursuant to joint operating agreements, unitization agreements or other similar contracts that are usual and customary in the oil and gas business and (c) other contracts for the purchase and/or sale of Hydrocarbons of third parties (i) that have generally offsetting provisions (i.e., corresponding pricing mechanics, delivery dates and points and volumes) such that no “position” is taken and (ii) for which appropriate credit support has been taken to alleviate the material credit risks of the counterparty thereto.
Section 9.08    Restricted Payments. The Borrower shall not, and shall not permit any Restricted Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:
(a)    the Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its common stock;
(b)    Restricted Subsidiaries may declare and pay dividends ratably (or on a basis more favorable to the Borrower or its Restricted Subsidiaries) with respect to their Equity Interests;
(c)    the Borrower may declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment (including any payment on account of the Redemption of any Series B Preferred Stock) if (i) no Default or Event of Default exists or would result therefrom, (ii) the Total Net Debt to EBITDAX ratio immediately after giving effect to such dividend or distribution is no greater than 2.75:1.00, (iii) the Borrower would have unused borrowing capacity that can be accessed under this Agreement at such time in an amount not less than 20% of the amount of the Loan Limit in effect at such time immediately after giving effect to such Restricted Payment and (iv) the Borrower shall have delivered the certificate required pursuant to Section 8.01(v) not less than one (1) Business Day prior to the date such Restricted Payment is actually made; and
(d)    the Borrower may declare or make, or agree to pay or make, any dividend or other distribution in respect of (but, for the avoidance of doubt, not a Redemption of, or other Restricted Payment on) the Series B Preferred Stock in accordance with the Preferred Stock Documents as in effect on the Effective Date (and, in any event, any such payments made in cash shall not exceed a Dividend Rate (as defined in the Preferred Stock Documents) of 10% per annum and the aggregate amount of all such payments shall not exceed $17,500,000 per annum) so long as no Default or Borrowing Base Deficiency exists or would result therefrom;
provided that, if the Borrower or any Restricted Subsidiary has declared a Restricted Payment in accordance with the foregoing provisions of this Section 9.08 at a time when such payment complies with such provisions, the Borrower or such Restricted Subsidiary may make or pay such Restricted Payment within thirty (30) days after the date of such declaration even if such Restricted Payment would then no longer comply with such provisions.
Section 9.09    Transactions with Affiliates. The Borrower shall not, and shall not permit any Restricted Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions between or among the Borrower and its Subsidiaries in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Borrower and its Restricted Subsidiaries not involving any other Affiliate, and (c) any transactions permitted by Sections 9.05(e), (g) or (h), Section 9.06 or Section 9.08.
Section 9.10    Change in Nature of Business. Neither the Borrower nor any Restricted Subsidiary will allow any material change to be made in the character of its business as an onshore independent oil and gas exploration and production company doing business within the on-shore geographical boundaries of the United States. From and after the date hereof, the Borrower and its Restricted Subsidiaries will not acquire or make any other expenditure (whether such expenditure is capital, operating or otherwise) in or related to, any Oil and Gas Properties or businesses not located within the on-shore geographical boundaries of the United States. Notwithstanding anything herein to the contrary, in no event shall the Borrower or any Subsidiary, create, acquire or own any interest in (i) any Subsidiary organized under the laws of any jurisdiction other than jurisdictions within the United States, (ii) any foreign joint venture or (iii) any Restricted Subsidiary other than a Wholly Owned Subsidiary.
Sectioin 9.11    Restrictive Agreements. The Borrower shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Restricted Subsidiary to create, incur or permit to exist any Lien upon any of its property, (b) the ability of any Restricted Subsidiary to pay dividends or other distributions with respect to any shares of its Equity Interests or to make or repay loans or advances to the Borrower or any other Restricted Subsidiary or to Guarantee Debt of the Borrower or any other Restricted Subsidiary or transfer any of its properties to any Loan Party or (c) the ability of any Loan Party to amend or otherwise modify this Agreement or any other Loan Document; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by applicable Law or by the Loan Documents, the Permitted Debt Documents, the Senior Notes Documents or by the Preferred Stock Documents, (ii) the foregoing shall not apply to restrictions and conditions existing on the Original Effective Date and in effect on the date hereof identified on Schedule 9.11 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Restricted Subsidiary pending such sale, provided such restrictions and conditions apply only to the Restricted Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Debt permitted by this Agreement (excluding the Permitted Debt) if such restrictions or conditions apply only to the property or assets securing such Debt, (v) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof, (vi) clause (a) of the foregoing shall not apply to any encumbrances or restrictions that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any property, assets or capital stock not otherwise prohibited by this Agreement, (vii) clause (a) of the foregoing shall not apply to any restrictions regarding licenses or sublicenses by the Borrower and its Restricted Subsidiaries of intellectual property in the ordinary course of business, and (viii) clause (a) of the foregoing shall not apply to any restrictions on cash or other deposits or net worth imposed by customers, suppliers or, in the ordinary course of business, other third parties.
Section 9.12    Restrictions on Amendments to Certain Documents. The Borrower shall not, and shall not permit any Restricted Subsidiary to, amend or otherwise modify, or waive any rights under its Organization Documents (including the Preferred Stock Documents), Permitted Debt Documents or the Senior Notes Documents, if, in any case, such amendment, modification or waiver could reasonably be expected to be materially adverse to the interests of the Administrative Agent, the Issuing Bank or the Lenders.
Section 9.13    Changes in Fiscal Periods. The Borrower shall not permit the fiscal year of the Borrower to end on a day other than December 31 or change the Borrower’s method of determining fiscal quarters.
Section 9.14    Repayment of Permitted Debt or Senior Notes; Amendment of Permitted Debt Documents or Senior Notes Documents. The Borrower will not, and will not permit any Restricted Subsidiary to, prior to the date that is one hundred eighty (180) days after the Maturity Date: (a) call, make or offer to make any voluntary or optional Redemption of or otherwise voluntarily or optionally Redeem (whether in whole or in part) any Debt permitted by Section 9.02(k), (l), (m) or (n) except (i) to the extent constituting a Redemption, the conversion of such Debt into Equity Interest of the Borrower (other than Disqualified Equity Interests) and, in connection therewith, the settlement in cash of any such Debt required to avoid the issuance of fractional shares of such Equity Interests, (ii) with the cash proceeds of (A) a concurrent Equity Offering, provided no Default or Borrowing Base deficiency exists or would result therefrom, or (B) a concurrent incurrence of Permitted Refinancing Debt, and (iii) the Borrower may redeem or repay the Senior Notes or the Permitted Debt (or any Permitted Refinancing Debt incurred in respect thereof) if (A) no Default or Event of Default exists or would result therefrom, (B) the Total Net Debt to EBITDAX ratio immediately after giving effect to such redemption or repayment is no greater than 2.75:1.00, and (C) the Borrower would have unused borrowing capacity that can be accessed under this Agreement at such time in an amount not less than 20% of the amount of the Loan Limit in effect at such time immediately after giving effect to such redemption or repayment; (b) amend, modify, waive or otherwise change, consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Permitted Debt Documents or the Senior Notes Documents (or the documents evidencing any Permitted Refinancing Debt incurred in respect thereof), if (i) the effect thereof is (A) to shorten its maturity or average life, (B) to require any payment of principal thereof (except payments permitted by Section 9.14(a)(ii)), (C) to increase the rate of interest payable in cash so that the aggregate of all such interest payable in cash exceeds market rates then in effect (and for purposes of this clause, original issue discount and Equity Interests issued to the holders of such Debt as consideration for the acceptance of such Debt shall not constitute interest) plus an additional default rate not to exceed 5% per annum, or shorten any period for payment of any such cash interest or (D) to add any guarantor or surety, except as permitted by Section 9.02, (ii) such action requires the payment of a consent, amendment, waiver or other similar fee in excess of 2.5% of the principal amount of such Debt in any 12-month period, (iii) such action adds covenants or defaults that are substantially more restrictive than those contained in this Agreement and the other Loan Documents unless the Borrower and Guarantors shall have executed and delivered a contemporaneous amendment to this Agreement and the other Loan Documents to make comparable changes to this Agreement or the other Loan Documents, or (iv) such action grants Liens (other than Liens permitted by Section 9.03) to secure any such Debt.
Section 9.15    Anti-Money Laundering and Anti-Terrorism Finance Laws; Foreign Corrupt Practices Act; Sanctions Laws; Restricted Person.
(a)The Borrower will not permit the proceeds of the Loans to be used for any purpose other than those permitted by Section 7.18. Neither the Borrower nor any Person acting on behalf of the Borrower has taken or will take any action which might cause any of the Loan Documents to violate Regulations U, Regulation T or Regulation X or any other regulation of the Board or to violate Section 7 of the Securities Exchange Act of 1934 or any rule or regulation thereunder, in each case, as now in effect or as the same may hereinafter be in effect. If requested by the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-1 or such other form referred to in Regulation U, Regulation T or Regulation X of the Board, as the case may be.
(b)The Borrower will not request any Borrowing or Letter of Credit, and the Borrower shall not use, and shall procure that the Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or Anti-Terrorism Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
(c)No Loan Party shall, directly or indirectly, use the proceeds of any Loan or Letter of Credit, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, to knowingly fund any activities of or business with any individual or entity, or in any Designated Jurisdiction that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any individual or entity (including any individual or entity participating in the transaction, whether as Lender,

Administrative Agent, Issuing Bank, or otherwise) of Sanctions, Anti-Terrorism Laws or Anti-Corruption Laws.
(d)No Loan Party shall, nor will any Loan Party permit any Restricted Subsidiary to, fail to conduct its businesses in compliance with applicable Anti-Corruption Laws and Anti-Terrorism Laws in all material respects.
Section 9.16    Limitation on Leases. Neither the Borrower nor any Restricted Subsidiary will create, incur, assume or suffer to exist any obligation for the payment of rent or hire of Property of any kind whatsoever (real or personal but excluding Capital Leases and leases of Hydrocarbon Interests), under leases or lease agreements which would cause the aggregate amount of all payments made by the Borrower and the Restricted Subsidiaries pursuant to all such leases or lease agreements, including any residual payments at the end of any lease, to exceed $15,000,000 in any period of twelve consecutive calendar months during the life of such leases.
Section 9.17    Gas Imbalances, Take-or-Pay or Other Prepayments. The Borrower will not, and will not permit any Restricted Subsidiary to, allow gas imbalances, take-or-pay or other prepayments (including pursuant to an Advance Payment Contract) with respect to the Oil and Gas Properties of the Borrower or any Restricted Subsidiary that would require the Borrower or such Restricted Subsidiary to deliver Hydrocarbons at some future time without then or thereafter receiving full payment therefor to exceed the greater of (x) 2 Bcf of natural gas or (y) 2% of the annual production of natural gas of the Borrower and its Restricted Subsidiaries for the most recent calendar year of gas (on an mcf equivalent basis) in the aggregate in the Initial Reserve Reports or the most recently delivered Reserve Report.
Section 9.18    Hedge Transactions.
(a)The Borrower will not, and will not permit any of its Restricted Subsidiaries to, enter into any commodity Hedge Transaction except that the Borrower or other Loan Party shall be permitted to enter into, as of any date, commodity Hedge Transactions with an Approved Counterparty related to bona fide (and not speculative) hedging activities of the Borrower or other Loan Party with respect to which the aggregate notional volumes covered thereby do not exceed, when aggregated and netted with all other commodity Hedge Transactions (other than “put” options) of the Borrower and the other Loan Parties then in effect, for any month during the period from the then-current date until five (5) years after the then-current date, 85% of the Borrower’s and the other Loan Parties’ reasonably anticipated projected production of crude oil (for crude oil related Hedge Transactions), and 85% of the Borrower’s and the other Loan Parties’ reasonably anticipated projected production of natural gas (for natural gas related Hedge Transactions), in each case, for such month, from the Borrower’s and the other Loan Parties’ Oil and Gas Properties constituting proved developed producing reserves.

(b)It is understood that commodity Hedge Transactions that may, from time to time, “hedge” the same volumes, but different elements of commodity risk thereof (e.g., commodity price risk versus basis risk), shall not be aggregated together when calculating the foregoing limitations on notional volumes.
(c)Notwithstanding anything to the contrary in this Section 9.18, there shall be no prohibition under this Agreement or any other Loan Document against the Borrower or any other Loan Party entering into purchased “put” options not otherwise prohibited hereunder, in each case, so long as such agreements are entered into with an Approved Counterparty in the ordinary course of business for the purpose of hedging against fluctuations of commodity prices.
(d)Neither the Borrower nor any Restricted Subsidiary will enter into any Hedge Transaction for the purpose of speculation (whether with respect to the levels of commodity prices in the future or otherwise).
(e)In no event shall any Swap Agreement contain any requirement, agreement or covenant for the Borrower or any Restricted Subsidiary to post collateral, credit support (including a letter of credit) or margin to secure their obligations under such Swap Agreement or to cover market exposures; provided that this sentence shall not (i) prevent a Lender Swap Provider from requiring the obligations under its Swap Agreement with any Loan Party to be secured by the Liens granted to the Administrative Agent under the Security Instruments, or (ii) prohibit any Loan Party from being party to any Swap Agreement with an Approved Counterparty that contains a requirement, agreement or covenant for any Person other than a Loan Party to post collateral, credit support (including a letter of credit) or margin to secure such Loan Party’s obligations under such Swap Agreement or to cover market exposures.
(f)Neither the Borrower nor any of its Restricted Subsidiaries shall enter into any Hedge Transaction with a term longer than 60 months from the date such transaction is entered into.
(g)If, after the end of any calendar month, the Borrower determines that the aggregate volume of all commodity Hedge Transactions for which settlement payments were calculated in such calendar month exceeded 100% of actual production of crude oil and natural gas, calculated separately, in such calendar month, then the Borrower shall, or shall cause one or more other Loan Parties to, within twenty (20) Business Days of such determinations terminate, create off-setting positions, allocate volumes to other production for which the Borrower and the other Loan Parties are marketing, or otherwise unwind existing commodity Hedge Transactions such that, at such time, future hedging volumes will not exceed 100% of reasonably anticipated projected production for the then-current and any succeeding calendar months.
(h)The Borrower will not, and will not permit any of its Restricted Subsidiaries to, enter into any Hedge Transactions in respect of interest rates with an Approved Counterparty,

except as follows: (i) Hedge Transactions effectively converting interest rates from fixed to floating, the notional amounts of which (when aggregated with all other Hedge Transactions of the Borrower and the other Loan Parties then in effect effectively converting interest rates from fixed to floating) do not exceed 100% of the then outstanding principal amount of the Loan Parties’ Indebtedness for borrowed money that bears interest at a fixed rate and (ii) Hedge Transactions effectively converting interest rates from floating to fixed, the notional amounts of which (when aggregated with all other Hedge Transactions of the Borrower and the other Loan Parties then in effect effectively converting interest rates from floating to fixed) do not exceed 100% of the then outstanding principal amount of the Loan Parties’ Indebtedness for borrowed money that bears interest at a floating rate.
For purposes of this Section 9.18, forecasts of projected production shall equal the projections for proved developed producing reserves of each crude oil and natural gas set out in the most recent Reserve Report delivered to the Administrative Agent as revised in good faith to account for any increase or reductions therein anticipated based on information obtained by the Borrower subsequent to the publication of the such Reserve Report, including the Borrower’s internal forecasts of production decline rates for existing wells and additions to or deletions from anticipated future production from new wells and acquisitions coming on stream or failing to come on stream and Dispositions of Oil and Gas Properties, each as reflected in a separate or supplemental Reserve Report delivered to the Administrative Agent and otherwise satisfactory to the Administrative Agent.
Section 9.19    Hedge Transaction Termination. Except upon the terms provided under Section 2.07(c) and Section 9.18(g), the Borrower shall maintain the hedged positions established pursuant to Hedge Transactions used to calculate the then effective Borrowing Base and shall neither enter into nor effectuate any Hedge Liquidation if the effect of such action (when taken together with any other Hedge Transactions executed contemporaneously with the taking of such action) would have the effect of canceling its positions under any such Hedge Transactions; provided that, notwithstanding the foregoing, the Borrower may enter into or effectuate any Hedge Liquidation with the effect of canceling its position if it provides prior written notice of such intent to the Administrative Agent and the Lenders pursuant to Section 8.01(k) and, concurrently with such cancellation, the Borrowing Base is adjusted pursuant to Section 2.07(g) if applicable.
Section 9.20    Sale and Leaseback Transactions and other Off-Balance Sheet Liabilities. The Borrower will not, nor will the Borrower permit any of its Restricted Subsidiaries to, enter into or suffer to exist any (a) sale and leaseback transaction or (b) any other transaction pursuant to which it incurs or has incurred Off-Balance Sheet Liabilities, except for (i) Hedge Transactions to the extent permitted under the terms of Section 9.18 and (ii) Advance Payment Contracts to the extent permitted under the terms of Section 9.17.
Section 9.21    Sale or Discount of Receivables. Except for receivables obtained by the Borrower or any Restricted Subsidiary that are outside the ordinary course of business or the settlement of joint interest billing accounts in the ordinary course of business or discounts granted to settle collection of accounts receivable or the sale of defaulted accounts arising in the ordinary course of business in connection with the compromise or collection thereof and not in connection with any financing transaction, neither the Borrower nor any Restricted Subsidiary will discount or sell (with or without recourse) any of its notes receivable or accounts receivable.

Section 9.22    Additional Deposit Accounts, Securities Accounts and Commodities Accounts. The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, open, establish or maintain any operating, revenue, collection or other deposit accounts (other than (i) Excluded Accounts and (ii) any deposit account, securities account or commodities account unless and until the first date after the Effective Date on which such account holds cash, securities, or commodities with an aggregate fair market value in excess of $3,000,000; provided that the aggregate fair market value of property in all such accounts excluded from the requirements of this Section 9.22 pursuant to this subclause (ii) shall not exceed $10,000,000 in the aggregate at any time) with any depositary bank, securities intermediary or commodity intermediary other than those depositary banks, securities intermediaries or commodity intermediaries with whom the Borrower or such Restricted Subsidiary maintains its deposit accounts, securities accounts or commodities accounts on and as of the Effective Date unless (a) the Administrative Agent shall have consented in writing to the opening or establishment of a new deposit account, securities account or commodities account and (b) such new deposit account, securities account or commodities account shall be, concurrently with its opening or establishment, subject to the Administrative Agent’s control pursuant to an Account Control Agreement.
Section 9.23    Designation and Conversion of Restricted and Unrestricted Subsidiaries.
(a)Assuming compliance with Section 9.23(b), any Person that becomes a Subsidiary of the Borrower or any of its Restricted Subsidiaries shall be classified as a Restricted Subsidiary.
(b)The Borrower may designate by prior written notice thereof to the Administrative Agent, any Restricted Subsidiary, including a newly formed or newly acquired Subsidiary, as an Unrestricted Subsidiary if (i) immediately prior, and after giving effect, to such designation, (A) the representations and warranties of each Loan Party contained in each of the Loan Documents are true and correct in all material respects on and as of such date as if made on and as of the date of such redesignation (or, if stated to have been made expressly as of an earlier date, were true and correct in all material respects as of such date), (B) no Event of Default exists or would exist (and the Borrower shall be in compliance, on a pro forma basis, with the covenants set forth in Section 9.01 and, as a condition precedent to the effectiveness of any such designation, the Borrower shall deliver to the Administrative Agent a certificate setting forth in reasonable detail the calculations demonstrating such compliance on a pro forma basis and certifying as to the satisfaction of the other conditions set forth in this Section 9.23(b)), (C) such Subsidiary (1) is not a Material Subsidiary, (2) is not the owner or the operator, by contract or otherwise, of any Oil and

Gas Properties included in the Borrowing Base, (3) does not provide gathering, transporting, processing, marketing or other midstream services in respect of the Oil and Gas Properties included in the Borrowing Base and (4) is not a guarantor, “restricted subsidiary” or the primary obligor with respect to any Debt, liabilities or other obligations under any Permitted Debt, the Senior Notes or the Preferred Stock (or any Permitted Refinancing Debt thereof) and (D) no Borrowing Base Deficiency would exist; and (ii) the Investment deemed to be made in such Subsidiary (and its subsidiaries) pursuant to the next sentence would be permitted to be made at the time of such designation under Section 9.06. The designation of any Restricted Subsidiary as an Unrestricted Subsidiary shall (a) constitute an Investment in an Unrestricted Subsidiary (and its subsidiaries) in an amount equal to the fair market value of the Borrower’s direct and indirect ownership interest in such Subsidiary (and its subsidiaries) and (b) be deemed a disposition of the Property of such Subsidiary (and its subsidiaries) (and Equity Interests therein) for purposes of Section 9.05(d) (and, for the avoidance of doubt, Section 3.04(c)(ii)). Except as provided in this Section 9.23(b), no Restricted Subsidiary may be redesignated as an Unrestricted Subsidiary. If, at any time, any Unrestricted Subsidiary would fail to meet the requirements for an Unrestricted Subsidiary set forth in Section 8.16, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Agreement and any Debt of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Borrower as of such date and, if such Debt is not permitted to be incurred as of such date under Section 9.02, the Borrower shall be in default of such covenant.
(c)The Borrower may designate by prior written notice thereof to the Administrative Agent any Unrestricted Subsidiary to be a Restricted Subsidiary if (i) immediately prior, and after giving effect to such designation, (A) the representations and warranties of each Loan Party contained in each of the Loan Documents are true and correct in all material respects on and as of such date as if made on and as of the date of such redesignation (or, if stated to have been made expressly as of an earlier date, were true and correct in all material respects as of such date), (B) no Event of Default exists or would exist (and the Borrower shall be in compliance, on a pro forma basis, with the covenants set forth in Section 9.01) and (ii) the Borrower is in compliance with the requirements of Section 8.14 and Section 8.16. Any such designation shall (x) be treated as a cash dividend in an amount equal to the lesser of the fair market value of the Borrower’s direct and indirect ownership interest in such Subsidiary or the amount of the Borrower’s cash investment previously made for purposes of any applicable limitations on Investments under Section 9.06 and (y) constitute the incurrence at the time of such designation of any Investment, Debt or Liens of such Subsidiary existing at such time. Any such designation shall be evidenced by a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent prior to such designation certifying that the conditions of this Section 9.23(c) are satisfied as of the date of such designation (and, as a condition precedent to the effectiveness of any such designation, the Borrower shall deliver to the Administrative Agent a certificate setting forth in reasonable detail the calculations demonstrating compliance on a pro forma basis, with the covenants set forth in Section 9.01 (including Pro Forma Compliance with the financial ratio covenant set forth in Section 9.01(a)).

(d)No Subsidiary may be designated as an Unrestricted Subsidiary hereunder unless it is also designated as an “Unrestricted Subsidiary” for purposes of the Senior Notes Documents or any Permitted Debt Documents and (ii) no Subsidiary designated as an Unrestricted Subsidiary may be designated as a Restricted Subsidiary hereunder unless it is also designated as a “Restricted Subsidiary” for purposes of the Senior Notes Documents or any Permitted Debt Documents.
Section 9.24    ERISA. No Loan Party nor any Restricted Subsidiary will at any time:
(a)engage in, or permit any ERISA Affiliate to engage in, any transaction in connection with which such Loan Party or any ERISA Affiliate could be subjected to either a civil penalty assessed pursuant to subsections (c), (i) or (l) of section 502 of ERISA or a tax imposed by Chapter 43 of Subtitle D of the Code;
(b)terminate, or permit any ERISA Affiliate to terminate, any Plan in a manner, or take any other action with respect to any Plan, which could result in any liability of such Loan Party or any ERISA Affiliate to the PBGC;
(c)fail to make, or permit any ERISA Affiliate to fail to make, full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto or applicable Law, such Loan Party or any ERISA Affiliate is required to pay as contributions thereto;
(d)permit, or allow any ERISA Affiliate to permit, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) for any Plan to fall below 80%;
(e)contribute to or assume an obligation to contribute to, or permit any ERISA Affiliate to contribute to or assume an obligation to contribute to, any Multiemployer Plan;
(f)acquire, or permit any ERISA Affiliate to acquire, an interest in any Person that causes such Person to become an ERISA Affiliate with respect to such Loan Party or with respect to any ERISA Affiliate of the such Loan Party if such Person sponsors, maintains or contributes to, or at any time in the six-year period preceding such acquisition has sponsored, maintained, or contributed to, (1) any Multiemployer Plan, or (2) any other Plan that is subject to Title IV of ERISA under which the actuarial present value of the benefit liabilities (based on assumptions used for purposes of FASB ASC Topic No. 715) under such Plan exceeds the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities, except as would not have a Material Adverse Effect;
(g)incur, or permit any ERISA Affiliate to incur, a liability to or on account of a Plan under sections 515, 4062, 4063, 4064, 4201 or 4204 of ERISA;

(h)contribute to or assume an obligation to contribute to, or permit any ERISA Affiliate to contribute to or assume an obligation to contribute to, any employee welfare benefit plan, as defined in section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by such entities in their sole discretion at any time without any material liability; or
(i)amend, or permit any ERISA Affiliate to amend, a Plan resulting in an increase in current liability such that such Loan Party or any ERISA Affiliate is required to provide security to such Plan under section 436(f) of the Code.
ARTICLE X
EVENTS OF DEFAULT; REMEDIES
Section 10.01    Events of Default. One or more of the following events shall constitute an “Event of Default”:
(a)    the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof, by acceleration or otherwise;
(b)    the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in Section 10.01(a)) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days;
(c)    any representation or warranty made or deemed made by or on behalf of the Borrower or any other Loan Party in or in connection with this Agreement, any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement, any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been incorrect in any material respect (or, in the case of any such representation or warranty under this Agreement or any other Loan Document already qualified by materiality, such representation or warranty shall prove to have been incorrect) when made or deemed made;
(d)    any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 8.02(a), Section 8.03 (with respect to the existence of any Loan Party), Section 8.07 (solely with respect to maintenance of insurance) or Article IX;
(e)    the Borrower or any other Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or any other Loan Document (other than those specified in Section 10.01(a), Section 10.01(b) or Section 10.01(d)), and such failure shall continue unremedied for a period of thirty (30) days after the earlier of (a) written notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of the Majority Lenders) and (b) the date a Responsible Officer of the Borrower or such other Loan Party had actual knowledge of such failure;
(f)    the Borrower or any Restricted Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Debt, when and as the same shall become due and payable which failure shall continue beyond any cure period provided under the terms of such Material Debt;
(g)    any event or condition occurs that results in any Material Debt becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Debt or any trustee or agent on its or their behalf to cause any Material Debt to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, or require cash collateral in respect thereof, prior to its scheduled maturity or (in the case of any Material Debt constituting a Guarantee) to become payable or require cash collateral in respect thereof; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such voluntary sale or transfer is permitted under this Agreement;
(h)    an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Restricted Subsidiary or its debts, or of a substantial part of its assets, under any Debtor Relief Laws or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Restricted Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;
(i)    the Borrower or any Restricted Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Debtor Relief Laws, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 10.01(h), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Restricted Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing.
(j)    the Borrower or any Restricted Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k)    one or more judgments for the payment of money in an aggregate amount in excess of $75,000,000 (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage and is not subject to any insolvency proceeding and, for the avoidance of doubt, net of any such coverage) shall be rendered against the Borrower, any Restricted Subsidiary or any combination thereof and the same shall remain undischarged, unsatisfied, unvacated or unbonded for a period of 60 consecutive days during which execution shall not be effectively stayed (pursuant to applicable law, rules, court orders, settlement agreements or agreements with the judgment creditor) or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Subsidiary to enforce any such judgment;
(l)    an ERISA Event shall have occurred that when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in liability of the Borrower, its Subsidiaries or its ERISA Affiliates in an aggregate amount exceeding $75,000,000;
(m)    any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Indebtedness, shall cease to be in full force and effect; or any Loan Party or any other Person shall contest in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party shall deny that it has any or further liability or obligation under any Loan Document, or shall purport to revoke, terminate or rescind any provision of any Loan Document; or any Lien securing any Indebtedness shall, in whole or in part, fail to be a perfected Lien having first priority (subject only to such other Liens permitted to have priority over it pursuant to the Loan Documents) the priority purported to be created thereby, except (i) as a result of a Disposition of Property in a transaction permitted by this Agreement, (ii) with respect to Collateral, the aggregate value of which, for all such Collateral, does not exceed at any time, $1,000,000 or (iii) to the extent that any such loss of perfection or priority results solely from the failure of the Administrative Agent to maintain possession of certificates, promissory notes, instruments or documents delivered to it representing securities and other items pledged under the Loan Documents;
(n)    a Change in Control shall occur; or
(o)    an “Event of Default” shall occur under the Permitted Debt Documents or the Senior Notes Documents.
Section 10.02    Remedies.
(a)    In the case of an Event of Default other than one described in Section 10.01(h), Section 10.01(i) or Section 10.01(j), at any time thereafter during the continuance of such Event of Default, the Administrative Agent may, and at the request of the Majority Lenders, shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Elected Commitments, and thereupon the Elected Commitments shall terminate immediately, and (ii) declare the Notes and the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Loan Parties accrued hereunder and under the Notes and the other Loan Documents (including, without limitation, the payment of cash collateral to secure the LC Exposure as provided in Section 2.08(j)), shall become due and payable immediately, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by each Loan Party; and in case of an Event of Default described in Section 10.01(h), Section 10.01(i) or Section 10.01(j), the Elected Commitments shall automatically terminate and the Notes and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and the other obligations of the Loan Parties accrued hereunder and under the Notes and the other Loan Documents (including, without limitation, the payment of cash collateral to secure the LC Exposure as provided in Section 2.08(j)), shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Loan Party.
(b)    In the case of the occurrence and continuance of an Event of Default, the Administrative Agent and the Lenders will have all other rights and remedies available at law and equity.
(c)    All collateral, including, without limitation, proceeds realized from the liquidation or other disposition of collateral or otherwise received after maturity of the Loans, whether by acceleration or otherwise, shall be applied: first, to reimbursement of expenses and indemnities provided for in this Agreement and the Security Instruments payable to the Administrative Agent in its capacity as such; second, pro rata to payment or reimbursement of that portion of the Indebtedness constituting fees, expenses and indemnities payable to the Lenders; third, pro rata to payment of accrued interest on the Loans; fourth, pro rata to payment of principal outstanding on the Loans, LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time, and Indebtedness referred to in (i) clause (b) of the definition of Indebtedness owing to Lender Swap Providers and (ii) clause (c) of the definition of Indebtedness owing to Bank Products Providers; fifth, pro rata to any other Indebtedness; sixth, to serve as Cash Collateral to be held by the Administrative Agent to secure the LC Exposure; and seventh, any excess shall be paid to the Borrower or as otherwise required by any Governmental Requirement. Notwithstanding the foregoing, amounts received from the Borrower or any Guarantor that is not an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder shall not be applied to the Indebtedness that is comprised of Excluded Swap Obligations (it being understood, that in the event that any amount is applied to Indebtedness other than Excluded Swap Obligations as a result of this clause, the Administrative Agent shall make such adjustments as it determines are appropriate to distributions pursuant to this Section 10.02 from amounts received from “eligible contract participants” under the Commodity

Exchange Act or any regulations promulgated thereunder to ensure, as nearly as possible, that the proportional aggregate recoveries with respect to Indebtedness described in this Section 10.02 by the holders of any Excluded Swap Obligations are the same as the proportional aggregate recoveries with respect to other Indebtedness pursuant to this Section 10.02).
ARTICLE XI
THE ADMINISTRATIVE AGENT
Section 11.01    Appointment; Powers. Each of the Lenders and the Issuing Banks hereby irrevocably appoints the Administrative Agent as its agent hereunder and under the Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or the other Loan Documents, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Banks, and neither the Borrower nor any of its Subsidiaries shall have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
Section 11.02    Duties and Obligations of Administrative Agent. The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents, and its duties under the Loan Documents shall be administrative in nature. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing (the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law; rather, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties), (b) the Administrative Agent shall have no duty to take any discretionary action or exercise any discretionary powers, except as provided in Section 11.03, and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or under any other Loan Document or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or in any other Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article VI or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or as to those conditions precedent expressly required to be to the Administrative Agent’s discretion, (vi) the existence, value, perfection or priority of any collateral security or the financial or other condition of the Borrower and its Subsidiaries or any other obligor or guarantor, or (vii) any failure by the Borrower or any other Person (other than itself) to perform any of its obligations hereunder or under any other Loan Document or the performance or observance of any covenants, agreements or other terms or conditions set forth herein or therein. For purposes of determining compliance with the conditions specified in Article VI each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the proposed closing date specifying its objection thereto.
Section 11.03    Action by Administrative Agent. The Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02) and in all cases the Administrative Agent shall be fully justified in failing or refusing to act hereunder or under any other Loan Documents unless it shall (a) receive written instructions from the Majority Lenders or the Lenders, as applicable, (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02) specifying the action to be taken and (b) be indemnified to its satisfaction by the Lenders against any and all liability and expenses which may be incurred by it by reason of taking or continuing to take any such action. The instructions as aforesaid and any action taken or failure to act pursuant thereto by the Administrative Agent shall be binding on all of the Lenders. If a Default has occurred and is continuing, then the Administrative Agent shall take such action with respect to such Default as shall be directed by the requisite Lenders in the written instructions (with indemnities) described in this Section 11.03, provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interests of the Lenders. In no event, however, shall the Administrative Agent be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement, the Loan Documents or applicable Law. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Majority Lenders or the Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02), and otherwise shall not be liable for any action taken or not taken by it hereunder or under any other Loan Document or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith INCLUDING ITS OWN ORDINARY NEGLIGENCE, except for its own gross negligence or willful misconduct.
Section 11.04    Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone or by electronic communication and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon and each of the Borrower, the Lenders and the Issuing Banks hereby waives the right to dispute the Administrative Agent’s record of such statement, except in the case of gross negligence or willful misconduct by the Administrative Agent. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or any Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or such Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Administrative Agent may deem and treat the payee of any Note as the holder thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof permitted hereunder shall have been filed with the Administrative Agent.
Section 11.05    Subagents. The Administrative Agent may perform any and all its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding Sections of this Article XI shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.
Section 11.06    Resignation or Removal of Administrative Agent. Subject to the appointment and acceptance of a successor Administrative Agent as provided in this Section 11.06, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Banks and the Borrower. Upon any such resignation, the Majority Lenders shall have the right, subject to the consent of the Borrower (which consent shall (a) not be unreasonably withheld or delayed and (b) not be required if any Event of Default has occurred and is continuing at the time of such appointment) to appoint a successor. If no successor shall have been so appointed by the Majority Lenders (where applicable) and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York or San Francisco, California, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article XI and Section 12.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent. If the Administrative Agent is a Defaulting Lender due to the circumstances described in clause (f) of the definition of Defaulting Lender, the Majority Lenders shall have the right to appoint a successor Administrative Agent which shall be a commercial bank or trust company that is, if no Event of Default exists, reasonably acceptable to the Borrower. If no successor Administrative Agent has been so appointed and shall have accepted such appointment by the 20th Business Day after the date the Administrative Agent became a Defaulting Lender due to the circumstances described in clause (f) of the definition of Defaulting Lender, the Administrative Agent shall be deemed to have been replaced and the Lenders shall thereafter perform all the duties of the Administrative Agent hereunder and under any other Loan Document until such time, if any, as the Majority Lenders appoint a successor Administrative Agent as provided above. After the Administrative Agent is replaced in accordance with this Section 11.06, the provisions of this Article XI and Section 12.03 shall continue in effect for the benefit of such replaced Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while such replaced Administrative Agent was acting as Administrative Agent.
Section 11.07    Administrative Agent as Lender. Each bank serving as Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not Administrative Agent hereunder.
Section 11.08    No Reliance. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and each other Loan Document to which it is a party. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder. The Administrative Agent shall not be required to keep itself informed as to the performance or observance by the Borrower or any of its Subsidiaries of this Agreement, the Loan Documents or any other document referred to or provided for herein or to inspect the Properties or books of the Borrower or its Subsidiaries. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent hereunder, neither the Administrative Agent, any arranger or any syndication agent or documentation agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Borrower (or any of its Affiliates) which may come into the possession of the Administrative Agent or any of its Affiliates. In this regard, each Lender acknowledges that Vinson & Elkins L.L.P. is acting in this transaction as special counsel to the Administrative Agent only, except to the extent otherwise expressly stated in any legal opinion or any Loan Document. Each other party hereto will consult with its own legal counsel to the extent that it deems necessary in connection with the Loan Documents and the matters contemplated therein.
Section 11.09    Authority of Administrative Agent to Release Collateral and Liens. Each Lender and each Issuing Bank hereby authorizes the Administrative Agent to release any collateral (a) that is permitted to be sold or released pursuant to the terms of the Loan Documents or (b) upon (i) termination of all Elected Commitments, (ii) payment in full of all Indebtedness (other than contingent indemnification obligations for which no claim has been made and obligations owing to any Lender Swap Provider under any Swap Agreement or to any Bank Products Provider in respect of any Bank Products) owing to the Administrative Agent, the Issuing Banks and the Lenders under the Loan Documents and (iii) the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the applicable Issuing Bank have been made). Each Lender and each Issuing Bank hereby authorizes the Administrative Agent to execute and deliver to the Borrower, at the Borrower’s sole cost and expense, any and all releases of Liens, termination statements, assignments or other documents reasonably requested by the Borrower in connection with any sale or other disposition of Property to the extent such sale or other disposition is permitted by the terms of Section 9.12 or is otherwise authorized by the terms of the Loan Documents.
Section 11.10    Co-Syndication Agents and Co-Documentation Agents. The Lenders identified in this Agreement as the Co-Syndication Agents and as Co-Documentation Agents shall not have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, the Co-Syndication

Agents and the Co-Documentation Agents shall not have or be deemed to have any advisory, agency or fiduciary relationship with any Lender.
Section 11.11    Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower or any of its Subsidiaries, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(a)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Indebtedness that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 12.03) allowed in such judicial proceeding; and
(b)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 12.03.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Indebtedness or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
Section 11.12    Erroneous Payments.
(a)Each Lender, each Issuing Bank, each other Secured Party and any other party hereto hereby severally agrees that if (i) the Administrative Agent notifies (which such notice shall be conclusive absent manifest error) such Lender or such Issuing Bank or any other Secured Party (or the Lender Affiliate of a Secured Party) or any other Person that has received funds from the Administrative Agent or any of its Affiliates, either for its own account or on behalf of a Lender, an Issuing Bank or other Secured Party (each such recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion that any funds received by such

Payment Recipient were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) or (ii) any Payment Recipient receives any payment from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, or (z) that such Payment Recipient otherwise becomes aware was transmitted or received in error or by mistake (in whole or in part) then, in each case, an error in payment shall be presumed to have been made (any such amounts specified in clause (i) or clause (ii) of this Section 11.12(a), whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise; individually and collectively, an “Erroneous Payment”), then, in each case, such Payment Recipient is deemed to have knowledge of such error at the time of its receipt of such Erroneous Payment; provided that nothing in this Section shall require the Administrative Agent to provide any of the notices specified in clause (i) or clause (ii) above. Each Payment Recipient agrees that it shall not assert any right or claim to any Erroneous Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.
(b)Without limiting the immediately preceding clause (a), each Payment Recipient agrees that, in the case of clause (a)(ii) above, it shall promptly notify the Administrative Agent in writing of such occurrence.
(c)In the case of either clause (a)(i) or clause (a)(ii) above, such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and upon demand from the Administrative Agent such Payment Recipient shall (or, shall cause any Person who received any portion of an Erroneous Payment on its behalf to), promptly, but in all events no later than one (1) Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds and in the currency so received, together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent at the Federal Funds Effective Rate.
(d)In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (c), from any Lender that is a Payment Recipient or an Affiliate of a Payment Recipient (such unrecovered amount as to such Lender, an “Erroneous

Payment Return Deficiency”), then at the sole discretion of the Administrative Agent and upon the Administrative Agent’s written notice to such Lender such Lender shall be deemed to have made a cashless assignment of the full face amount of the portion of its Loans (but not its Elected Commitments) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) to the Administrative Agent or, at the option of the Administrative Agent, the Administrative Agent’s applicable lending affiliate in an amount that is equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Elected Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) plus any accrued and unpaid interest on such assigned amount, without further consent or approval of any party hereto and without any payment by the Administrative Agent or its applicable lending affiliate as the assignee of such Erroneous Payment Deficiency Assignment. Without limitation of its rights hereunder, the Administrative Agent may cancel any Erroneous Payment Deficiency Assignment at any time by written notice to the applicable assigning Lender and upon such revocation all of the Loans assigned pursuant to such Erroneous Payment Deficiency Assignment shall be reassigned to such Lender without any requirement for payment or other consideration. The parties hereto acknowledge and agree that (i) any assignment contemplated in this clause (d) shall be made without any requirement for any payment or other consideration paid by the applicable assignee or received by the assignor, (ii) the provisions of this clause (d) shall govern in the event of any conflict with the terms and conditions of Section 12.04 and (iii) the Administrative Agent may reflect such assignments in the Register without further consent or action by any other Person.
(e)Each party hereto hereby agrees that (i) in the event an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent (A) shall be subrogated to all the rights of such Payment Recipient with respect to such amount and (B) is authorized to set off, net and apply any and all amounts at any time owing to such Payment Recipient under any Loan Document against any amount due to the Administrative Agent under this Section 11.12 or under the indemnification provisions of this Agreement, (ii) the receipt of an Erroneous Payment by a Payment Recipient shall not for the purpose of this Agreement be treated as a payment, prepayment, repayment, discharge or other satisfaction of any Indebtedness owed by the Borrower or any other Loan Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Loan Party for the purpose of making for a payment on the Indebtedness and (iii) to the extent that an Erroneous Payment was in any way or at any time credited as payment or satisfaction of any of the Indebtedness, the Indebtedness or any part thereof that were so credited, and all rights of the Payment Recipient, as the case may be, shall be reinstated and continue in full force and effect as if such payment or satisfaction had never been received, except to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Loan Party for the purpose of making for a payment on the Indebtedness.

(f)Each party’s obligations under this Section 11.12 shall survive the resignation or replacement of the Administrative Agent or any transfer of right or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Indebtedness (or any portion thereof) under any Loan Document.
(g)Nothing in this Section 11.12 will constitute a waiver or release of any claim of any party hereunder arising from any Payment Recipient’s receipt of an Erroneous Payment.
(h)Notwithstanding anything to the contrary herein or in any other Loan Document, the provisions of this Section 11.12 are solely agreements among the Administrative Agent and the Lenders and this Section 11.12 shall not impose any additional obligations or liabilities of the Borrower or any of its Subsidiaries under any provision of this Agreement or the Loan Documents.
ARTICLE XII
MISCELLANEOUS
Section 12.01    Notices.
(a)    Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to Section 12.01(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or, to the extent permitted in Sections 2.08(b), Section 2.09(b), Section 8.01 and Section 12.01(b), transmitted by electronic communication, as follows:
(i)if to the Borrower or any other Loan Party, to Comstock Resources, Inc., 5300 Town and Country Boulevard, Suite 500, Frisco, Texas 75034 Attention of Roland Burns, Chief Financial Officer (Telecopy No. (972) 668-8822; Telephone No. (972) 668-8800; E-mail Address: rob@crkfrisco.com), with a copy (which shall not constitute notice) to O’Melveny & Myers LLP, 2501 N Harwood St., Dallas, TX 75201, Suite 1700, Dallas, TX 75201, Attention of Jack E. Jacobsen, Esq. (Telephone No. (972) 360-1914; jjacobsen@omm.com);
(ii)if to the Administrative Agent, to it at 1700 Lincoln Street, 12th Floor, MAC C7300-128, Denver, Colorado 80203, Attention of Jonathan Herrick (E-mail Address: jonathan.herrick@wellsfargo.com), with copies to (A) Wells Fargo Bank, National Association, MAC D1109-019, 1525 West W.T. Harris Blvd, Charlotte, North Carolina 28262, Attention of Syndication Agency Services and (B) Vinson & Elkins LLP, 2001 Ross Avenue, Suite 3900, Dallas, Texas 75201, Attention: Erec Winandy (ewinandy@velaw.com);
(iii)if to Wells Fargo Bank, National Association, in its capacity as an Issuing Bank, to it at, 1700 Lincoln Street, 12th Floor, MAC C7300-128, Denver, Colorado 80203, Attention of Jonathan Herrick;

(iv)if to any other Issuing Bank, to it at its address set forth in its Administrative Questionnaire or as otherwise designated in writing by such Issuing Bank to the Borrower; or
(v)if to any other Lender, to it at its address set forth in its Administrative Questionnaire.
(b)    Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II, Article III, Article IV and Article V unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
(c)    Any party hereto may change its address for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.
Section 12.02    Waivers; Amendments.
(a)    No failure on the part of the Administrative Agent, any Issuing Bank or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege, or any abandonment or discontinuance of steps to enforce such right, power or privilege, under any of the Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any of the Loan Documents preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by Section 12.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.
(b)    Subject to Section 3.02(g) and Section 3.03(c), neither this Agreement nor any provision hereof nor any Security Instrument nor any provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Majority Lenders or by the Borrower and the Administrative Agent with the consent of the Majority Lenders; provided that no such agreement shall (i) increase the Maximum Credit Amount or Elected Commitment of any Lender without the written consent of such Lender, (ii) increase the Borrowing Base without the written consent of all of the Lenders, (iii) [reserved], (iv) modify Section 2.07 in any manner that results or could result in decreasing or maintaining the Borrowing Base then in effect under Section 2.07, without the written consent of the Required Lenders (other than any Defaulting Lender), (v) modify Section 2.07 in any manner that results in an increase in the Borrowing Base without the consent of each Lender (other than any Defaulting Lender), (vi) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, or reduce any other Indebtedness hereunder or under any other Loan Document without the written consent of each Lender affected thereby, (vii) postpone the scheduled date of payment or prepayment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or any other Indebtedness hereunder or under any other Loan Document, or reduce the amount of, waive or excuse any such payment, or postpone or extend the Maturity Date or the Termination Date without the written consent of each Lender affected thereby, (viii) (A) change Section 4.01(b), Section 4.01(c), Section 10.02(c) (or amend any other term of the Loan Documents that would have the effect of changing Section 4.01(b), Section 4.01(c), Section 10.02(c), Section 12.15, Section 12.18 or Section 12.22) in a manner that would alter the pro rata sharing of payments or order of application required thereby, or (B) change Section 12.15, Section 12.18 or Section 12.22 (or amend any other term of the Loan Documents that would have the effect of changing Section 12.15, Section 12.18 or Section 12.22), in each case without the written consent of each Lender, (ix) change the definition of the term “Lender Swap Provider” or “Material Subsidiary”, without the written consent of each Lender (other than any Defaulting Lender), (x) release any Guarantor (except as set forth in the Guaranty Agreement), release all or substantially all of the collateral, or reduce the percentage set forth in Section 8.14 to less than 85%, without the written consent of each Lender (other than any Defaulting Lender), (xi) (A) subordinate any of the Indebtedness owed to the Lenders in right of payment to any other Debt or (B) without limitation of the terms set forth in Section 11.09, contractually subordinate the Liens securing the Indebtedness to any other Lien securing any other Debt, in each case, without the prior written consent of each Lender or (xii) change any of the provisions of this Section 12.02(b) or the definition of “Majority Lenders” or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or under any other Loan Documents or make any determination or grant any consent hereunder or any other Loan Documents, without the written consent of each Lender (other than any Defaulting Lender); provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Issuing Banks hereunder or under any other Loan Document without the prior written consent of the Administrative Agent or the Issuing Banks, as the case may be. Notwithstanding the foregoing, any supplement to Schedule 7.14 (Subsidiaries) shall be effective simply by delivering to the Administrative Agent a supplemental schedule clearly marked as such and, upon receipt, the Administrative Agent will promptly deliver a copy thereof to the Lenders. Notwithstanding the foregoing, the Elected Commitment and outstanding

Borrowings of any Defaulting Lender shall be disregarded for all purposes of any determination of whether the requisite Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to this Section 12.02); provided that, except as set forth in Sections 12.02(b)(iv), (v), (ix), (x) and (xii), any waiver, amendment or modification requiring the consent of all Lenders shall require the consent of such Defaulting Lender. Except with respect to Sections 12.02(b)(viii), (ix), (x), (xi) and (xii), if any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender and that has been approved by the Required Lenders, the Borrower may replace such non-consenting Lender in accordance with Section 5.05; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrower to be made pursuant to this paragraph). Notwithstanding the foregoing, Annex II may be amended to add an Issuing Bank, remove an Issuing Bank or modify the LC Issuance Limit of any Issuing Bank with the consent solely of the Borrower, the Administrative Agent and such Issuing Bank (and the consent of the Majority Lenders or any other class of Lenders shall not be required); provided that no successor Issuing Bank shall be an “Issuing Bank” hereunder until such amendment is effective.
Section 12.03    Expenses, Indemnity; Damage Waiver.
(a)    The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including, without limitation, the reasonable and documented out-of-pocket fees, charges and disbursements of outside consultants of the Administrative Agent and its Affiliates, taken as a whole (limited, in the case of legal counsel, to one firm of primary legal counsel for the Administrative Agent and one firm of local counsel as reasonably necessary in any relevant jurisdiction ) the reasonable and documented out-of-pocket travel, photocopy, mailing, courier, telephone and other similar expenses, and the cost of environmental assessments, audits and surveys and appraisals, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration (both before and after the execution hereof and including advice of counsel to the Administrative Agent as to the rights and duties of the Administrative Agent and the Lenders with respect thereto) of this Agreement and the other Loan Documents and any amendments, modifications or waivers of or consents related to the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all costs, expenses, Taxes, assessments and other charges incurred by the Administrative Agent or any Lender in connection with any filing, registration, recording or perfection of any security interest contemplated by this Agreement or any Security Instrument or any other document referred to therein, (iii) all reasonable and documented out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iv) all documented (in summary form) out-of-pocket expenses incurred by the Administrative Agent, the Issuing Banks or any Lender, including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, any Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement or any other Loan Document, including its rights under this Section 12.03, or in connection with the Loans made or Letters of Credit issued hereunder, including, without limitation, all such documented (in summary form) out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
(b)    THE BORROWER SHALL INDEMNIFY THE ADMINISTRATIVE AGENT, EACH ISSUING BANK AND EACH LENDER, AND EACH RELATED PARTY OF ANY OF THE FOREGOING PERSONS (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) AGAINST, AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, LIABILITIES AND RELATED EXPENSES, LIMITED, IN THE CASE OF LEGAL COUNSEL, TO THE REASONABLE AND DOCUMENTED OUT-OF-POCKET FEES, CHARGES AND DISBURSEMENTS OF ONE FIRM OF LEGAL COUNSEL FOR ALL INDEMNITEES, TAKEN AS A WHOLE (AND, IF NECESSARY, ONE FIRM OF LOCAL COUNSEL IN EACH APPROPRIATE JURISDICTION FOR ALL INDEMNITEES, TAKEN AS A WHOLE (AND, IN THE CASE OF AN ACTUAL OR PERCEIVED CONFLICT OF INTEREST WHERE THE INDEMNITEES AFFECTED BY SUCH CONFLICT INFORM THE BORROWER OF SUCH CONFLICT, ANOTHER FIRM OF COUNSEL FOR SUCH AFFECTED INDEMNITEES)), INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE DIRECTLY ARISING OUT OF, DIRECTLY IN CONNECTION WITH, OR DIRECTLY AS A RESULT OF (i) THE EXECUTION OR DELIVERY OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, THE PERFORMANCE BY THE PARTIES HERETO OR THE PARTIES TO ANY OTHER LOAN DOCUMENT OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THEREUNDER OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR BY ANY OTHER LOAN DOCUMENT, (ii) THE FAILURE OF THE BORROWER OR ANY RESTRICTED SUBSIDIARY TO COMPLY WITH THE TERMS OF ANY LOAN DOCUMENT, INCLUDING THIS AGREEMENT, OR WITH ANY GOVERNMENTAL REQUIREMENT, (iii) ANY INACCURACY OF ANY REPRESENTATION OR ANY BREACH OF ANY WARRANTY OR COVENANT OF THE BORROWER OR ANY GUARANTOR SET FORTH IN ANY OF THE LOAN DOCUMENTS OR ANY INSTRUMENTS, DOCUMENTS OR CERTIFICATIONS DELIVERED IN CONNECTION THEREWITH, (iv) ANY LOAN OR LETTER OF CREDIT OR THE USE OF THE PROCEEDS THEREFROM, INCLUDING, WITHOUT LIMITATION, (A) ANY REFUSAL BY ANY ISSUING BANK TO HONOR A DEMAND FOR PAYMENT UNDER A LETTER OF CREDIT IF THE DOCUMENTS PRESENTED IN CONNECTION WITH SUCH DEMAND DO NOT STRICTLY COMPLY WITH THE TERMS OF SUCH LETTER OF CREDIT, OR (B) THE PAYMENT OF A DRAWING UNDER ANY LETTER OF CREDIT NOTWITHSTANDING THE NON-COMPLIANCE, NON-DELIVERY OR OTHER IMPROPER PRESENTATION OF THE DOCUMENTS PRESENTED IN CONNECTION THEREWITH, (v) ANY OTHER ASPECT OF THE LOAN DOCUMENTS, (vi) THE OPERATIONS OF THE BUSINESS OF

THE BORROWER AND ITS SUBSIDIARIES BY THE BORROWER AND ITS SUBSIDIARIES, (vii) ANY ASSERTION THAT THE LENDERS WERE NOT ENTITLED TO RECEIVE THE PROCEEDS RECEIVED PURSUANT TO THE SECURITY INSTRUMENTS, (viii) ANY ENVIRONMENTAL LAW APPLICABLE TO THE BORROWER OR ANY SUBSIDIARY OR ANY OF THEIR PROPERTIES, INCLUDING WITHOUT LIMITATION, THE PRESENCE, GENERATION, STORAGE, RELEASE, THREATENED RELEASE, USE, TRANSPORT, DISPOSAL, ARRANGEMENT OF DISPOSAL OR TREATMENT OF OIL, OIL AND GAS WASTES, SOLID WASTES OR HAZARDOUS SUBSTANCES ON ANY OF THEIR PROPERTIES, (ix) THE BREACH OR NON-COMPLIANCE BY THE BORROWER OR ANY SUBSIDIARY WITH ANY ENVIRONMENTAL LAW APPLICABLE TO THE BORROWER OR ANY SUBSIDIARY, (x) THE PAST OWNERSHIP BY THE BORROWER OR ANY SUBSIDIARY OF ANY OF THEIR PROPERTIES OR PAST ACTIVITY ON ANY OF THEIR PROPERTIES WHICH, THOUGH LAWFUL AND FULLY PERMISSIBLE AT THE TIME, COULD RESULT IN PRESENT LIABILITY, (xi) THE PRESENCE, USE, RELEASE, STORAGE, TREATMENT, DISPOSAL, GENERATION, THREATENED RELEASE, TRANSPORT, ARRANGEMENT FOR TRANSPORT OR ARRANGEMENT FOR DISPOSAL OF OIL, OIL AND GAS WASTES, SOLID WASTES OR HAZARDOUS SUBSTANCES ON OR AT ANY OF THE PROPERTIES OWNED OR OPERATED BY THE BORROWER OR ANY SUBSIDIARY OR ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR FROM ANY PROPERTY OWNED OR OPERATED BY THE BORROWER OR ANY OF ITS SUBSIDIARIES, (xii) ANY ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO THE BORROWER OR ANY OF ITS SUBSIDIARIES, OR (xiii) ANY OTHER ENVIRONMENTAL, HEALTH OR SAFETY CONDITION IN CONNECTION WITH THE LOAN DOCUMENTS, OR (xiv) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO, AND SUCH INDEMNITY SHALL EXTEND TO EACH INDEMNITEE NOTWITHSTANDING THE SOLE OR CONCURRENT NEGLIGENCE OF EVERY KIND OR CHARACTER WHATSOEVER, WHETHER ACTIVE OR PASSIVE, WHETHER AN AFFIRMATIVE ACT OR AN OMISSION, INCLUDING WITHOUT LIMITATION, ALL TYPES OF NEGLIGENT CONDUCT IDENTIFIED IN THE RESTATEMENT (SECOND) OF TORTS OF ONE OR MORE OF THE INDEMNITEES OR BY REASON OF STRICT LIABILITY IMPOSED WITHOUT FAULT ON ANY ONE OR MORE OF THE INDEMNITEES; PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES (X) ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE OR (Y) RESULT FROM A CLAIM BROUGHT BY THE BORROWER OR ANY GUARANTOR AGAINST AN INDEMNITEE FOR A MATERIAL BREACH IN BAD FAITH OF SUCH INDEMNITEE’S OBLIGATIONS UNDER

THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, IF THE BORROWER OR SUCH GUARANTOR HAS OBTAINED A FINAL AND NONAPPEALABLE JUDGMENT IN ITS FAVOR ON SUCH CLAIM AS DETERMINED BY A COURT OF COMPETENT JURISDICTION.
(c)    To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent or the Issuing Banks under Section 12.03(a) or Section 12.03(b), each Lender severally agrees to pay to the Administrative Agent or the Issuing Banks, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Issuing Banks in its capacity as such.
(d)    To the extent permitted by applicable Law, no party hereto shall assert, and each party hereby waives, any claim against the other parties and each any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that nothing in this clause (d) shall relieve the Borrower of any obligation it may have to indemnify an Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party. No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
(e)    All amounts due under this Section 12.03 shall be payable no later than three (3) Business Days after written demand therefor.
Section 12.04    Successors and Assigns.
(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of each Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 12.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of each Issuing

Bank that issues any Letter of Credit), Participants (to the extent provided in Section 12.04(c)) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    (i) Subject to the conditions set forth in Section 12.04(b)(ii), any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Elected Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:
(A)the Borrower (provided that the consent of the Borrower shall not be unreasonably withheld, and shall be deemed given if no objection is made within fifteen (15) Business Days after the Borrower has received written notice of the proposed assignment), provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or, if a Specified Event of Default has occurred and is continuing, any other assignee; and
(B)the Administrative Agent and each Issuing Bank, provided that no consent of the Administrative Agent or any Issuing Bank shall be required for an assignment to an assignee that is a Lender immediately prior to giving effect to such assignment.
(ii)    Assignments shall be subject to the following additional conditions:
(A)except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Elected Commitment or Loans, the amount of the Elected Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000, and, after giving effect thereto, the assigning Lender shall have Elected Commitments and Loans aggregating at least $5,000,000, in each case, unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;
(B)each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;
(C)the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;
(D)the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire;

(E)in the case of an assignment to a CLO, the assigning Lender shall retain the sole right to approve any amendment, modification or waiver of any provision of this Agreement, provided that the Assignment and Assumption between such Lender and such CLO may provide that such Lender will not, without the consent of such CLO, agree to any amendment, modification or waiver described in the first proviso to Section 12.02 that affects such CLO;
(F)no assignment shall be made to (1) the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (2) a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person);
(G)the Applicable Percentage of the Maximum Credit Amount and of the Elected Commitment assigned are equal; and
(H)no such assignment shall be made to a Defaulting Lender or any of its subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or a subsidiary thereof.
(iii)Subject to Section 12.04(b)(iv) and the acceptance and recording thereof, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 5.01, Section 5.02, Section 5.03 and Section 12.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.04(c).
(iv)The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Maximum Credit Amount and Elected Commitment of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Notwithstanding any other provision in any Loan Document to the contrary, the entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice. In connection with any changes to the Register, if necessary, the Administrative Agent will reflect the revisions on Annex I and forward a copy of such revised Annex I to the Borrower, each Issuing Bank and each Lender.
(v)Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 12.04(b) and any written consent to such assignment required by Section 12.04(b), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 12.04(b).
(c)    (i) Any Lender may, without the consent of the Borrower, the Administrative Agent or any Issuing Bank, sell participations to one or more banks or other entities (other than (x) the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (y) a Defaulting Lender or any of its subsidiaries or (z) a natural person (or holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person)) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Elected Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the proviso to Section 12.02 that affects such Participant. In addition such agreement must provide that the Participant be bound by the provisions of Section 12.03. Subject to Section 12.04(c)(ii), the Borrower agrees that each Participant shall be entitled to the benefits of Section 5.01, Section 5.02 and Section 5.03 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.04(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.08 as though it were a Lender, provided such Participant agrees to be subject to Section 4.01(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(ii)    To the extent that a participation would cause the relevant Participant to receive any greater payment under Section 5.01 or Section 5.03 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, then unless the sale of the participation to such Participant is made with the Borrower’s prior written consent, the Borrower shall not be obliged to pay such increased costs. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.03 unless such Participant agrees to comply with Section 5.03(f) (it being understood that the documentation required under Section 5.03(f) shall be delivered to the participating Lender) as though it were a Lender. In addition, with respect to each Participant that exercises its rights under Section 5.01, Section 5.02 or Section 5.03, the Borrower may exercise its rights under Section 5.05 as though such Participant were a Lender.
(d)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank having jurisdiction over such Lender, and this Section 12.04(d) shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(e)    Notwithstanding any of the foregoing, the Borrower will not and will not permit any of its Affiliates to assume, purchase, or otherwise acquire, directly or indirectly, all or any portion of any Lender’s rights and obligations under this Agreement (including all or any portion of any Lender’s Elected Commitment and Loans). Notwithstanding any of the foregoing, no Lender shall assign, sell, sell participations, or otherwise dispose, directly or indirectly, of all or any portion of any its rights and obligations under this Agreement (including all or a portion of its Elected Commitment and the Loans owing to it) to the Borrower or to any of the Borrower’s Affiliates.
Section 12.05    Survival; Revival; Reinstatement.
(a)    All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Elected Commitments have not expired or terminated. The provisions of Section 5.01, Section 5.02, Section 5.03 and Section 12.03 and Article XI shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Elected Commitments or the termination of this Agreement, any other Loan Document or any provision hereof or thereof.
(b)    To the extent that any payments on the Indebtedness or proceeds of any collateral are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or other Person under any bankruptcy law, common law or equitable cause, then to such extent, the Indebtedness so satisfied shall be revived and continue as if such payment or proceeds had not been received and the Administrative Agent’s and the Lenders’ Liens, security interests, rights, powers and remedies under this Agreement and each Loan Document shall continue in full force and effect. In such event, each Loan Document shall be automatically reinstated and the Borrower shall take such action as may be reasonably requested by the Administrative Agent and the Lenders to effect such reinstatement.
Section 12.06    Counterparts; Integration; Effectiveness.
(a)This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Agreement by facsimile transmission or other electronic transmission (such as .pdf) shall be as effective as delivery of a manually executed counterpart of this Agreement.
(b)This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof. This Agreement and the other Loan Documents represent the final agreement among the parties hereto and thereto and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.

(c)Except as provided in Section 6.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement in electronic format (i.e., “.pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.
(d)The words “execute”, “execution”, “signed”, “signature”, “delivery” and words of like import in or related to this Agreement, any other Loan Document or any document, amendment, approval, consent, waiver, modification, information, notice, certificate, report, statement, disclosure, or authorization to be signed or delivered in connection with this Agreement or any other Loan Document or the transactions contemplated hereby shall be deemed to include Electronic Signatures or execution in the form of an Electronic Record, and contract formations on electronic platforms approved by the Administrative Agent, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.  Each party hereto agrees that any Electronic Signature or execution in the form of an Electronic Record shall be valid and binding on itself and each of the other parties hereto to the same extent as a manual, original signature.  For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the parties of a manually signed paper which has been converted into electronic form (such as scanned into pdf format), or an electronically signed paper converted into another format, for transmission, delivery and/or retention.  Notwithstanding anything contained herein to the contrary, the Administrative Agent is under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it; provided that  without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept such Electronic Signature from any party hereto, the Administrative Agent and the other parties hereto shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of the executing party without further verification and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by an original manually executed counterpart thereof.  Without limiting the generality of the foregoing, each party hereto hereby (A) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders and any of the Loan Parties, electronic images of this Agreement or any other Loan Document (in each case, including with respect to any signature pages thereto)  shall have the same legal effect, validity and enforceability as any paper original, and (B) waives any argument, defense or right to contest the validity or enforceability of the Loan

Documents based solely on the lack of paper original copies of any Loan Documents, including with respect to any signature pages thereto.
Section 12.07    Severability. Any provision of this Agreement or any other Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof or thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
Section 12.08    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations (of whatsoever kind, including, obligations under Swap Agreements) at any time owing by such Lender or Affiliate to or for the credit or the account of any Loan Party against any of and all the obligations of any Loan Party owed to such Lender now or hereafter existing under this Agreement or any other Loan Document, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations may be unmatured. The rights of each Lender under this Section 12.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender or its Affiliates may have.
Section 12.09    GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS.
(a)THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK EXCEPT TO THE EXTENT THAT UNITED STATES FEDERAL LAW PERMITS ANY LENDER TO CONTRACT FOR, CHARGE, RECEIVE, RESERVE OR TAKE INTEREST AT THE RATE ALLOWED BY THE LAWS OF THE STATE WHERE SUCH LENDER IS LOCATED.
(b)ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THE LOAN DOCUMENTS SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HEREBY ACCEPTS FOR ITSELF AND (TO THE EXTENT PERMITTED BY LAW) IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF

ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS. THIS SUBMISSION TO JURISDICTION IS NON-EXCLUSIVE AND DOES NOT PRECLUDE A PARTY FROM OBTAINING JURISDICTION OVER ANOTHER PARTY IN ANY COURT OTHERWISE HAVING JURISDICTION.
(c)THE BORROWER HEREBY IRREVOCABLY DESIGNATES, APPOINTS AND EMPOWERS AND HEREBY CONFERS AN IRREVOCABLE SPECIAL POWER, AMPLE AND SUFFICIENT, TO CORPORATION SERVICE COMPANY, WITH OFFICES ON THE DATE HEREOF AT DENVER, COLORADO AS ITS DESIGNEE, APPOINTEE AND AGENT WITH RESPECT TO ANY SUCH ACTION OR PROCEEDING IN NEW YORK TO RECEIVE, ACCEPT AND ACKNOWLEDGE FOR AND ON ITS BEHALF, AND IN RESPECT OF ITS PROPERTY, SERVICE OF ANY AND ALL LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS WHICH MAY BE SERVED IN ANY SUCH PROCEEDING AND AGREES THAT THE FAILURE OF SUCH AGENT TO GIVE ANY ADVICE OF ANY SUCH SERVICE OF PROCESS TO THE BORROWER SHALL NOT IMPAIR OR AFFECT THE VALIDITY OF SUCH SERVICE OR OF ANY CLAIM BASED THEREON. IF FOR ANY REASON SUCH DESIGNEE, APPOINTEE AND AGENT SHALL CEASE TO BE AVAILABLE TO ACT AS SUCH, THE BORROWER AGREES TO DESIGNATE A NEW DESIGNEE, APPOINTEE AND AGENT IN NEW YORK REASONABLY SATISFACTORY TO THE ADMINISTRATIVE AGENT ON THE TERMS AND FOR THE PURPOSES OF THIS PROVISION. EACH PARTY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO IT AT THE ADDRESS SPECIFIED IN SECTION 12.01 OR SUCH OTHER ADDRESS AS IS SPECIFIED PURSUANT TO SECTION 12.01 (OR ITS ASSIGNMENT AND ASSUMPTION), SUCH SERVICE TO BECOME EFFECTIVE UPON RECEIPT. NOTHING HEREIN SHALL AFFECT THE RIGHT OF A PARTY OR ANY HOLDER OF A NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANOTHER PARTY IN ANY OTHER JURISDICTION.
(d)EACH PARTY HEREBY (i) IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN; (ii) IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES; (iii) CERTIFIES THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR AGENT OF COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR

OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (iv) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 12.09.
Section 12.10    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
Section 12.11    Confidentiality. Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ Related Parties, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement or any other Loan Document, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same (or at least as restrictive) as those of this Section 12.11, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any Swap Agreement relating to the Borrower and its obligations, (g) with the consent of the Borrower, (h) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or this Agreement or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to this Agreement or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 12.11 or (ii) becomes available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section 12.11, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary and their businesses, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower or a Subsidiary; provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. In addition, the Administrative Agent, the Issuing Banks and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Agents or any Issuing Bank or Lender in connection with the administration of this Agreement, the other Loan Documents, and the Elected Commitments. Any Person required to maintain the confidentiality of Information as provided in this Section 12.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Notwithstanding anything herein to the contrary, “Information” shall not include, and the Borrower, the Borrower’s Subsidiaries, the Administrative Agent, each Lender and the respective Affiliates of each of the foregoing (and the respective partners, directors, officers, employees, agents, advisors and other representatives of the aforementioned Persons), and any other party, may disclose to any and all Persons, without limitation of any kind (a) any information with respect to the United States federal and state income tax treatment of the transactions contemplated hereby and any facts that may be relevant to understanding the United States federal or state income tax treatment of such transactions (“tax structure”), which facts shall not include for this purpose the names of the parties or any other person named herein, or information that would permit identification of the parties or such other persons, or any pricing terms or other nonpublic business or financial information that is unrelated to such tax treatment or tax structure, and (b) all materials of any kind (including opinions or other tax analyses) that are provided to the Borrower, the Administrative Agent or such Lender relating to such tax treatment or tax structure.
Section 12.12    Interest Rate Limitation. It is the intention of the parties hereto that each Lender shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby would be usurious as to any Lender under laws applicable to it (including the laws of the United States of America or any other jurisdiction whose laws may be mandatorily applicable to such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in any of the Loan Documents or any agreement entered into in connection with or as security for the Loans, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under law applicable to any Lender that is contracted for, taken, reserved, charged or received by such Lender under any of the Loan Documents or agreements or otherwise in connection with the Loans shall under no circumstances exceed the maximum amount allowed by such applicable Law, and any excess shall be canceled automatically and if theretofore paid shall be credited by such Lender on the principal amount of the Indebtedness (or, to the extent that the principal amount of the Indebtedness shall have been or would thereby be paid in full, refunded by such Lender to the Borrower); and (ii) in the event that the maturity of the Loans is accelerated by reason of an election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under Law applicable to any Lender may never include more than the maximum amount allowed by such applicable Law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by such Lender as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Lender on the principal amount of the Indebtedness (or, to the extent that the principal amount of the Indebtedness shall have been or would thereby be paid in full, refunded by such Lender to the Borrower). All sums paid or agreed to be paid to any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Lender, be amortized, prorated, allocated and spread throughout the stated term of the Loans evidenced by the Loans until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable Law. If at any time and from time to time (i) the amount of interest payable to any Lender on any date shall be computed at the Highest Lawful Rate applicable to such Lender pursuant to this Section 12.12 and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Lender would be less than the amount of interest payable to such Lender computed at the Highest Lawful Rate applicable to such Lender, then the amount of interest payable to such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Lender until the total amount of interest payable to such Lender shall equal the total amount of interest which would have been payable to such Lender if the total amount of interest had been computed without giving effect to this Section 12.12.

Section 12.13    EXCULPATION PROVISIONS. EACH OF THE PARTIES HERETO SPECIFICALLY AGREES THAT IT HAS A DUTY TO READ THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND AGREES THAT IT IS CHARGED WITH NOTICE AND KNOWLEDGE OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; THAT IT HAS IN FACT READ THIS AGREEMENT AND IS FULLY INFORMED AND HAS FULL NOTICE AND KNOWLEDGE OF THE TERMS, CONDITIONS AND EFFECTS OF THIS AGREEMENT; THAT IT HAS BEEN REPRESENTED BY INDEPENDENT LEGAL COUNSEL OF ITS CHOICE THROUGHOUT THE NEGOTIATIONS PRECEDING ITS EXECUTION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND HAS RECEIVED THE ADVICE OF ITS ATTORNEY IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND THAT IT RECOGNIZES THAT CERTAIN OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS RESULT IN ONE PARTY ASSUMING THE LIABILITY INHERENT IN SOME ASPECTS OF THE TRANSACTION AND RELIEVING THE OTHER PARTY OF ITS RESPONSIBILITY FOR SUCH LIABILITY. EACH PARTY HERETO AGREES AND COVENANTS THAT IT WILL NOT CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY EXCULPATORY PROVISION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS ON THE BASIS THAT THE PARTY HAD NO NOTICE OR KNOWLEDGE OF SUCH PROVISION OR THAT THE PROVISION IS NOT “CONSPICUOUS.”
Section 12.14    Existing Credit Agreement; True-Up Loans; Existing Eurodollar Loans; Breakage.
(a)On the Effective Date, the Existing Credit Agreement shall be amended and restated in its entirety by this Agreement, and the Existing Credit Agreement shall be replaced hereby; provided that the Borrower, the Administrative Agent and the Lenders agree that (i) the

“Commitments” of the lenders under the Existing Credit Agreement shall be superseded by this Agreement and terminated (except as otherwise expressly provided in Section 12.05(a) of the Existing Credit Agreement with respect to the survival of certain covenants and agreements made by the Borrower in the Existing Credit Agreement), (ii) the Existing Credit Agreement shall continue to evidence the representations and warranties made by the Borrower prior to the Effective Date, (iii) except as expressly stated herein or amended, the other Loan Documents are ratified and confirmed as remaining unmodified and in full force and effect with respect to all Indebtedness, (iv) the Existing Credit Agreement shall continue to evidence and govern any action or omission performed, required to be performed or approved pursuant to the Existing Credit Agreement prior to the Effective Date (including, without limitation, any failure, prior to the Effective Date, to comply with the covenants contained in the Existing Credit Agreement and any permitted releases of collateral) and any act, omission or event to occur or measured by any date or period of time commencing on, or including any date or period prior to, the Effective Date and (v) the terms and provisions of the Existing Credit Agreement shall continue in full force and effect to the extent provided in clause (d) of this Section 12.14. The amendments and restatements set forth herein shall not cure any breach thereof or any “Default” or “Event of Default” under and as defined in the Existing Credit Agreement existing prior to the Effective Date. This Agreement is not in any way intended to constitute a novation of the obligations and liabilities existing under the Existing Credit Agreement or evidence payment of all or any portion of such obligations and liabilities.
(b)The terms and conditions of this Agreement and the Administrative Agent’s, the Lenders’ and the Issuing Banks’ rights and remedies under this Agreement and the other Loan Documents shall apply to all of the Indebtedness incurred under the Existing Credit Agreement and the Letters of Credit issued thereunder.
(c)On and after the Effective Date, (i) all references to the Existing Credit Agreement (or to any amendment or any amendment and restatement thereof) in the Loan Documents (other than this Agreement) shall be deemed to refer to the Existing Credit Agreement, as amended and restated hereby, (ii) all references to any section (or subsection) of the Existing Credit Agreement or in any Loan Document (but not herein) shall be amended to become, mutatis mutandis, references to the corresponding provisions of this Agreement and (iii) except as the context otherwise provides, on or after the Effective Date, all references to this Agreement herein (including for purposes of indemnification and reimbursement of fees) shall be deemed to be references to the Existing Credit Agreement, as amended and restated hereby.
(d)This amendment and restatement is limited as written and is not a consent to any other amendment, restatement or waiver, whether or not similar and, except as expressly provided herein or in any other Loan Document, all terms and conditions of the Loan Documents remain in full force and effect unless specifically amended hereby or by any other Loan Document.

(e)The undersigned waive any right to receive any notice of such termination and any right to receive any notice of prepayment of amounts owed under the Existing Credit Agreement. Each Lender that was a party to the Existing Credit Agreement hereby agrees to return to the Borrower, with reasonable promptness, any promissory note delivered by the Borrower to such Lender in connection with the Existing Credit Agreement.
(f)Upon the effectiveness of this Agreement, (i) each Lender who holds Loans in an aggregate amount less than its Applicable Percentage (after giving effect to this amendment and restatement) of all Loans shall advance new Loans which shall be disbursed to the Administrative Agent and used to repay Loans outstanding to each Lender who holds Loans in an aggregate amount greater than its Applicable Percentage of all Loans, (ii) each Lender’s participation in each Letter of Credit shall be automatically adjusted to equal its Applicable Percentage (after giving effect to this amendment and restatement) and (iii) such other adjustments shall be made as the Administrative Agent shall specify so that each Lender’s Revolving Credit Exposure equals its Applicable Percentage (after giving effect to this amendment and restatement) of the total Revolving Credit Exposures of all of the Lenders.
(g)Notwithstanding anything to the contrary in this Agreement, all “Eurodollar Loans” (under and as defined in the Existing Credit Agreement) outstanding immediately prior to the effectiveness of this Agreement, if any, shall, on the Effective Date, be rearranged and converted into a new Borrowing consisting of SOFR Loans with an Interest Period of one month’s duration and which Loans shall thereafter be subject to the terms and conditions of this Agreement, and the Borrower shall deliver any Borrowing Request or Interest Election Request as the Administrative Agent may reasonably require in connection with the foregoing.
(h)Upon request by each applicable Lender, the Borrower shall be required to make any break funding payments owing to such Lender that are required under Section 5.02 as a result of the reallocation of Loans and adjustments described in Section 12.14(f) and the rearrangement and conversion of all existing “Eurodollar Loans” to SOFR Loans as described in Section 12.14(g).
Section 12.15    Collateral Matters; Swap Agreements. The benefit of the Security Instruments and of the provisions of this Agreement relating to any collateral securing the Indebtedness shall also extend to and be available to the Lender Swap Providers on a pro rata basis in respect of any obligations (other than Excluded Swap Obligations) under any Swap Agreement with the Borrower or any Restricted Subsidiary, including any Swap Agreement in existence prior to the date hereof, but excluding in the case of all Swap Agreements, whether currently in existence or entered into after the date hereof, any additional transactions or confirmations entered into (a) after such Lender Swap Provider ceases to be a Lender or an Affiliate of a Lender or (b) after assignment by a Lender Swap Provider to another Lender Swap Provider that is not a Lender or an Affiliate of a Lender. No Lender Swap Provider shall have any voting or consent rights under any Loan Document as a result of the existence of obligations owed to it under any such Swap Agreements.
Section 12.16    No Third Party Beneficiaries. This Agreement, the other Loan Documents, and the agreement of the Lenders to make Loans and the Issuing Banks to issue, amend, renew or extend Letters of Credit hereunder are solely for the benefit of the Borrower, and no other Person (including, without limitation, any Subsidiary of the Borrower, any obligor, contractor, subcontractor, supplier or materialsman) shall have any rights, claims, remedies or privileges hereunder or under any other Loan Document against the Administrative Agent, any other Agent, any Issuing Bank or any Lender for any reason whatsoever. There are no third party beneficiaries.
Section 12.17    USA Patriot Act Notice. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.
Section 12.18    Keepwell Understanding. The Borrower hereby absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time to each Loan Party (other than the Borrower) in order for such Loan Party to honor its obligations under its respective Guaranty Agreement including obligations with respect to Swap Agreements that constitute Indebtedness hereunder (provided, however, that the Borrower shall only be liable under this Section 12.18 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 12.18, or otherwise under this Agreement or any Loan Document, as it relates to such other Loan Parties, voidable under applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of the Borrower under this Section 12.18 shall remain in full force and effect until all Indebtedness is paid in full to the Lenders and the Administrative Agent, and all of the Lenders’ Elected Commitments are terminated. The Borrower intends that this Section 12.18 constitute, and this Section 12.18 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
Section 12.19    Arm’s-Length Transaction. The Borrower acknowledges and agrees that: (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the joint lead arrangers, bookrunner, co-syndication agents and co-documentation agents listed on the cover page hereof (collectively, the “Other Agents”) and the Lenders are arm’s-length commercial transactions between the Borrower, and its Affiliates, on the one hand, and the Administrative Agent, the Other Agents, and the Lenders, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the documents related hereto;

(ii) (A) the Administrative Agent, the Other Agents and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither the Administrative Agent, the Other Agents or any Lender has any obligation to the Borrower, or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other documents related hereto; and (iii) the Administrative Agent, the Other Agents and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, and its Affiliates, and neither the Administrative Agent, the Other Agents, nor any Lender has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent, the Other Agents or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
Section 12.20    Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 12.21    Certain ERISA Matters.
(a)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Other Agents and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:
(i)    such Lender is not using “plan assets” (within the meaning of 29 C.F.R. § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Elected Commitments;
(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Elected Commitments and this Agreement;
(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B)such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Elected Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Elected Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Elected Commitments and this Agreement; or
(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Other Agents and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent, the Other Agents nor any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, or administration and performance of the Loans, the Letters of Credit, the Elected Commitments, and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
Section 12.22    Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and, each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the FDIC under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
(a)In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)As used in this Section 12.22, the following terms have the following meanings:
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Covered Entity” means any of the following:
(i)    a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(ii)    a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(iii)    a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
Section 12.23    Exiting Lenders. By its execution of this Agreement, each Exiting Lender hereby consents to this Agreement in its capacity as a Lender under the Credit Agreement solely for purposes of Section 12.02 of the Existing Credit Agreement. Each of the parties hereto hereby agrees and confirms that after giving effect to this Agreement, including after giving effect to the repayment of all Loans and accrued and unpaid interest and fees owing to each Exiting Lender, each Exiting Lender’s Elected Commitment shall be $0.00, each Exiting Lender’s commitment to lend and all other obligations of each Exiting Lender under the Credit Agreement shall be terminated, and each Exiting Lender shall cease to be a Lender for all purposes under the Loan Documents; provided that each Exiting Lender shall continue to be entitled to the benefits of Section 5.01, Section 5.02, Section 5.03, Section 12.03 and Section 12.05.
[Signatures Follow]

The parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

BORROWER:	COMSTOCK RESOURCES, INC.,
a Nevada corporation

	By:	/s/ Roland O. Burns
Name: Roland O. Burns
Title: President, Chief Financial Officer and Secretary

[Signature Page to Second Amended and Restated Credit Agreement – Comstock Resources, Inc.]

AGENTS, ISSUING BANKS AND LENDERS:

WELLS FARGO BANK, NATIONAL ASSOCIATION
as Administrative Agent, an Issuing Bank and a Lender

By:	/s/ Jonathan Herrick
Name: Jonathan Herrick
Title: Director

BANK OF AMERICA, N.A.
as an Issuing Bank and a Lender

By:	/s/ Christopher Baethge
Name: Christopher Baethge
Title: Vice President

CAPITAL ONE, NATIONAL ASSOCIATION
as an Issuing Bank and a Lender

By:	/s/ David Lee Garza
Name: David Lee Garza
Title: Vice President

FIFTH THIRD BAN, NATIONAL ASSOCIATION
as an Issuing Bank and a Lender

By:	/s/ Thomas Kleiderer
Name: Thomas Kleiderer
Title: Managing Director
[Signature Page to Second Amended and Restated Credit Agreement – Comstock Resources, Inc.]

MIZUHO BANK, LTD.
as an Issuing Bank and a Lender

By:	/s/ Edward Sacks
Name: Edward Sacks
Title: Authorized Signatory

REGIONS BANK
as an Issuing Bank and a Lender

By:	/s/ Cody Chance
Name: Cody Chance
Title: Director

KEYBANK NATIONAL ASSOCIATION
as a Lender

By:	/s/ George McKean
Name: George McKean
Title: Senior Vice President

PNC BANK, NATIONAL ASSOCIATION
as a Lender

By:	/s/ Kathleen J. Bowen
Name: Kathleen J. Bowen
Title: Senior Vice President

[Signature Page to Second Amended and Restated Credit Agreement – Comstock Resources, Inc.]

CITIZENS BANK, N.A.
as a Lender

By:	/s/ Cameron Spence
Name: Christopher Baethge
Title: Vice President

CANADIAN IMPERIAL BANK OF COMMERCE, NEW YORK BRANCH
as a Lender

By:	/s/ Jacob W. Lewis
Name: Jacob W. Lewis
Title: Authorized Signatory

By:	/s/ Donovan C. Broussard
Name: Donovan C. Broussard
Title: Authorized Signatory

CITIBANK, N.A.
as a Lender

By:	/s/ Jeff Ard
Name: Jeff Ard
Title: Vice President

[Signature Page to Second Amended and Restated Credit Agreement – Comstock Resources, Inc.]

BARCLAYS BANK PLC
as a Lender

By:	/s/ Craig Malloy
Name: Craig Malloy
Title: Director

FIRST-CITIZENS BANK & TRUS COMPANY
as a Lender

By:	/s/ Sean M. Murphy
Name: Sean M. Murphy
Title: Managing Director

COMERICA BANK
as a Lender

By:	/s/ Cassandra Lucas
Name: Cassandra Lucas
Title: Assistant Vice President

GOLDMAN SACHS BANK USA
as a Lender

By:	/s/ Andrew B. Vernon
Name: Andrew B. Vernon
Title: Authorized Signatory

[Signature Page to Second Amended and Restated Credit Agreement – Comstock Resources, Inc.]

MORGAN STANLEY SENIOR FUNDING, INC.
as a Lender

By:	/s/ Michael King
Name: Michael King
Title: Vice President

BANK OF MONTREAL
as an Exiting Lender

By:	/s/ Patrick Johnston
Name: Patrick Johnston
Title: Managing Director

NATIXIS, NEW YOR BRANCH
as an Exiting Lender

By:	/s/ Peter Bayard
Name: Peter Bayard
Title: Managing Director

By:	/s/ Jovica Ivetic
Name: Jovica Ivetic
Title: Executive Director
[Signature Page to Second Amended and Restated Credit Agreement – Comstock Resources, Inc.]

SOCIETE GENERALE
as an Exiting Lender

By:	/s/ Eric Kim
Name: Eric Kim
Title: Director

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK
as an Exiting Lender

By:	/s/ Michael Willis
Name: Michael Willis
Title: Managing Director

By:	/s/ Nimisha Srivastav
Name: Nimisha Srivastav
Title: Director
[Signature Page to Second Amended and Restated Credit Agreement – Comstock Resources, Inc.]

Oaktree Opportunities Fund Xb Holdings (Delaware), L.P.

By:	Oaktree Fund GP, LLC
Its:	General Partner

By:	Oaktree Fund GP I, L.P.
Its:	Managing Member

By:	/s/ Robert LaRoche
Name: Robert LaRoche
Title: Senior Vice President

By:	/s/ Brooke Hinchman
Name: Brook Hinchman
Title: Managing Director

Oaktree Value Opportunities Fund Holdings, L.P.

By:	Oaktree Value Opportunities Fund GP, L.P.
Its:	General Partner

By:	Oaktree Value Opportunities Fund GP Ltd.
Its:	General Partner

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Paul Kaganas
Name: Paul Kaganas
Title: Senior Vice President

By:	/s/ Steve Tesoriere
Name: Steve Tesoriere
Title: Managing Director
[Signature Page to Second Amended and Restated Credit Agreement – Comstock Resources, Inc.]

BANK OF AMERICA CREDIT PRODUCTS
as an Exiting Lender

By:	/s/ Alex Watts
Name: Alex Watts
Title: AVP

[Signature Page to Second Amended and Restated Credit Agreement – Comstock Resources, Inc.]

ANNEX I
LIST OF MAXIMUM CREDIT AMOUNTS AND ELECTED COMMITMENTS

Name of Lender	Applicable Percentage	Maximum Credit Amount	Elected Commitment
Wells Fargo Bank, National Association	9.466666667%	$331,333,333.33	$142,000,000.00
Bank of America, N.A.	9.000000000%	$315,000,000.00	$135,000,000.00
Capital One, National Association	9.000000000%	$315,000,000.00	$135,000,000.00
Fifth Third Bank, National Association	9.000000000%	$315,000,000.00	$135,000,000.00
Mizuho Bank, Ltd.	9.000000000%	$315,000,000.00	$135,000,000.00
Regions Bank	9.000000000%	$315,000,000.00	$135,000,000.00
Truist Bank	9.000000000%	$315,000,000.00	$135,000,000.00
KeyBank National Association	6.666666667%	$233,333,333.33	$100,000,000.00
PNC Bank, National Association	6.666666667%	$233,333,333.33	$100,000,000.00
Citizens Bank, N.A.	5.000000000%	$175,000,000.00	$75,000,000.00
Canadian Imperial Bank of Commerce, New York Branch	5.000000000%	$175,000,000.00	$75,000,000.00
Citibank, N.A.	3.666666667%	$128,333,333.33	$55,000,000.00
Barclays Bank PLC	3.533333333%	$123,666,666.67	$53,000,000.00
First-Citizens Bank & Trust Company	2.333333333%	$81,666,666.67	$35,000,000.00
Comerica Bank	1.666666667%	$58,333,333.33	$25,000,000.00
Goldman Sachs Bank USA	1.666666667%	$58,333,333.33	$25,000,000.00
Morgan Stanley Senior Funding, Inc.	0.333333333%	$11,666,666.67	$5,000,000.00
TOTAL	100.000000000%	$3,500,000,000.00	$1,500,000,000.00

    Annex I-1

ANNEX II
LIST OF LC ISSUANCE LIMITS

Name of Issuing Bank	LC Issuance Limit
Wells Fargo Bank, National Association	$8,000,000.00
Bank of America, N.A.	$7,000,000.00
Capital One, National Association	$7,000,000.00
Fifth Third Bank, National Association	$7,000,000.00
Mizuho Bank, Ltd.	$7,000,000.00
Regions Bank	$7,000,000.00
Truist Bank	$7,000,000.00
TOTAL	$50,000,000.00

    Annex I-2